Filed pursuant to Rule 424(b)(3)
Registration No. 333-216328
Prospectus

26,849,394 Shares
Common Stock
_________________________________

This prospectus relates to the offer and resale of up to 26,849,394 shares of our common stock, par value $0.001 per share, by the selling stockholders identified on page 13.  Of such shares, 25,000,000 represent shares that L2 Capital, LLC (“L2 Capital”) has agreed to purchase from us pursuant to the terms and conditions of an Equity Purchase Agreement we entered into with them on February 21, 2017 (the “Equity Purchase Agreement”).   Subject to the terms and conditions of the Equity Purchase Agreement, we have the right to “put,” or sell, up to $5,000,000 worth of shares of our common stock to L2 Capital.  This arrangement is also sometimes referred to herein as the “Equity Line.”  The remaining 1,849,394 shares offered hereby are issuable upon the conversion or exercise of our outstanding convertible securities.

For more information about the selling stockholders, please see the section of this prospectus entitled “Selling Stockholders” beginning on page 13.

The selling stockholders may sell any shares offered under this prospectus at fixed prices, prevailing market prices at the time of sale, at varying prices or negotiated prices.

L2 Capital is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), in connection with the resale of our common stock under the Equity Line, and any broker-dealers or agents that are involved in such resales may be deemed to be “underwriters” within the meaning of the Securities Act in connection therewith. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  For more information, please see the section of this prospectus titled “Plan of Distribution” beginning on page14.

We will not receive any proceeds from the resale of shares of common stock by the selling stockholders.  We will, however, receive proceeds from the sale of shares directly to L2 Capital pursuant to the Equity Line.

Our common stock is quoted on the OTCQB Marketplace operated by the OTC Markets Group, Inc., or “OTCQB,” under the ticker symbol “ECPN.” On February 22, 2017, the average of the high and low sales prices of our common stock was $0.095 per share.

Investing in our common stock involves risk. See “Risk Factors” beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 10, 2017.

You should rely only on the information that we have provided in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus and any applicable prospectus supplement. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus and any applicable prospectus supplement is accurate only as of the date on the front of the document, regardless of the time of delivery of this prospectus, any applicable prospectus supplement, or any sale of a security.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus; it does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus before making an investment decision.

As used in this prospectus, the terms “we,” “us,” the “Company” and “El Capitan” mean El Capitan Precious Metals, Inc., and our consolidated subsidiaries. All dollar amounts refer to U.S. dollars unless otherwise indicated.

Our Business

El Capitan Precious Metals, Inc., a Nevada corporation, is based in Prescott, Arizona. Together with its consolidated subsidiaries (collectively referred to as the “Company,” “our” or “we”), the Company is an exploration stage company as defined by the Securities and Exchange Commission’s (“SEC”) Industry Guide 7, as the Company has no established reserves as required under Industry Guide 7. We are principally engaged in the exploration of precious metals and other minerals. We have owned interests in several properties located in the southwestern United States in the past. Currently, our primary asset is a 100% equity ownership interest in El Capitan, Ltd., an Arizona corporation (“ECL”), which holds an interest in the El Capitan property located near Capitan, New Mexico (the “El Capitan Property”). Our ultimate objective is to market and sell the El Capitan Property to a major mining company or enter into a joint venture arrangement with a major mining company to conduct mining operations.

Based on results from testing conducted on mineralized material at the El Capitan Property during fiscal years 2013 and 2014, we determined the existence and concentration of potentially commercially extractable precious metals or other minerals. We subsequently completed testing and enhancement of our recovery process for such mineralized material and our evaluation as to the economic and legal feasibility of the property. Employing our testing results, we determined to put the El Capitan Property into mineral exploration production to assist us in marketing it for potential sale to a major mining company and to create potential cash flow through the sale of mineralized material removed from the El Capitan Property and, separately, iron ore extracted from such mineralized material.

We commenced limited mineral exploration activity in the quarter ended December 2015 under our modified mining permit. However, we have not yet demonstrated the existence of proven or probable reserves at our El Capitan Property. To date, we have not had any material revenue producing operations. We have recorded nominal revenues during the fiscal year ended September 30, 2016 consisting of revenue for test loads of iron ore to a construction contractor. There is no assurance that a commercially viable mineral deposit exists on our property.

On February 21, 2017, the Company announced the arrival of equipment to process concentrates from the Company’s mineralized material for sale to refiners.  Imported from China, the equipment’s proprietary technology was specifically designed and calibrated for the final processing of Company concentrates for recovery of precious metals.  Installation of the equipment is in progress.  The Company does not own the equipment.  On February 27, 2017, the Company announced that it had come to agreement with the United States Forest Service on the Company’s use of a right of way for road access required to support full commercial mineral exploration activities at the El Capitan Property.  As a result of these events, the Company expects such full commercial activities to commence during the quarter ending March 31, 2017.

“Mineralized material” as used in this prospectus, although permissible under SEC Industry Guide 7, does not indicate “reserves” by SEC standards. We cannot be certain that any part of the El Capitan Property will ever be confirmed or converted into SEC Industry Guide 7 compliant “reserves.” Investors are cautioned not to assume that all or any part of the mineralized material will ever be confirmed or converted into reserves or that mineralized material can be economically or legally extracted. See “Cautionary Note Regarding Exploration Stage Status”on page 19 and “SEC Industry Guide 7 Definitions” on page 20.

Our principal executive office is located at 5871 Honeysuckle Road, Prescott, Arizona 86305. Our telephone number is (928) 515-1942 and our internet address is www.elcapitanpmi.com. Unless expressly noted, none of the information on our website is part of this prospectus or any prospectus supplement. Our common stock is quoted on the OTCQB Marketplace operated by the OTC Markets Group, Inc., or “OTCQB,” under the ticker symbol “ECPN.”

The Offering

Common stock that may be offered by selling stockholders	26,849,394 shares

Common stock outstanding before the offering	387,276,034 shares as of February 22, 2017

Common stock outstanding after the offering	414,125,428 shares (1)

Total proceeds raised by offering
We will not receive any proceeds from the resale or other disposition of the shares covered by this prospectus by the selling stockholders. We will receive proceeds from the sale of shares to L2 Capital.  L2 Capital has committed to purchase up to $5,000,000 worth of shares of our common stock over a period of time terminating on the earlier of the date on which L2 Capital shall have purchased shares under the Equity Purchase Agreement for an aggregate purchase price of $5,000,000 or February 21, 2020.

L2 Capital will pay a purchase price equal to 85% of the “Market Price,” which is defined as the average of the two lowest closing bid prices on the OTCQB Marketplace, as reported by Bloomberg Finance L.P., during the five consecutive trading days including and immediately prior to the “Put Date,” or the date on which the applicable put notice is delivered to L2 Capital (the “Pricing Period”). The purchase price will be adjusted as follows: (i) an additional 10% discount to the Market Price will be applied if either (A) the closing price of our common stock on the Put Date is less than $0.10 per share, or (B) the average daily trading volume in dollar amount for our common stock during the ten trading days including and immediately preceding the Put Date is less than $50,000; (ii) an additional 5% discount to the Market Price will be applied if we are not deposit/withdrawal at custodian (“DWAC”) eligible; and (iii) an additional 10% discount to the Market Price will be applied if we are under DTC “chill” status.  The number of shares to be purchased by L2 Capital may not exceed the number of shares that, when added to the number of shares of our common stock then beneficially owned by L2 Capital, would exceed 9.99% of our shares of common stock outstanding.

For further information, see “The Offering” beginning on page 11.

Plan of Distribution
The selling stockholders may, from time to time, sell any or all of their shares of common stock on the stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices.

For further information, see “Plan of Distribution” beginning on page 14.

Risk Factors	There are significant risks involved in investing in our company. For a discussion of risk factors you should consider before buying our common stock, see “Risk Factors” beginning on page 3.
 _____________
(1)
Assumes the issuance of 25,000,000 shares offered hereby that are issuable under our Equity Purchase Agreement with L2 Capital and 1,849,394 shares offered hereby that are issuable upon conversion or exercise of outstanding convertible securities.

RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and our business before purchasing our securities. Our business, operating results and financial condition could be seriously harmed as a result of the occurrence of any of the following risks. You could lose all or part of your investment due to any of these risks. You should invest in our common stock only if you can afford to lose your entire investment.

Risks Relating to Our Business

The volatility of precious metal prices may negatively affect our potential earnings.

We anticipate that a significant portion of our future revenues will come from the sale of our El Capitan Property. Our earnings will be directly affected by the prices of precious metals believed to be located on such property. Demand for precious metals can be influenced by economic conditions, including worldwide production, attractiveness as an investment vehicle, the relative strength of the U.S. dollar and local investment currencies, interest rates, exchange rates, inflation and political stability. The aggregate effect of these factors is not within our control and is impossible to predict with accuracy. The price of precious metals has on occasion been subject to very rapid short-term changes due to speculative activities. Downward fluctuations in precious metal prices may adversely affect the value of any discoveries made at the site with which our Company is involved. If the market prices for these precious metals falls below the mining and development costs we incur to produce such precious metals, we will experience the inability to sell our El Capitan Property.

We have not had revenue-generating operations and may never generate revenues.

With the exception of immaterial revenue from the sale of two dore’ bars and the sale of test loads of iron ore to a construction contractor, we have not yet had revenue-generating operations, and it is possible that we will not find marketable amounts of minerals on our El Capitan Property or that the property will ever be sold. Should we fail to obtain working capital through other avenues, our ability to continue to market our El Capitan Property could be curtailed.

Until we confirm recoverable precious metals on our El Capitan Property, we may not have any potential of generating any revenue.

Our ability to sell the El Capitan Property depends on the success of our exploration programs and the development of a cost-effective process for recovering precious metals and iron extracted from the mineralized materials at the El Capitan Property. We have not established proven or probable mineral deposits at our El Capitan Property. Even if exploration leads to a valuable deposit, it might take several years for us to enter into an agreement for sale or joint venture development of the property. During that time, depending on economic conditions and the underlying market values of the precious metals that may be recovered, it might become financially or economically unfeasible to extract the minerals at the property.

We may not be able to sell the El Capitan Property or on terms acceptable to us.

We are concentrating our efforts on developing a strategic plan to sell the El Capitan Property or potentially enter into a joint venture with a major mining company to operate the mining operation. There is no guarantee that we will be able to find a potential acquirer or joint venture partner on terms that are acceptable to us or at all.

Our inability to establish the existence of mineral resources in commercially exploitable quantities on our El Capitan Property may cause our business to fail.

The El Capitan Property has transitioned from an exploration stage to operations stage during the latter part of our current fiscal year. To date, we have not established a mineral reserve on the El Capitan Property. A “reserve,” as defined by SEC Industry Guide 7, is that part of a mineral deposit that can be economically and legally extracted or produced at the time of the reserve determination. A reserve requires a feasibility study demonstrating with reasonable certainty that the deposit can be economically and legally extracted and produced. At this time it is not ascertainable or it is possible that the El Capitan Property does not contain a reserve and all resources we spend on exploration of this property may be lost. We have not received feasibility studies. As a result, we have no reserves at the El Capitan Property. In the event we are unable to establish reserves or measured resources acceptable under industry standards, we may be unable to sell or enter into a joint venture with respect to the development of the El Capitan Property, and the business of the Company may fail as a result.

Uncertainty of mineralization estimates may diminish our ability to properly value our property.

We rely on estimates of the content of mineral deposits on our properties, which estimates are inherently imprecise and depend to some extent on statistical inferences drawn from both limited drilling on our properties and the placement of drill holes that may not be spaced close enough to one another to enable us to establish probable or proven results. These estimates may prove unreliable. Additionally, we have previously relied upon various certified independent laboratories to assay our samples, which may produce results that are not as consistent as a larger commercial laboratory might produce. Reliance upon erroneous estimates may have an adverse effect upon the financial success of the Company.

Any loss of the industry experience of members of our Board and/or our officers may affect our ability to achieve our business objectives.

The skills of the Company’s directors span mining, business and legal expertise. The Company relies on contractors and consultants for certain industry matters. All of these relationships and the background of the directors would be difficult to replace. Fulfilling the Company’s objectives might be negatively impacted or prove more costly to obtain if we were to lose the services of these directors, contractors or consultants. The Company does not own life insurance on any of our officers, directors, contractors or consultants.

The nature of mineral exploration is inherently risky, and we may not ever discover marketable amounts of precious minerals.

Exploration for minerals is highly speculative and involves greater risk than many other businesses. Most exploration programs fail to result in the discovery of economically feasible mineralization. Our exploration and mining efforts are subject to the operating hazards and risks common to the industry, such as:

•	economically insufficient mineralized materials;
•	decrease in values due to lower metal prices;
•	fluctuations in production cost that may make mining uneconomical;
•	unanticipated variations in grade and other geologic problems;
•	unusual or unexpected formations;
•	difficult surface conditions;
•	metallurgical and other processing problems;
•	environmental hazards;
•	water conditions; and
•	government regulations.

Any of these risks can adversely affect the feasibility of development of our El Capitan Property, production quantities and rates, and costs and expenditures. We currently have no insurance to guard against any of these risks. If we determine that capitalized costs associated with our El Capitan Property are likely not to be recovered, a write-down of our investment would be necessary. All of these factors may result in unrecoverable losses or cause us to incur potential liabilities, which could have a material adverse effect on our financial position.

The effect of these factors cannot be accurately predicted, and the combination of any of these factors may prevent us from selling or otherwise developing the El Capitan Property and receiving an adequate return on our invested capital.

Extensive government regulation and environmental risks may require us to discontinue or delay our marketing activities for the sale of El Capitan Property.

Our business is subject to extensive federal, state and local laws and regulations governing exploration, development, production, labor standards, occupational health, waste disposal, use of toxic substances, environmental regulations, mine safety and other matters. Additionally, new legislation and regulations may be adopted at any time that may affect our business. Compliance with these changing laws and regulations could require increased capital and operating expenditures and could prevent or delay the sale of the El Capitan Property.

Any failure to obtain government approvals and permits may require us to discontinue future exploration on our El Capitan Property.

We are required to seek and maintain federal and state government approvals and permits in order to conduct exploration and other activities on our El Capitan Property. The permitting requirements for our respective claims and any future properties we may acquire will be somewhat dependent upon the state in which the property is located, but generally will require an initial filing and fee (of approximately $20) relating to giving notice of an intent to make a claim on such property, followed by a one-time initial filing of a location notice with respect to such claim (approximately $192), an annual maintenance filing for each claim (generally $155 per claim per year), annual filings for bulk fuel and water well permits (typically $5 per year each) and, to the extent we intend to take any significant action on a property (other than casual, surface-level activity), a one-time payment of a reclamation bond to the BLM, which is to be used for the reclamation of the property upon completion of exploration or other significant activity. In order to take any such significant action on a property, we are required to provide the BLM with either a notice of operation or a plan of operation setting forth our intentions. The amount of the reclamation bond is determined by the BLM based upon the scope of the activity described in the notice or plan of operation. With respect to the current plan of operations on the El Capitan Property, the reclamation bond was $15,000, but this amount has been increased to $74,499 with the approval of our modified mining permit in December 2014 and subsequently issued on March 25, 2015.

Obtaining the necessary permits can be a complex and time-consuming process involving multiple jurisdictions, and requiring annual filings and the payment of annual fees. Additionally, the duration and success of our efforts to obtain permits are contingent upon many variables outside of our control and may increase costs of or cause delay to our mining endeavors. There can be no assurance that all necessary approvals and permits will be obtained, and if they are obtained, that the costs involved will make it economically unfeasible to continue our exploration of the El Capitan Property.

As of the filing this prospectus, we were issued all our required permits.

Mineral exploration is extremely competitive, and we may not have adequate resources to successfully compete.

There is a limited supply of desirable mineral properties available for claim staking, lease or other acquisition in the areas where we contemplate participating in exploration activities. We compete with numerous other companies and individuals, including competitors with greater financial, technical and other resources than we possess, and that are in a better position than us to search for and acquire attractive mineral properties. We have no intention to expand our mineral properties interest outside of the El Capitan Property.

Title to any of our properties may prove defective, possibly resulting in a complete loss of our rights to such properties.

The primary portion of our holdings includes unpatented mining claims. The validity of unpatented claims is often uncertain and may be contested. These claims are located on federal land or involve mineral rights that are subject to the claims procedures established by the General Mining Law of 1872, as amended. We are required to make certain filings with the county in which the land or mineral is situated and annually with the BLM and pay an annual holding fee of $155 per claim. If we fail to make the annual holding payment or make the required filings, our mining claims would become invalid. In accordance with the mining industry practice, generally a company will not obtain title opinions until it is determined to sell a property. Also no title insurance is available for mining. Accordingly, it is possible that title to some of our claims may be defective and in that event we would not have good and valid title to the El Capitan Property, and we would be forced to curtail or cease our exploratory programs on the property site.

Risks Related to Our Common Stock

Our common stock is thinly traded, and there is no guarantee of the prices at which the shares will trade.

Trading of our common stock is conducted on the OTCQB Marketplace operated by the OTC Markets Group, Inc., or “OTCQB,” under the ticker symbol “ECPN.” Not being listed for trading on an established securities exchange has an adverse effect on the liquidity of our common stock, not only in terms of the number of shares that can be bought and sold at a given price, but also through delays in the timing of transactions and reduction in security analysts’ and the media’s coverage of the Company. This may result in lower prices for your common stock than might otherwise be obtained and could also result in a larger spread between the bid and asked prices for our common stock. Historically, our common stock has been thinly traded, and there is no guarantee of the prices at which the shares will trade, or of the ability of stockholders to sell their shares without having an adverse effect on market prices.

Our stock price may be volatile and as a result you could lose all or part of your investment.

In addition to volatility associated with securities traded on the OTCQB in general, the value of your investment could decline due to the impact of any of the following factors upon the market price of our common stock:

•	adverse changes in the worldwide prices for gold, silver or iron ore;
•	disappointing results from our exploration or development efforts;
•	failure to meet operating budget;
•	decline in demand for our common stock;
•	downward revisions in securities analysts’ estimates or changes in general market conditions;
•	technological innovations by competitors or in competing technologies;
•	investor perception of our industry or our prospects; and
•	general economic trends.

In addition, stock markets have experienced extreme price and volume fluctuations and the market prices of securities generally have been highly volatile. These fluctuations commonly are unrelated to operating performance of a company and may adversely affect the market price of our common stock. As a result, investors may be unable to resell their shares at a fair price.

We have never paid dividends on our common stock and we do not anticipate paying any dividends in the foreseeable future.

We have not paid dividends on our common stock to date, and we may not be in a position to pay dividends in the foreseeable future. Our ability to pay dividends depends on our ability to successfully develop the El Capitan Property and generate revenue from future operations. Further, our initial earnings, if any, will likely be retained to finance our growth. Any future dividends will depend upon our earnings, our then-existing financial requirements and other factors and will be at the discretion of our Board of Directors.

Because our common stock is a “penny stock,” it may be difficult to sell shares of our common stock at times and prices that are acceptable.

Our common stock is a “penny stock.” Broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk disclosure document prepared by the SEC. This document provides information about penny stocks and the nature and level of risks involved in investing in the penny stock market. A broker must also give a purchaser, orally or in writing, bid and offer quotations and information regarding broker and salesperson compensation, make a written determination that the penny stock is a suitable investment for the purchaser, and obtain the purchaser’s written agreement to the purchase. The penny stock rules may make it difficult for you to sell your shares of our common stock. Because of these rules, many brokers choose not to participate in penny stock transactions and there is less trading in penny stocks. Accordingly, you may not always be able to resell shares of our common stock publicly at times and prices that you feel are appropriate.

In addition to the “penny stock” rules described above, the Financial Industry Regulatory Authority (known as “FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common shares, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

We may raise additional capital to fund our operations. The manner in which we raise any additional funds may affect the value of your investment in our common stock.

Although we have no current expectation to pursue financings beyond those contemplated by our Equity Purchase Agreement with L2 Capital and the convertible note financing arrangement that we put in place on February 21, 2017, we may be required to do so if our circumstances change or opportunities requiring expenditures in excess of the proceeds available under these arrangements present themselves. Other than the Equity Purchase Agreement with L2 Capital, we have no current committed sources of capital. Although we have availability under the convertible note financing arrangement that we put in place on February 21, 2017, the Company and the investor must mutually agree upon any future advances under the arrangement.  As result, the Company does not consider this arrangement to be a committed source of capital.  We do not know whether additional financing will be available on terms favorable or acceptable to us when needed, if at all. To the extent that we raise additional capital by issuing equity securities, our stockholders may experience dilution. In addition, we may grant future investors rights superior to those of our existing stockholders. If we raise additional funds by incurring debt, we could incur significant interest expense and become subject to covenants in the related transaction documentation that could affect the manner in which we conduct our business. If adequate additional capital is not available when required, we may be forced to reduce or eliminate our exploration activities and our marketing efforts for the sale of the El Capitan Property, or suspend our operations entirely.

Our management concluded that our internal control over financial reporting was not effective as of September 30, 2016. Compliance with public company regulatory requirements, including those relating to our internal control over financial reporting, have and will likely continue to result in significant expenses and, if we are unable to maintain effective internal control over financial reporting in the future, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock may be negatively affected.

As a public reporting company, we are subject to the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley, as well as to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and other federal securities laws. As a result, we incur significant legal, accounting, and other expenses, including costs associated with our public company reporting requirements and corporate governance requirements. As an example of public reporting company requirements, we evaluate the effectiveness of disclosure controls and procedures and of our internal control over financing reporting in order to allow management to report on such controls.

Our management concluded that our internal control over financial reporting was not effective as of September 30, 2016 due to a failure to maintain sufficient personnel with an appropriate level of technical accounting knowledge, experience, and training in the application of generally accepted accounting principles commensurate with the complexity of our equity derivative financial instruments issued with certain debt transactions. As a result, there is a lack of monitoring of the accounting and reporting process for these types of transactions. To address these types of transactions and concur on their treatment, we will have qualified professional review the transaction treatment prior to recording on the books of the Company.

If significant deficiencies or other material weaknesses are identified in our internal control over financial reporting that we cannot remediate in a timely manner, investors and others may lose confidence in the reliability of our financial statements and the trading price of our common stock and ability to obtain any necessary equity or debt financing could suffer. This would likely have an adverse effect on the trading price of our common stock and our ability to secure any necessary additional equity or debt financing.

Risks Relating to our Equity Line with L2 Capital

Resales of shares purchased by L2 Capital under the Equity Purchase Agreement may cause the market price of our common stock to decline.

Subject to the terms and conditions of the Equity Purchase Agreement, we have the right to “put,” or sell, up to $5,000,000 worth of shares of our common stock to L2 Capital. Unless terminated earlier, L2 Capital’s purchase commitment will automatically terminate on the earlier of the date on which L2 Capital shall have purchased shares pursuant to the Equity Purchase Agreement for an aggregate purchase price of $5,000,000 or February 21, 2020. This arrangement is also sometimes referred to herein as the “Equity Line.” The common stock to be issued to L2 Capital pursuant to the Equity Purchase Agreement will be purchased at a price equal to 85% of the “Market Price,” which is defined as the average of the two lowest closing bid prices on the OTCQB, as reported by Bloomberg Finance L.P., during the five consecutive trading days including and immediately prior to the settlement date of the sale, which in most circumstances will be the trading day immediately following the date that a put notice is delivered to L2 Capital (a “Put Date”); provided, however, that an additional (i) 5% will be added to the discount if we are not DWAC eligible; (ii) 10% will be added to the discount if we are under DTC chill status on date of the applicable put notice; and (iii) 10% will be added to the discount if either (A) the closing bid price the common stock is less than $0.10 per share on the Put Date, or (B) the average daily trading volume in dollar amount for the common stock during the ten trading days including and immediately preceding a Put Date is less than $50,000. L2 Capital will have the financial incentive to sell the shares of our common stock issuable under the Equity Purchase Agreement in advance of or upon receiving such shares and to realize the profit equal to the difference between the discounted price and the current market price of the shares. This may cause the market price of our common stock to decline.

The foregoing description of the terms of the Equity Purchase Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the Equity Purchase Agreement itself.

Puts under Equity Purchase Agreement may cause dilution to existing stockholders.

From time to time during the term of the Equity Purchase Agreement, and at our sole discretion, we may present L2 Capital with a put notice requiring L2 Capital to purchase shares of our common stock. As a result, our existing stockholders will experience immediate dilution upon the purchase of any of the shares by L2 Capital. L2 Capital may resell some, if not all, of the shares that we issue to it under the Equity Purchase Agreement and such sales could cause the market price of our common stock to decline significantly. To the extent of any such decline, any subsequent puts would require us to issue and sell a greater number of shares to L2 Capital in exchange for each dollar of the put amount. Under these circumstances, the existing stockholders of our company will experience greater dilution. The effect of this dilution may, in turn, cause the price of our common stock to decrease further, both because of the downward pressure on the stock price that would be caused by a large number of sales of our shares into the public market by L2 Capital, and because our existing stockholders may disagree with a decision to sell shares to L2 Capital at a time when our stock price is low, and may in response decide to sell additional shares, further decreasing our stock price. If we draw down amounts under the Equity Line when our share price is decreasing, we will need to issue more shares to raise the same amount of funding.

There is no guarantee that we will satisfy the conditions to the Equity Purchase Agreement.

Although the Equity Purchase Agreement provides that we can require L2 Capital to purchase, at our discretion, up to $5,000,000 worth of shares of our common stock in the aggregate, our ability to put shares to L2 Capital and obtain funds when requested is limited by the terms and conditions of the Equity Purchase Agreement, including restrictions on when we may exercise our put rights, restrictions on the amount we may put to L2 Capital at any one time, which is determined in part by the trading volume of our common stock, and a limitation on our ability to put shares to L2 Capital to the extent that it would cause L2 Capital to beneficially own more than 9.99% of the outstanding shares of our common stock.

We may not have access to the full amount available under the Equity Purchase Agreement with L2 Capital.

Our ability to draw down funds and sell shares under the Equity Purchase Agreement requires that a registration statement be declared effective and continue to be effective registering the resale of shares issuable under the Equity Purchase Agreement. The registration statement of which this prospectus is a part registers the resale of 25,000,000 shares of our common stock issuable under the Equity Line. Our ability to sell any additional shares under the Equity Purchase Agreement will be contingent on our ability to prepare and file one or more additional registration statements registering the resale of such additional shares. These registration statements (and any post-effective amendments thereto) may be subject to review and comment by the staff of the Securities and Exchange Commission, and will require the consent of our independent registered public accounting firm. Therefore, the timing of effectiveness of these registration statements (and any post-effective amendments thereto) cannot be assured. Even if we are successful in causing one or more registration statements registering the resale of some or all of the shares issuable under the Equity Purchase Agreement to be declared effective by the Securities and Exchange Commission in a timely manner, we may not be able to sell the shares unless certain other conditions are met. For example, we might have to increase the number of our authorized shares in order to issue the shares to L2 Capital. Increasing the number of our authorized shares will require board and stockholder approval. Accordingly, because our ability to draw down any amounts under the Equity Purchase Agreement with L2 Capital is subject to a number of conditions, there is no guarantee that we will be able to draw down all of the proceeds of $5,000,000 under the Equity Purchase Agreement.

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

This prospectus may contain certain “forward-looking” statements as such term is defined by the Securities and Exchange Commission in its rules, regulations and releases, which represent the registrant’s expectations or beliefs, including but not limited to, statements concerning the registrant’s operations, economic performance, financial condition, growth and acquisition strategies, investments, and future operational plans. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,”  “believe,” “anticipate,” “intent,” “could,” “estimate,” “might,” “plan,” “predict” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements by their nature involve substantial risks and uncertainties, certain of which are beyond the registrant’s control, and actual results may differ materially depending on a variety of important factors, including uncertainty related to acquisitions, governmental regulation, managing and maintaining growth, the operations of the company and its subsidiaries, volatility of stock price, commercial viability of any mineral deposits and any other factors discussed in this and other registrant filings with the Securities and Exchange Commission.

These risks and uncertainties and other factors include, but are not limited to those set forth under “Risk Factors” of this prospectus. Given these risks and uncertainties, readers are cautioned not to place undue reliance on our forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Except as otherwise required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements or the risk factors described in this prospectus or in the documents we incorporate by reference, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

This prospectus contains forward-looking statements, including statements regarding, among other things:

•	our ability to continue as a going concern;

•	we will require additional financing in the future to start production at the El Capitan Property and to bring it into sustained commercial production;

•	our anticipated needs for working capital;

•	our ability to secure financing;

•	our dependence on our El Capitan Property for our future operating revenue, which property currently has no proven or probable reserves;

•	our mineralized material calculations at the El Capitan Property are only estimates and are based principally on historic data;

•	actual capital costs, operating costs, production and economic returns may differ significantly from those that we have anticipated;

•	exposure to all of the risks associated with starting and establishing new mining operations, if the development of our mineral project is found to be economically feasible;

•	title to some of our mineral properties may be uncertain or defective;

•	land reclamation and mine closure may be burdensome and costly;

•	significant risk and hazards associated with mining operations;

•	the requirements that we obtain, maintain and renew environmental, construction and mining permits, which is often a costly and time-consuming process and may be opposed by local environmental group;

•	our exposure to material costs, liabilities and obligations as a result of environmental laws and regulations (including changes thereto) and permits;

•	changes in the price of silver, gold and iron ore;

•	extensive regulation by the U.S. government as well as state and local governments;

•	our projected sales and profitability;

•	anticipated trends in our industry;

•	unfavorable weather conditions;

•	the lack of commercial acceptance of our product or by-products;

•	problems regarding availability of materials and equipment; and

•	failure of equipment to process or operate in accordance with specifications, including expected throughput, which could prevent the production of commercially viable output.

Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur. We caution you not to place undue reliance on these forward-looking statements. In addition to the information expressly required to be included in this prospectus, we will provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.

These risks and uncertainties and other factors include, but are not limited to, those set forth under “Risk Factors.” All subsequent written and oral forward-looking statements attributable to the company or to persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Except as required by federal securities laws, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the selling stockholders. However, we will receive proceeds from the sale of shares of our common stock pursuant to L2 Capital under the Equity Purchase Agreement. We will use these proceeds for general corporate and working capital purposes, or for other purposes that our Board of Directors, in its good faith, deems to be in the best interest of our Company. We have agreed to bear the expenses relating to the registration of the offer and resale by the selling stockholders of the shares being offered hereby.

THE OFFERING

The selling stockholders may offer and resale of up to 26,849,394 shares of our common stock, par value $0.001 per share, pursuant to this prospectus.  Of such shares, 25,000,000 represent shares that L2 Capital has agreed to purchase from us pursuant to the terms and conditions of an Equity Purchase Agreement we entered into with them on February 21, 2017 (the “Equity Purchase Agreement”), which are described below.  This offering also includes up to 1,246,988 shares that may be issued upon conversion of amounts advanced under a convertible promissory note that we issued to Lucas Hoppel on February 21, 2017, and 602,406  shares upon the exercise of outstanding warrants issued to Mr. Hoppel.

Equity Purchase Agreement and Registration Rights Agreement with L2 Capital, LLC

Subject to the terms and conditions of the Equity Purchase Agreement, we have the right to “put,” or sell, up to $5,000,000 worth of shares of our common stock to L2 Capital.   Unless terminated earlier, L2 Capital’s purchase commitment will automatically terminate on the earlier of the date on which L2 Capital shall have purchased shares pursuant to the Equity Purchase Agreement for an aggregate purchase price of $5,000,000 or February 21, 2020. We have no obligation to sell any shares under the Equity Purchase Agreement. This arrangement is also sometimes referred to herein as the “Equity Line.”

As provided in the Equity Purchase Agreement, we may require L2 Capital to purchase shares of common stock from time to time by delivering a put notice to L2 Capital specifying the total number of shares to be purchased (such number of shares multiplied by the purchase price described below, the “Investment Amount”); provided there must be a minimum of ten trading days between delivery of each put notice. We may determine the Investment Amount, provided that such amount may not be more than the average daily trading volume in dollar amount for the our common stock during the 10 trading days preceding the date on which we deliver the applicable put notice. Additionally, such amount may not be lower than $5,000 or higher than $150,000. L2 Capital will have no obligation to purchase shares under the Equity Line to the extent that such purchase would cause L2 Capital to own more than 9.99% of the our common stock.

 For each share of the our common stock purchased under the Equity Line, L2 Capital will pay a purchase price equal to 85% of the “Market Price,” which is defined as the average of the two lowest closing bid prices on the OTCQB Marketplace, as reported by Bloomberg Finance L.P., during the five consecutive trading days including and immediately prior to the settlement date of the sale, which in most circumstances will be the trading day immediately following the “Put Date,” or the date that a put notice is delivered to L2 Capital (the “Pricing Period”). The purchase price will be adjusted as follows: (i) an additional 10% discount to the Market Price will be applied if either (A) the closing price of our common stock on the Put Date is less than $0.10 per share, or (B) the average daily trading volume in dollar amount for our common stock during the ten trading days including and immediately preceding the Put Date is less than $50,000; (ii) an additional 5% discount to the Market Price will be applied if we are not deposit/withdrawal at custodian (“DWAC”) eligible; and (iii) an additional 10% discount to the Market Price will be applied if we are under DTC “chill” status.  On the settlement date, L2 Capital will purchase the applicable number of shares subject to customary closing conditions, including without limitation a requirement that a registration statement remain effective registering the resale by L2 Capital of the shares to be issued under the Equity Line as contemplated by the Registration Rights Agreement described below.  The Equity Purchase Agreement is not transferable and any benefits attached thereto may not be assigned.

 The Equity Purchase Agreement contains covenants, representations and warranties of us and L2 Capital that are typical for transactions of this type. In addition, we and L2 Capital have granted each other customary indemnification rights in connection with the Equity Purchase Agreement. The Equity Purchase Agreement may be terminated by us at any time.

In connection with the Equity Purchase Agreement, we also entered into Registration Rights Agreement with L2 Capital requiring us to prepare and file, within 45 days, a registration statement registering the resale by L2 Capital of shares to be issued under the Equity Line, to use commercially reasonable efforts to cause such registration statement to become effective, and to keep such registration statement effective until (i) three months after the last closing of a sale of shares under the Equity Line, (ii) the date when L2 Capital may sell all the shares under Rule 144 without volume limitations, or (iii) the date L2 Capital no longer owns any of the shares. In accordance with the Registration Rights Agreement, on February 28, 2017, we filed the registration statement of which this prospectus is a part registering the resale by L2 Capital of up to 25,000,000 shares that may be issued and sold to L2 Capital under the Equity Line. This registration statement was declared effective by the SEC on March 10, 2017.

The 25,000,000 shares being offered pursuant to this prospectus by L2 Capital represent approximately 6.5% of our shares of common stock issued and outstanding held by non-affiliates of our Company as of the date of this prospectus.

The foregoing description of the terms of the Equity Purchase Agreement and Registration Rights Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the agreements and instruments themselves, copies of which are filed as Exhibits 10.5 and 10.6 to our Current Report on Form 8-K dated February 23, 2017, and incorporated into this prospectus by reference. The benefits and representations and warranties set forth in such agreements and instruments are not intended to and do not constitute continuing representations and warranties of the Company or any other party to persons not a party thereto.

We intend to sell L2 Capital periodically our common stock under the Equity Purchase Agreement and L2 Capital may, in turn, sell such shares to investors in the market at the market price or at negotiated prices. This may cause our stock price to decline, which will require us to issue increasing numbers of common shares to L2 Capital to raise the intended amount of funds, as our stock price declines.

Likelihood of Accessing the Full Amount of the Equity Line

Notwithstanding that the Equity Line is in an amount of $5,000,000, we anticipate that the actual likelihood that we will be able access the full amount of the Equity Line is low due to several factors, including that our ability to access the Equity Line is impacted by our average daily trading volume, which may limit the maximum dollar amount of each put we deliver to L2 Capital, and our stock price. Our use of the Equity Line will continue to be limited and restricted if our share trading volume or and market price of our stock continue at their current levels or decrease further in the future from the volume and stock prices reported over the past year. Further, if the price of our stock remains at $0.095 per share (which represents the average of the high and low reported sales prices of our common stock on February 22, 2017), the sale by L2 Capital of all 25,000,000 of the shares registered in this prospectus would mean we would receive only $1,781,250 from our sale of shares under the Equity Line. Our ability to issue shares in excess of the 25,000,000 shares covered by the registration statement of which this prospectus is a part will be subject to our filing a subsequent registration statement with the SEC and the SEC declaring it effective.

In addition, we may have to increase the number of our authorized shares in order to issue shares to L2 Capital in the future. Increasing the number of our authorized shares will require further board and stockholder approval. Accordingly, because our ability to deliver puts to L2 Capital under the Equity Purchase Agreement is subject to a number of conditions, there is no guarantee that we will receive all or any portion of the $5,000,000 that is available to us under the Equity Line.

February 21, 2017 Convertible Note and Warrant Financing Transaction

On February 21, 2017, we entered into a Securities Purchase Agreement pursuant to which we issued a convertible note (the “Note”) to an accredited investor, Lucas Hoppel, in the aggregate principal amount of $550,000, or such lesser amounts based on actual advances thereunder. In order to reflect an agreed upon original issue discount, the outstanding principal amount of the Note attributable to each advance is 110% of the amount of the corresponding advance (i.e., a $100,000 advance results in outstanding principal attributable to the advance of $110,000). Upon issuance of the Note, the investor made a $100,000 initial advance. The Company and the investor must mutually agree upon any future advances under the Note.  Amounts advanced under the Note will accrue interest at seven percent per annum.  Except to the extent converted into common stock of the Company, as discussed below, outstanding principal and interest will become due and payable on August 21, 2017.  Amounts outstanding under the Note are convertible at the election of the investor into common stock of the Company at a conversion price equal to $0.0913.  The Note provides for various events of default upon which amounts outstanding under the Note will immediately increase by 140% and the conversion price will be permanently redefined to equal 60% of the average of the three lowest traded prices during the 14 consecutive trading days preceding the applicable conversion date. As additional consideration for the initial advance, the Company issued the investor a three year warrant to purchase up to 602,406 shares of the Company’s common stock at an exercise price equal to $0.3652 per share (which price is subject to anti-dilution adjustment in the event the Company issues additional convertible securities with lower conversion prices).  In conjunction with any future advances under the Note, the Company will issue additional three year warrants to purchase a number of shares equal to 50% of the conversion shares issuable upon conversion of the amount advanced.  The Securities Purchase Agreement contains covenants, representations and warranties of the Company and the investor that are typical for transactions of this type.

SELLING STOCKHOLDERS

This prospectus covers the resale by the selling stockholders or their respective permitted transferees of 26,849,394 shares of our common stock.  Of such shares, 25,000,000 may be issued by us to L2 Capital under the Equity Purchase Agreement. L2 Capital is an “underwriter” within the meaning of the Securities Act in connection with its resale of our common stock pursuant to this prospectus. This offering also includes up to 1,246,988 shares that may be issued upon conversion of amounts advanced under a convertible promissory note that we issued to Lucas Hoppel on February 21, 2017 and 602,406 shares upon exercise of outstanding warrants issued to Mr. Hoppel.  Neither selling stockholder has had any position or office, or other material relationship with us or any of our affiliates over the past three years. The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholders as of February 22, 2017 and the number of shares of our common stock being offered pursuant to this prospectus.

Name of selling stockholder	Shares beneficially owned as of the date of this prospectus (1)	Number of shares being offered	Number of shares to be beneficially owned and percentage of beneficial ownership after the offering (1)(4)
			Number of shares	Percentage of class (5)
L2 Capital LLC (6)	0	25,000,000	0	0%
Lucas Hoppel	1,849,394 (2)(3)	1,849,394 (2)	0	0%
_______________
*	Less than 1%.

(1)
Beneficial ownership is determined in accordance with Securities and Exchange Commission rules and generally includes voting or investment power with respect to shares of common stock. Shares of common stock subject to options and warrants currently exercisable, or exercisable within 60 days, are counted as outstanding for computing the percentage of the person holding such options or warrants but are not counted as outstanding for computing the percentage of any other person.

(2)	Includes 1,246,988 shares issuable upon conversion of amounts advanced under a convertible note and 602,406 shares issuable upon exercise of warrants.

(3)
The convertible note and warrant held by Mr. Hoppel contain “blocker” provisions that limits his ability convert the note and exercise the warrants to the extent that such conversion or exercise would cause his beneficial ownership in the Company to exceed 9.99% of the Company’s then outstanding shares. The calculation of beneficial ownership in this table does not take into account the effect of such “blocker” provisions.

(4)
The amount and percentage of shares of our common stock that will be beneficially owned by the selling stockholders after completion of the offering assume that they will sell all shares of our common stock being offered pursuant to this prospectus.

(5)
Based on 387,276,034 shares of our common stock issued and outstanding as of February 22, 2017. All shares of our common stock being offered pursuant to this prospectus by each selling stockholder are counted as outstanding for computing the percentage beneficial ownership of such selling stockholder (but not for computing the percentage beneficial ownership of the other selling stockholder).

(6)	Edward M. Liceaga possesses voting and investment power over shares owned by L2 Capital.

PLAN OF DISTRIBUTION

The selling stockholders or their respective permitted transferees may, from time to time, sell any or all of shares of our common stock covered hereby on the OTCQB Marketplace operated by the OTC Markets Group, Inc., or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. The selling stockholders may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. The selling stockholders may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, provided such amounts are in compliance with FINRA Rule 2121. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of common stock will be paid by the selling stockholders and/or the purchasers.

L2 Capital, LLC is an underwriter within the meaning of the Securities Act and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Because L2 Capital is an underwriter within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling security holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

Although L2 Capital has agreed not to enter into any “short sales” of our common stock, sales after delivery of a put notice of a number of shares reasonably expected to be purchased under a put notice shall not be deemed a “short sale.” Accordingly, L2 Capital may enter into arrangements it deems appropriate with respect to sales of shares of our common stock after it receives a put notice under the Equity Purchase Agreement so long as such sales or arrangements do not involve more than the number of put shares reasonably expected to be purchased by L2 Capital under such put notice.

DESCRIPTION OF SECURITIES

Capital Stock

Pursuant to our articles of incorporation, as amended to date, our authorized capital stock consists of 505,000,000 shares, comprised of 500,000,000 shares of common stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share. As of February 22, 2017, there were 387,276,034 shares of common stock and 51 shares of preferred stock issued and outstanding. Our common stock is quoted on the OTCQB Marketplace operated by the OTC Markets Group, Inc., under the trading symbol “ECPN.”

The following description summarizes the material terms of our capital stock. This summary is, however, subject to the provisions of our articles of incorporation and bylaws. For greater detail about our capital stock, please refer to our articles of incorporation and bylaws.

Common Stock

Voting.  Holders of our common stock are entitled to one vote for each outstanding share of common stock owned by such stockholder on every matter properly submitted to the stockholders for their vote. Stockholders are not entitled to vote cumulatively for the election of directors. At any meeting of the stockholders, a quorum as to any matter shall consist of a majority of the votes entitled to be cast on the matter, except where a larger quorum is required by law, by our articles of incorporation or by our bylaws.

Dividend Rights.  Holders of our common stock are entitled to receive ratably dividends and other distributions of cash or any other right or property as may be declared by our Board of Directors out of our assets or funds legally available for such dividends or distributions. The dividend rights of holders of common stock are subject to the dividend rights of the holders of any series of preferred stock that may be issued and outstanding from time to time.

Liquidation Rights.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our common stock would be entitled to share ratably in our assets that are legally available for distribution to stockholders after payment of liabilities. If we have any preferred stock outstanding at such time, the holders of such preferred stock may be entitled to distribution and/or liquidation preferences that require us to pay the applicable distribution to the holders of preferred stock before paying distributions to the holders of common stock.

Conversion, Redemption and Preemptive Rights.  Holders of our common stock have no conversion, redemption, preemptive, subscription or similar rights.

The transfer agent and registrar for our common stock is OTR, Inc., 1001 SW 5th Avenue, Suite 1550, Portland, Oregon 97204-1143.

Preferred Stock

Pursuant to resolutions adopted by our Board of Directors, on August 1, 2014, we filed a Certificate of Designation with the Nevada Secretary of State creating a series of preferred stock by and designating 51 shares of previously undesignated preferred stock as Series B Convertible Preferred Stock (the “Series B Preferred Stock”).

Voting Rights. Solely with respect to matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent and relate to Company capitalization (including, without limitation, increasing and/or decreasing the number of authorized shares of common stock and/or preferred stock, and implementing forward and/or reverse stock splits) and changes in the Company’s name, the holders of the outstanding shares of Series B Preferred Stock vote together with the holders of common stock without regard to class, except as to those matters on which separate class voting is required by applicable law or the Company’s articles of incorporation or bylaws. The holders of the outstanding shares of Series B Preferred Stock do not otherwise have the right to vote on matters brought before the Company’s stockholders. In matters on which holders of shares of Series B Preferred Stock are entitled to vote, each share of the Series B Preferred Stock has voting rights equal to (x) (i) 0.019607 multiplied by the total of (A) the issued and outstanding shares of common stock eligible to vote at the time of the respective vote, plus (B) the number of votes which all other series or classes of securities other than this Series B Preferred Stock are entitled to cast together with the holders of the Company’s common stock at the time of the relevant vote (the amount determined by this clause (i), the “Numerator”), divided by (ii) 0.49, minus (y) the Numerator.

If the Company affects a stock split which either increases or decreases the number of shares of common stock outstanding and entitled to vote, the voting rights of the Series B Preferred Stock are not subject to adjustment unless specifically authorized. So long as any shares of Series B Preferred Stock are outstanding, the Company may not, without the affirmative vote of the holders of the Series B Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series B Preferred Stock, (b) alter or amend the certificate of designation of the Series B Preferred Stock, (c) amend the Company’s articles of incorporation, bylaws or other charter documents so as to affect adversely the rights of the holders of the Series B Preferred Stock, (d) increase the authorized or designated number of shares of Series B Preferred Stock, (e) issue any additional shares of Series B Preferred Stock, or (f) enter into any agreement with respect to the foregoing.

Liquidation. The Series B Preferred Stock, with respect to rights on liquidation, dissolution and winding-up of the Company, ranks on parity with each other class or series of capital stock of the Company the terms of which do not expressly provide that such class or series shall rank senior or junior to the Series B Preferred Stock. Except for distributions in the event of a liquidation, dissolution or winding-up of the Company (whether voluntary or involuntary), or a merger or consolidation by the Company with another corporation or other entity (in each case, other than where the Company is the surviving entity) (a “Liquidation”), holders of Series B Preferred Stock are not be entitled to receive dividends on the Series B Preferred Stock. In the event of a Liquidation, the holders of Series B Preferred Stock are be entitled to receive out of the assets of the Company, an amount equal to the $1.00 per share of Series B Preferred Stock (subject to adjustment), after any distribution or payment with respect to such Liquidation is made to the holders of any senior securities and prior to any distribution or payment with respect to such Liquidation shall be made to the holders of any junior securities.

Conversion. Shares of Series B Preferred Stock may, at the option of the holder, be converted into one share of common stock (subject to adjustment, the “Conversion Ratio”). In the event of any Transfer (as defined in the certificate of designation for the Series B Preferred Stock) of any share of Series B Preferred Stock, such share will automatically convert into common stock based upon the Conversion Ratio applicable at the time of such Transfer. If, at any time while any shares of Series B Preferred Stock remain outstanding, the Company effectuates a stock split or reverse stock split of its common stock or issues a dividend on its common stock consisting of shares of common stock, the Conversion Ratio and any other amounts calculated as contemplated by the certificate of designation for the Series B Preferred Stock shall be equitably adjusted to reflect such action.

In addition, we have authorized Series A Junior Participating Preferred Stock, with the rights set forth in Certificate of Designation of Series A Junior Participating Preferred Stock filed with the Secretary of State of the State of Nevada on August 25, 2011. Series A Junior Participating Preferred Stock has certain rights in connection with the Preferred Rights Agreement described below under the caption “Anti-Takeover Provisions.”

Anti-Takeover Provisions

Some features of the Nevada Revised Statutes, which are further described below, may have the effect of deterring third parties from making takeover bids for control of our company or may be used to hinder or delay a takeover bid.

This would decrease the chance that our stockholders would realize a premium over market price for their shares of common stock as a result of a takeover bid.

Acquisition of Controlling Interest

The Nevada Revised Statutes contain provisions governing acquisition of controlling interest of a Nevada corporation. These provisions provide generally that any person or entity that acquires a certain percentage of the outstanding voting shares of a Nevada corporation may be denied voting rights with respect to the acquired shares, unless the holders of a majority of the voting power of the corporation, excluding shares as to which any of such acquiring person or entity, an officer or a director of the corporation, and an employee of the corporation exercises voting rights, elect to restore such voting rights in whole or in part. These provisions apply whenever a person or entity acquires shares that, but for the operation of these provisions, would bring voting power of such person or entity in the election of directors within any of the following three ranges:

•	20% or more but less than 33-1/3%;
•	33-1/3% or more but less than or equal to 50%; or
•	more than 50%.

The stockholders or board of directors of a corporation may elect to exempt the stock of the corporation from these provisions through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws do not exempt our common stock from these provisions.

These provisions are applicable only to a Nevada corporation, which:

•	has 200 or more stockholders of record, at least 100 of whom have addresses in Nevada appearing on the stock ledger of the corporation; and

•	does business in Nevada directly or through an affiliated corporation.

At this time, we do not believe that these provisions apply to acquisitions of our shares and will not until such time as these requirements have been met. At such time as they may apply to us, these provisions may discourage companies or persons interested in acquiring a significant interest in or control of our company, regardless of whether such acquisition may be in the interest of our stockholders.

Combination with Interested Stockholder

The Nevada Revised Statutes contain provisions governing combination of a Nevada corporation that has 200 or more stockholders of record with an interested stockholder. As of February 24, 2017, we had approximately 1,421 stockholders of record. Therefore, we believe that these provisions governing combination of a Nevada corporation apply to us and may have the effect of delaying or making it more difficult to effect a change in control of our company.

A corporation affected by these provisions may not engage in a combination within three years after the interested stockholder acquires his, her or its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. Generally, if approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the board of directors before the person became an interested stockholder or a majority of the voting power held by disinterested stockholders, or if the consideration to be received per share by disinterested stockholders is at least equal to the highest of:

•
the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or within three years immediately before, or in, the transaction in which he, she or it became an interested stockholder, whichever is higher;

•	the market value per share on the date of announcement of the combination or the date the person became an interested stockholder, whichever is higher; or

•	if higher for the holders of preferred stock, the highest liquidation value of the preferred stock, if any.

Generally, these provisions define an interested stockholder as a person who is the beneficial owner, directly or indirectly of 10% or more of the voting power of the outstanding voting shares of a corporation. Generally, these provisions define combination to include any merger or consolidation with an interested stockholder, or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an interested stockholder of assets of the corporation having:

•	an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation;

•	an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation; or

•	representing 10% or more of the earning power or net income of the corporation.

Articles of Incorporation and Bylaws

Our articles of incorporation, specifically the Certificate of Designation of Series A Junior Participating Preferred Stock as it related to the Preferred Rights Agreement described below, contains provisions that would delay, defer or prevent a change in control of our company and that would operate only with respect to an extraordinary corporate transaction involving our company, such as merger, reorganization, tender offer, sale or transfer of substantially all of its assets, or liquidation.

Preferred Rights Agreement

Our Board of Directors has adopted a stockholder rights plan (commonly referred to as a “poison pill”), as set forth in the Rights Agreement, dated as of August 25, 2011 with OTR, Inc., as rights agent (the “Rights Agreement”). Pursuant to the Rights Agreement, our Board of Directors declared a dividend distribution of one right (the “Preferred Rights”) for each outstanding share of common stock to stockholders of record as of the close of business on August 25, 2011 (the “Record Date”).  In addition, one Preferred Right will automatically attach to each share of common stock issued, if any, between the Record Date and the Distribution Date (defined below).  Each Preferred Right entitles the registered holder thereof to purchase from the Company one-ten thousandth of a share of Series A Junior Participating Preferred Stock, par value $0.001 per share, of the Company (the “Preferred Stock”) at a cash exercise price of $20.00 (the “Exercise Price”), subject to adjustment, under certain conditions specified in the Rights Agreement and summarized below.

Initially, the Preferred Rights are not exercisable and are attached to and trade with all shares of common stock outstanding as of, and issued subsequent to, the Record Date.  The Preferred Rights will separate from the common stock and will become exercisable upon the earlier of (i) the close of business on the tenth day following the first public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) has acquired beneficial ownership of 10% or more of the outstanding shares of common stock, other than as a result of repurchases of stock by the Company or certain inadvertent actions by a stockholder (the date of said announcement being referred to as the “Stock Acquisition Date”), or (ii) the close of business on the tenth business day (or such later day as the Board of Directors may determine) following the commencement of, or first public announcement of the intent any person or group to conduct, a tender offer or exchange offer that could result upon its consummation in such person or group becoming the beneficial owner of 10% or more of the outstanding shares of common stock (the earlier of such dates being herein referred to as the “Distribution Date”).

In the event that a Stock Acquisition Date occurs, proper provision will be made so that each holder of a Preferred Right (other than an Acquiring Person or its associates or affiliates, whose Preferred Rights shall become null and void) will thereafter have the right to receive upon exercise that number of shares common stock of the Company having a market value equal to two times the exercise price of the Preferred Right (such right being referred to as the “Subscription Right”).  In the event that, at any time following the Stock Acquisition Date, (i) the Company consolidates with, or merges with and into, any other person, and the Company is not the continuing or surviving corporation, (ii) any person consolidates with the Company, or merges with and into the Company and the Company is the continuing or surviving corporation of such merger and, in connection with such merger, all or part of the shares of common stock are changed into or exchanged for stock or other securities of any other person or cash or any other property, or (iii) 50% or more of the Company’s assets or earning power is sold, mortgaged or otherwise transferred, each holder of a Preferred Right (other than an Acquiring Person or its associates or affiliates,  whose Preferred Rights shall become null and void) will thereafter have the right to receive, upon exercise, common stock of the acquiring company having a market value equal to two times the exercise price of the Preferred Right (such right being referred to as the “Merger Right”).  The holder of a Preferred Right will continue to have the Merger Right whether or not such holder has exercised the Subscription Right.  Preferred Rights that are or were beneficially owned by an Acquiring Person may (under certain circumstances specified in the Rights Agreement) become null and void.

EXPERTS

The consolidated financial statements of El Capitan Precious Metals, Inc. as of and for the years ended September 30, 2016 and 2015, appearing in this prospectus and the registration statement of which it is a part, have been audited by MaloneBailey, LLP, an independent registered public accounting firm, as set forth in their report dated January 13, 2017 (which contains an explanatory paragraph regarding the Company’s ability to continue as a going concern) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

Maslon LLP has provided us with an opinion on the validity of the shares of our common stock being offered pursuant to this prospectus.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert named in the registration statement of which this prospectus forms a part as having prepared or certified any part thereof (or is named as having prepared or certified a report or valuation for use in connection with such registration statement) or counsel named in this prospectus as having given an opinion upon the validity of the securities being offered pursuant to this prospectus or upon other legal matters in connection with the registration or offering such securities was employed for such purpose on a contingency basis. Also at the time of such preparation, certification or opinion or at any time thereafter, through the date of effectiveness of such registration statement or that part of such registration statement to which such preparation, certification or opinion relates, no such person had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in our company or any of its parents or subsidiaries. Nor was any such person connected with our company or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

CAUTIONARY NOTE REGARDING EXPLORATION STAGE STATUS

We are considered an “exploration stage” company under the SEC Industry Guide 7, Description of Property by Issuers Engaged or to be Engaged in Significant Mining Operations (“Industry Guide 7”), because we do not have reserves as defined under Industry Guide 7.  Reserves are defined in Guide 7 as that part of a mineral deposit which can be economically and legally extracted or produced at the time of the reserve determination.  The establishment of reserves under Guide 7 requires, among other things, certain spacing of exploratory drill holes to establish the required continuity of mineralization and the completion of a detailed cost or feasibility study.

Because we have no reserves as defined in Industry Guide 7, we have not exited the exploration stage and continue to report our financial information as an exploration stage entity as required under Generally Accepted Accounting Principles (“GAAP”).  Although for purposes of FASB Accounting Standards Codification Topic 915, Development Stage Entities, we have exited the development stage and no longer report inception to date results of operations, cash flows and other financial information, we will remain an exploration stage company under Industry Guide 7 until such time as we demonstrate reserves in accordance with the criteria in Industry Guide 7.

Because we have no reserves, we have and will continue to expense all mine construction costs, even though these expenditures are expected to have a future economic benefit in excess of one year.  We also expense our reclamation and remediation costs at the time the obligation is incurred.  Companies that have reserves and have exited the exploration stage typically capitalize these costs, and subsequently amortize them on a units-of-production basis as reserves are mined, with the resulting depletion charge allocated to inventory, and then to cost of sales as the inventory is sold.  As a result of these and other differences, our financial statements will not be comparable to the financial statements of mining companies that have established reserves and have exited the exploration stage.

SEC INDUSTRY GUIDE 7 DEFINITIONS

The following definitions are taken from the mining industry guide entitled “Description of Property by Issuers Engaged or to be Engaged in Significant Mining Operations” contained in the Securities Act Industry Guides published by the United States Securities and Exchange Commission, as amended.

Exploration State	The term “exploration state” (or “exploration stage”) includes all issuers engaged in the search for mineral deposits (reserves) which are not in either the development or production stage.

Development Stage
The term “development stage” includes all issuers engaged in the preparation of an established commercially mineable deposit (reserves) for its extraction which are not in the production stage. This stage occurs after completion of a feasibility study.

Mineralized Material	The term “mineralized material” refers to material that is not included in the reserve as it does not meet all of the criteria for adequate demonstration for economic or legal extraction.

Probable (Indicated) Reserve
The term “probable reserve” or “indicated reserve” refers to reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measured) reserves, but the sites for inspection, sampling, and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven reserves, is high enough to assume continuity between points of observation.

Production Stage	The term “production stage” includes all issuers engaged in the exploitation of a mineral deposit (reserve).

Proven (Measured) Reserve
The term “proven reserve” or “measured reserve” refers to reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established.

Reserve
The term “reserve” refers to that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. Reserves must be supported by a feasibility study done to bankable standards that demonstrates the economic extraction. (“Bankable standards” implies that the confidence attached to the costs and achievements developed in the study is sufficient for the project to be eligible for external debt financing.) A reserve includes adjustments to the in-situ tons and grade to include diluting materials and allowances for losses that might occur when the material is mined.

INFORMATION WITH RESPECT TO OUR COMPANY

DESCRIPTION OF BUSINESS

Company Overview; Recent Developments

El Capitan Precious Metals, Inc., a Nevada corporation, is based in Prescott, Arizona. Together with its consolidated subsidiaries (collectively referred to as the “Company,” “our” or “we”), the Company is an exploration stage company as defined by SEC Industry Guide 7, as the Company has no established reserves as required under Industry Guide 7. We are principally engaged in the exploration of precious metals and other minerals. We have owned interests in several properties located in the southwestern United States in the past. Currently, our primary asset is a 100% equity ownership interest in El Capitan, Ltd., an Arizona corporation (“ECL”), which holds an interest in the El Capitan property located near Capitan, New Mexico (the “El Capitan Property”). Our ultimate objective is to market and sell the El Capitan Property to a major mining company or enter into a joint venture arrangement with a major mining company to conduct mining operations.

Based on results from testing conducted on mineralized material at the El Capitan Property during fiscal years 2013 and 2014, we determined the existence and concentration of potentially commercially extractable precious metals or other minerals. We subsequently completed testing and enhancement of our recovery process for such mineralized material and our evaluation as to the economic and legal feasibility of the property. Employing our testing results, we determined to put the El Capitan Property into mineral exploration production to assist us in marketing it for potential sale to a major mining company and to create potential cash flow for the Company through the sale of mineralized material removed from the El Capitan Property and, separately, iron ore extracted from such mineralized material.

We commenced limited mineral exploration activity in the quarter ended December 2015 under our modified mining permit. However, we have not yet demonstrated the existence of proven or probable reserves at our El Capitan Property. To date, we have not had any material revenue producing operations. We have recorded nominal revenues during the fiscal year ended September 30, 2016 consisting of revenue for test loads of iron ore to a construction contractor. There is no assurance that a commercially viable mineral deposit exists on our property.

On February 21, 2017, the Company announced the arrival of equipment to process concentrates from the Company’s mineralized material for sale to refiners.  Imported from China, the equipment’s proprietary technology was specifically designed and calibrated for the final processing of Company concentrates for recovery of precious metals.  Installation of the equipment is in progress.  The Company does not own the equipment.  On February 27, 2017, the Company announced that it had come to agreement with the United States Forest Service on the Company’s use of a right of way for road access required to support full commercial mineral exploration activities at the El Capitan Property.  As a result of these events, the Company expects such full commercial activities to commence during the quarter ending March 31, 2017.

“Mineralized material” as used in this prospectus, although permissible under SEC Industry Guide 7, does not indicate “reserves” by SEC standards. We cannot be certain that any part of the El Capitan Property will ever be confirmed or converted into SEC Industry Guide 7 compliant “reserves.” Investors are cautioned not to assume that all or any part of the mineralized material will ever be confirmed or converted into reserves or that mineralized material can be economically or legally extracted.

Business Operations

We are considered an exploration stage company and have not established any “reserves” with respect to our exploration projects, and will remain an exploration stage company until the Company has reserves as defined in SEC Industry Guide 7. The Company may never meet the reserve requirements or enter into development with respect to any of our properties.

Arrangements with Glencore AG and Logistica

On March 10, 2014, the Company entered into a life-of-mine off take agreement with Glencore AG (“Glencore”) for the sale of iron extracted from mineralized material at the El Capitan Property (such agreement is referred to herein as the “Glencore Purchase Contract”). Under the terms of the Glencore Purchase Contract, the Company agreed to sell to Glencore, and Glencore agreed to purchase from the Company, iron that meets the applicable specifications from the El Capitan Property mine. Payment for the iron is to be made pursuant an irrevocable letter of credit in favor of the Company. The purchase price is based on an index price less an applicable discount. Either party may terminate the Glencore Purchase Contract following a breach by the other party that remains uncured for a specified period after receipt of written notice. Because of current market iron ore prices, the contract has not been implemented or terminated.

In anticipation of, and in conjunction with, the Glencore Purchase Contract, the Company entered into a Master Services Agreement (the "Master Agreement") and corresponding Iron Ore Processing Agreement (the "Processing Agreement") with Logistica U.S. Terminals, LLC ("Logistica"), each effective as of February 28, 2014. Pursuant to these agreements, Logistica agreed to, among other things, provide the logistics required for the Company to fulfill its obligations under the Glencore Purchase Contract, to assist the Company in financing the costs of processing and delivering iron under the Glencore Purchase Contract, and to provide and/or manage the processing that iron. Because of current market iron ore prices, the contract was not implemented.

The contracts with Logistica were superseded by a new agreement entered into on January 5, 2016. Under the new agreement, we will provide to Logistica concentrated ore to their specifications at the mine site, and Logistica will transport, process, and refine the precious metals concentrates to sell to precious metals buyers. When certain terms and conditions are met, the new agreement calls for Logistica to arrange for a letter of credit for working capital for the mining, processing and sale activities. For additional information regarding the Glencore Purchase Contract and our agreements with Logistica, see Note 9- Commitments and Contingencies of the Notes to Consolidated Financial Statements for the fiscal year ended September 30, 2016.

In late April 2014, we announced the purchase of a heavy metals separation system from AuraSource, Inc (OTCBB and OCTGB: ARAO). This state-of-the-art technology will separate hematite and magnetite from other mineral elements in the El Capitan mineral deposits. The AuraSource process leaves a concentrate for additional processing that is used by the Company to extract the precious metals.

The Company has methods for both the separation of the iron and the separation and recovery of the precious metals that have repeatedly yielded consistent and commercially viable economic value results. Yet another significant aspect of these breakthrough technologies for separation and recovery is that they are environmentally friendly and do not rely on the use of caustic chemicals.

On August 4, 2015, we signed a contract with independent subcontract miner to mine, process and concentrate the ore at the El Capitan site. The clearing of the overburden at the site commenced later in the August.

Price of Precious Metals

Gold and silver are each traded as investments on various world markets, including London, New York, Zurich and Tokyo, and are fixed twice daily in London. The "fix" is the reference price on which a large number of precious metal transactions around the world are based. The price is set by a number of market members matching buy and sell orders from all over the world.

High, low and average London afternoon fix prices for gold and silver for the period from January 1, 2016 to September 30, 2016 and for the last five calendar years are as follows:

Gold - London Afternoon Fix Prices - US Dollars
	High	Low	Average
Period
For the nine months ended September 30, 2016	$1,366	1,077	1,258
For the year ended December 31, 2015	1,297	1,040	1,160
For the year ended December 31, 2014	1,385	1,192	1,266
For the year ended December 31, 2013	1,694	1,192	1,411
For the year ended December 31, 2012	1,750	1,540	1,669
For the year ended December 31, 2011	1,895	1,319	1,572
Data Source: Kitco

Silver - London Afternoon Fix Prices - US Dollars
	High	Low	Average
Period
For the nine months ended September 30, 2016	$20.71	13.58	17.08
For the year ended December 31, 2015	17.10	13.71	15.68
For the year ended December 31, 2014	22.05	15.28	19.08
For the year ended December 31, 2013	32.23	18.61	23.79
For the year ended December 31, 2012	37.23	28.00	31.15
For the year ended December 31, 2011	48.70	26.16	35.12
Data Source: Kitco

Our ability to sell the El Capitan Property will be highly dependent upon the price of these precious metals, the market for which can be highly volatile. There is no assurance that we will be able to recover precious metals from the El Capitan Property or that we will generate significant revenue from the sale of the El Capitan Property.

Competition

The mining industry has historically been highly competitive. It is dominated by multi-billion dollar, multi-national companies that possess resources significantly greater than ours. Additionally, due to our limited resources, we do not intend to develop any of our properties on our own, but rather to only perform exploration on our properties with the anticipation of selling or developing through a joint venture any properties in which our exploration proves successful. Given our size and financial condition, there is no assurance we can compete with any larger companies for the acquisition of additional potential mineral properties, and we have no current plans to do so.

Government Regulation

Mining and exploration is highly regulated and subject to various constantly changing federal and state laws and regulations. These laws are becoming more and more restrictive, and include without limitation: the Clean Water Act; the Clean Air Act; the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Endangered Species Act; the Federal Land Policy and Management Act; the National Environmental Policy Act; the Resource Conservation and Recovery Act; and related state laws. The environmental protection laws dramatically impact the mining and mineral extraction industries as it pertains to both the use of hazardous materials in the mining and extraction process and from the standpoint of returning the land to a natural look once the mining process is completed. Compliance with federal and state environmental regulations can be expensive and time-consuming, and given our limited resources, such regulations may have a material effect on the success of our operations.

Compliance with the various federal and state governmental regulations requires us to obtain multiple permits for each mining property. Although the requirements may differ slightly in each of the respective states in which we may hold claims or may hold claims in the future, the process of securing such permits generally require the filing of a “Notice of Intent to Locate Mining Claims” and the payment of a fee of $25 to the Bureau of Land Management (“BLM”) office in the state in which the claim is located. Subsequently, we are required to file and record a New Location Notice for each such claim within 90 days of locating the claim, the fee for which is approximately $165. On an annual basis, we are required to pay a maintenance fee of $155 per claim.

To the extent we intend to take action on a property that is more than “casual use,” which generally includes activities that cause only negligible disturbance to the land (this would not generally include drilling or operating earthmoving equipment on the property), we are required to prepare and file with the BLM either a notice of operation or plan of operation identifying the activity we intend to take on the property, including a plan of reclamation indicating how we intend to return the land to its prior state upon completion of our activities. For each claim that we file a notice or plan of operations, we are required to pay a one-time reclamation bond to the BLM to be used toward restoration of the property upon completion of our activities. The amount of the reclamation bond is determined by the BLM based upon the scope of the activity described in the notice or plan of operation, and will thus vary with each property.

In connection with the original plan of operation on the El Capitan Property that we filed with the BLM, we were required to pay a reclamation bond of $15,000. Upon payment we were issued a notice to proceed from the BLM. This allowed us to proceed with our original plan of operation on up to five (5) acres.  The permit was received by the Company from the previous owners of the El Capitan Property under a grandfather clause and allows operations on five (5) acres of the property at a time. In 2015, we amended the permit to allow operations on forty acres (40) of property at a time. The amended permit was issued in March 25, 2015, and we were required to increase our reclamation bond to $74,499.

In July 2007, we submitted a Plan of Operation for continued exploration on a 2,000 acre parcel within our more than 7,000 acres, at that time, Company claim block near Capitan, New Mexico with the U.S. Forest Service (“USFS”). We hired an experienced environmental services firm to manage this effort. Having this permit in place would provide the opportunity for a professional and methodical investigation into the additional geologic potential of this portion of our holdings, without requiring further time-consuming permitting efforts. The area being permitted will allow access to a number of high-potential targets identified through previous surface sampling and remote sensing efforts, as well as to the prospective area to the west of the existing deposit, which remains open to geologic resource extension. The USFS permitting effort is governed by the National Environmental Policy Act of 1970 (“NEPA”) and under the General Mining Law of 1872, as amended. In conjunction with the USFS filing, the Company submitted an Exploration Permit with the New Mexico Mining and Minerals Division (“MMD”). The permitting process is a robust process that can take a significant amount of time to complete. The typical process generally takes longer than the prescribed regulatory time frame, and is dependent upon a number of factors outside of our control, including, without limitation, governmental approvals, licensing and permitting, as well as potential opposition by third parties. Both permits must be approved prior to the commencement of drilling activity.

In July 2008, we entered into a Memorandum of Understanding with the USFS related to the permitting of 112 exploration drill holes planned on 2,000 acres of Company claims in Lincoln County, New Mexico. The action signaled the initiation of the Federal Environmental Assessment (“EA”) permitting process. It was originally anticipated that the receipt of these two permits would occur in the second or third quarter of 2009. Subsequently in late 2008, this process was put on hold due to a lack of working capital and a potential conflict of interest with the USFS by the environmental services firm we were utilizing for the permitting process.

In December 2009, we hired a new experienced environmental services firm, AMEC Environment & Infrastructure, Inc. (“AMEC”), to manage and oversee our continued permitting process. AMEC has drafted a replacement Plan of Operations (“PoO”) and submitted it to the USFS. The USFS has provided technical comments on the PoO and AMEC has responded to their comments and submitted a revised PoO for approval. AMEC has met with representatives of the USFS at the project site to review the proposed exploration locations and general discussion of the project. Subsequent to the meeting, the USFS agreed to work with AMEC to develop the third part of the National Environmental Policy Act (“NEPA”) scope of work. The USFS provided a draft NEPA scope of work template to AMEC in electronic format. AMEC revised the draft template and submitted it to the USFS for review and approval.

AMEC has also prepared the Stormwater Pollution Prevention Plan (“SWPPP”) that will be sent to the agencies upon permit approval. Informational copies of the SWPPP will be provided to the MMD and the USFS.   The SWPPP is an EPA required document for construction projects that disturb more than one (1) acre of land.  Prior to field activities, coverage under the New Mexico Construction General Permit (“CGP”) will be obtained by filing a Notice of Intent (“NOI”) with EPA Region 6. Coverage under the CGP is required prior to field work.  A copy of the SWPPP must be maintained at the project site during all construction activities.  New Mexico does not have primacy over the SWPPP requirements.  EPA Region 6 is the primary agency.

AMEC prepared and submitted a revised New Mexico Mining and Minerals Subpart 4 Exploration permit application. The revised application was submitted on September 16, 2011 and MMD issued administrative completeness determination on October 4, 2012.  The Agency comment period closed on December 31, 2012.  MMD requested a site visit as part of the Agency review process, and the site visit was conducted on December 5, 2012. A second site visit was requested by MMD to view locations that were not accessible.  Revisions to the boring locations were made, based on the field visit, and revised boring location figures were submitted to the MMD on April 26, 2013.  To date a second site visit has not been conducted related to the drill hole sites.

A PoO was submitted to the USFS in 2011.  Comments were received from the USFS and incorporated into a revised document which was resubmitted to the USFS.  In addition, at the request of the USFS, a NEPA scope of work (“SOW”) was prepared and submitted to the USFS in 2012.  Comments were received from the USFS and incorporated into a revised NEPA SOW.  This activity has been on hold since April 2013.  In February through April 2013, the existing mine permit (L1005 ME) for the El Capitan Property mine site and a cursory review of water rights issues were evaluated.

In May 2014, and in conjunction with requesting modifications to our mining permit, we submitted a revised PoO, as well as the required reclamation plan for the site. The modified permit approval process required we increase the amount of our reclamation bond to $74,495. We posted the increased bond in January 2015 and received the modified mining permit on March 25, 2015.

In June 2014 we applied for an Air Quality Permit for our operation, which is tied to the generation of dust from the mining and crushing process. This permit was issued by the New Mexico Environment Department Air Quality Bureau in November 2014.

Mine Safety and Health Administration ("MSHA") under the Department of Labor cited the Company in March 2016 for violations. The Company contends that the work which was done and work that was being done was according to the handbook issued by MSHA. The Company has challenged the citations and has requested a hearing for Administrative relief.

On February 27, 2017, the Company announced that it had come to agreement with the USFS on the Company’s use of a right of way for road access required to support full commercial mineral exploration activities at the El Capitan Property.

Employees

We currently have informal arrangements with two individuals, one of whom is an officer and director of the Company and one is an officer of the Company, who serve as support staff for the functioning of all the corporate activities. There are no written agreements with these individuals. Additionally, we use consultants for the testing and exploration of property claims. If administrative requirements expand, we anticipate that we may hire additional employees, and utilize a combination of employees and consultants as necessary to conduct of these activities.

Available Information

The Company is a Nevada corporation with its principal executive office located at 5871 Honeysuckle Road, Prescott, Arizona 86305. The Company's telephone number is (928) 515-1942. The Company's website address is www elcapitanpmi com. Our website contains links to download free of charge our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Unless expressly noted, none of the information on our website is part of this prospectus.

EL CAPITAN PROPERTY

Our primary asset is the 100% equity interest in El Capitan, Ltd., an Arizona corporation (“ECL”), which holds a 100% interest in the El Capitan property located near Capitan, New Mexico (the “El Capitan Property”).

Below is a map setting forth the location of the El Capitan Property.

Location and Access to Deposits

The El Capitan Property is situated in the Capitan Mountains, near the city of Capitan, in southwest New Mexico. The main site can be reached by going north from Capitan on State Road 246 for 5.5 miles, turning right onto an improved private road and proceeding for about 0.75 miles.

Description of Interests

The El Capitan Property originally consisted of four (4) patented and nine (9) BLM lode claims; and mineral deposits are covered by these claims. The lode claims, known as Mineral Survey Numbers 1440, 1441, 1442 and 1443, were each located in 1902 and patented in 1911. On January 1, 2006, ECL finalized the purchase of the four patented mining claims on the property, which constitute approximately 77.5 acres in the aggregate. These claims are bounded by the Lincoln National Forest in Lincoln County, New Mexico.

Based upon recommendations from our consulting geologist, we have staked and claimed property surrounding the El Capitan Property site located in Lincoln County, New Mexico, increasing the acreage of our total BLM claimed area. We continue to maintain BLM load claims covering the approximately 240 acres that support the Company’s mineral exploration operating plans.

The Company has four grants from President Woodrow Wilson which Grants Rights and easements to the property.

The Company has power supplied to a mobile home on the patented land by Otero County Electric Co-op, Inc.

Currently the Company transports water to the El Capitan Property in a Company-owned water truck. The Company plans to have a water well permitted and drilled on a turn-key basis and has received initial bids on this project. The well will be situated on our patented property.

Mineral Title

As of September 30, 2016, the Company’s holdings at the El Capitan Property consist of four (4) patented mining claims, covering approximately 77.5 acres (the “Patented Claims”), and twelve (112) lode claims with the BLM, covering approximately 2,240 acres (the “BLM Claims”). The Patented Claims and BLM Claims are held in the name of ECL and ECPN. The BLM Claims are Federal unpatented mining claims for locatable minerals and are located on public land and held pursuant to the General Mining Law of 1872, as amended. The Company fully owns the mining rights and believes the claims are in good standing in accordance with the mining laws of the United States.

To maintain our claims in good standing, for its Patented Claims the Company must pay annual property taxes to Lincoln County, and for its BLM Claims, the Company must pay annual assessment fees to the BLM and record the payment of rental fees with Lincoln County. The current year annual assessment and recording costs for our BLM Claims total approximately $25,560. The Company has paid the required assessment fees for 2016 assessment year (September 1, 2016 through August 31, 2017).

The Company has no underlying agreements or royalty agreements on any of its claims.

The map set forth below shows the location of our claims on the El Capitan Property as of September 30, 2016:

Permits

Pursuant to the New Mexico Mining Act, the MMD issued Permit No. L1005ME to ECL. The permit is a “minimal impact existing mining operation.” In 2015, the Company was issued a modified permit that increased the portion of the El Capitan Property on which we could conduct exploration activities from five acres to 40 acres The modified permit approval process required we increase the amount of our reclamation bond to $74,495.

The New Mexico Environmental Department issued our Air Quality Permit, NSR permit No. 5951 in November 2014.

Previous Operations

To our knowledge, prior to its acquisition by ECL, the property was last active in 1988. The property was previously drilled with a total of approximately 160 short core holes by the U.S. Bureau of Mines in 1944 and 1948. The results of this drilling showed that our patented claims contain a combined indicated and inferred resource of approximately 2.5 million short tons of potential iron ore containing an average 53.38% magnetite. This equates to a resource of approximately 1.34 million short tons of contained magnetite in the deposit. Reported analytical results on drill core show that magnetite in the deposit has an average of 66.82% TFe (percent total iron). From 1961 to 1988, to our knowledge, an estimated 250,000 tons of iron were produced on the property. Prior to December 2004, there had not been any significant exploration completed on the property. There had only been shallow drilling of the upper magnetite horizon, which was completed by the U.S. Bureau of Mines in 1944 and 1948, and additionally performed by ECL in 2005 and 2006. Additionally, there was geologic mapping of the property at a scale of 1:3,600 by Kelley in 1952.

There were no significant surface disturbances or contamination issues found on the surface or underground water due to the historical mining activities referred to above and no remediation has been required to be performed by the Company. However, the Company was required to provide, and has provided, a $15,000 financial assurance in connection with the issuance of our Permit No. L1005ME by the MMD.

Geology

The main El Capitan Property deposit is exposed in an open-pit and outcrops within a nearly circular 1,300 foot diameter area, with smaller bodies stretching eastward for a distance of up to 7,000 feet. The El Capitan Property includes two magnetite-dominant bodies. The upper magnetite zone lies below a limestone cap that is a few tens of feet thick, and that is bleached and fractured with hematite-calcite fracture filling. Hematite is an iron oxide mineral, and calcite is a calcium carbonate mineral. Below the limestone cap, there is a mineral deposit which consists mainly of calc-silicate minerals, or minerals which have various ratios of calcium, silicon and oxygen. Beneath the calc-silicate deposit is granite rock. The El Capitan Property has an abundance of hematite, which occurs with calcite in later stage fracture fillings, breccias (rock composed of sharp-angled fragments), and stockworks (multi-directional fractured rock containing veinlets of hydrothermally introduced materials).

Potential mineralization has been defined as two separate types: (i) magnetite iron, and (ii) hematite-calcite mineralized skarn and limestone, which may contain precious metals. By using core holes located at strategic points throughout the property, we have been able to develop subsurface information and define the mineralization. To date, there have been no proven commercial precious metals reserves on the El Capitan Property site. To establish “reserves” (as defined under SEC Industry Guide 7), we will be required to establish that the property is commercially viable.  As of the date of this prospectus, we have not completed a feasibility study on the property, and thus cannot identify the economic significance of the property, if any, at this time.

Exploration

Historical

After a preliminary sampling and assay program in early 2005, the Company implemented three stages of diamond drilling and rotary drilling, totaling 45 holes between April 2005 and September 2006.

Stage 1 of the drilling program was completed between April and May 2005, and consisted of 1,391 feet drilled in 12 vertical core holes, with depths ranging from 38 to 142 feet. Between June and August 2005, we completed Stage 2 drilling, which consisted of both drilling in areas adjacent to some of the Stage 1 drilling holes and drilling in new target areas to the southwest of the main deposit site. Stage 2 drilling consisted of 1,204 feet of combined core and rotary footage in 10 vertical holes, ranging from 24.5 to 344.5 feet in depth. The Stage 3 drilling program began in February 2006 and was completed in May 2006. The program consisted of 23 vertical reverse drill holes totaling 9,685 feet and varying depths from 270 to 710 feet. Drill cuttings were sent to AuRIC and fusion assays of these holes were completed. The samples were collected and controlled under “Chain-of-Custody” by our outside quality control person.

Because caustic fusion is not a precious metal industry accepted assay technique, we retained M.H.S. Research of Lakewood, Colorado (“M.H.S.”) in August 2006 to research and develop a modified fire assay technique that we believe is more appropriate for the material from the El Capitan Property. Preliminary results to date by M.H.S. indicated values that meet or exceed the values obtained by AuRic. The principal of M.H.S. is Michael Thomas who had over thirty years of experience in geology and mining related area including extensive laboratory work in fire assaying, mineral processing and precious metals recovery. He also was an adjunct professor in the Mining Engineering Department at the Colorado School of Mines providing part-time instruction in mineral processing and fire assays.

We also retained the services of Dr. Clyde Smith to manage the exploration of the property. Dr. Smith is a Consulting Geologist who has over 30 years of experience in the mining industry. Dr. Smith holds a B.A. from Carleton College, a M.Sc. from the University of British Columbia, and a Ph.D. from the University of Idaho. Dr. Smith also served as a member of the Industrial Associates of the School of Earth Sciences at Stanford University for several years.

After several months of investigation into the composite sample from the El Capitan Property, M.H.S. results have shown the ability to readily produce ‘metal-in-hand’ using a minor modification of standard fire assay procedures. Mr. Thomas began testing various fire assay fluxes to improve the effectiveness and repeatability of the fire assay procedure on the specific rock matrix of this material. M.H.S. worked in these areas and performed multiple replicate tests on chain of custody composite material in order to establish a benchmark head grade for the composite sample. There can be no assurance that any mineral grade or recovery determined in a small scale laboratory test can or will be duplicated in larger tests under on-site conditions or during mineral exploration.

The Company has entered into agreements with various contractors (as referenced above) for exploration of the El Capitan Property. Each of the respective contractors utilizes its own equipment to complete such exploration and testing.

The Company has worked with third parties to analyze samples from the El Capitan Property to create an economically feasible recovery model for the El Capitan Property mineralized material. We have successfully utilized a repeatable concentration and recovery procedure, which is a modified fire assay technique, to allow evaluation of the mineralized material. Results using this procedure have been positive and show potential economically feasible mineralized material.  The Company has not filed any geological reports on SEDAR for review by Canadian authorities and does not intend to do so.

The Company and Gold and Minerals Company, Inc. (“G&M”), a wholly owned subsidiary of the Company, have incurred a total of $10,907,023 in exploration and mine development costs associated with the El Capitan Property.  G&M incurred $5,275,916 in exploration costs from January 1, 1994 through January 19, 2011, at which time it was merged into the Company, and the Company has incurred $5,631,107 in exploration costs from its inception on July 26, 2002 through September 30, 2016.  The foregoing exploration and mine development costs include costs associated with drilling, assaying, filing fees, extraction process development, consultant, geological, metallurgical, chemist, environmental and legal fees, and other miscellaneous property exploration costs have been expensed as required under the SEC Industry Guide 7.

Current

In 2014, we utilized and verified the three recovery processes on the El Capitan Property mineralized material: cyanide leaching utilizing various pre-step ore processing, silver – lead inquarting, and the fine grind and magnetic separation method. The final verification process is to ensure that value of the El Capitan Property mineralized materials is sufficient so that the costs of the recovery process are not prohibitive in comparison to the price of the precious metals recoverable at the El Capitan Property.

Based upon the test results that utilized the fine-grinding and separation method, we moved forward with our strategic plan for mineral exploration at the El Capitan Property site in New Mexico in support of the sale of that property. The chain-of-custody samples were finely milled and magnetically separated using specific gravity concentrating methodology from extraction testing represents the complete methodology - from samples to final mineralized materials without the use of cyanide.

In March 2014, we announced that the Company reached an agreement with Logistica US Terminals LLC (“Logistica”), a Texas-based limited liability company and member of LIT Group network. The contract, which is the first of several contracts with high-profile mining industry companies, supports the Company’s mineral exploration plans and represents a tactical initiative to support the marketing and potential sale of the El Capitan Property. Under the terms of a Master Service Agreement, Logistica has agreed to finance and operate the extraction of iron from mineralized materials at the El Capitan Property mine and provide the Company with a turnkey solution that also includes shipment of the iron to ports where buyers will take delivery.

The contracts with Logistica were superseded by a new agreement entered into on January 5, 2016 to encompass our concentrated mineralized material.

In March 2014, we also announced that we reached an agreement with GlencoreXstrata for the purchase of iron from the El Capitan Property mine. Under the terms of the agreement, GlencoreXstrata committed to ongoing purchases of iron from the El Capitan Property. GlencoreXstrata will issue a Letter of Credit to guarantee payment on iron sales. Because of current market iron ore prices, the contract has not implemented.

In late April 2014, we announced the purchase of a heavy metals separation system from AuraSource, Inc. that uses state-of-the-art technology to separate hematite and magnetite from other elements in the El Capitan Property mineralized deposits. The AuraSource system leaves a rich concentrate of mineralized material that we will use to extract precious metals. We have successfully completed the assembly and testing of the AuraSource heavy metals separation system at the El Capitan Property.

In May 2014, we announced recovery results of .40 of gold equivalent per ton of El Capitan Property samples. The precious metals processing was completed in China as part of testing related to the calibration and tuning of the heavy metals separation device that will be used on site at the El Capitan Property in New Mexico. After the separation of the hematite and magnetite from the El Capitan Property mineralized materials, an independent lab processed the precious metals that yielded the .40 of gold equivalent per ton of samples. Parameters used to calculate the economic value were 0.20, 3.2 and 0.25 ounces of gold, silver and palladium per ton, respectively, of mineralized material at the current market price.

The Company currently has methods for both the separation of the iron and the separation and recovery of mineralized material that have repeatedly yielded consistent and commercially viable economic value results. Yet another significant aspect of these breakthrough technologies for separation and recovery is that they are environmentally friendly and do not rely on the use of caustic chemicals.

We have a 5-acre minimal impact mining permit that can be used on our patented land and has been modified to encompass allowing exploration on 40 acres at a time on our patented land. The modified permit was issued on March 25, 2015. The Company’s Clean Air Permit was also issued in late November 2014.

In September 2014, we announced that we had reached an agreement for the sale of mineralized tailings from the El Capitan Property to a Hong Kong-based trading company. This agreement was not finalized due to a disagreement regarding which party would serve the importer of the mineralized materials. Other contributing factors to the delay on finalizing this contract were disputes involving unionized dock workers that hindered trade at international seaports on the West coast of the United States during the first and second quarters of 2015, and the subsequent downturn of the China economy later in 2015.

At September 30, 2015, the El Capitan Property had been prepared for mineral exploration with issuance of the modified minimal impact mining permit and other required permits on our patented land. Leased fencing encompasses the mineral exploration area and other involved.

On February 21, 2017, the Company announced the arrival of equipment to process concentrates from the Company’s mineralized material for sale to refiners.  Imported from China, the equipment’s proprietary technology was specifically designed and calibrated for the final processing of Company concentrates for recovery of precious metals.  Installation of the equipment is in progress.  The Company does not own the equipment.  On February 27, 2017, the Company announced that it had come to agreement with the United States Forest Service on the Company’s use of a right of way for road access required to support full commercial mineral exploration activities at the El Capitan Property.

We engage third party consultants and companies to provide mineral exploration and analysis of samples.  As part of our selection process, we take into account the quality assurance practices of such consultants and companies prior to engagement. Consequently, the Company has not created an independent quality assurance program.

Description of Equipment

We have purchased a heavy metals separation system from AuraSource, Inc that uses state-of-the-art technology to separate hematite and magnetite from other elements in the mineralized materials collected at the El Capitan Property. The AuraSource process separates the head ore into three products: iron ore, precious metals and middlings, which is mostly a waste product. The system does not use any water or toxic chemicals and utilizes complete green industrial extraction of precious metals. At full capacity, the machine can process up to 400 tons of mineralized material per hour. The Company built various protective coverings for the AuraSource machine and for storage of small tools and other related enhancements relative to our project.

The Company has purchased a water truck to transport water to the El Capitan Property pending the drilling on-site. We also have a mobile home situated on our patented land. The Company currently has no other material equipment or buildings on site.

From time to time, we have entered into agreements with various personnel and companies to conduct exploration projects on the El Capitan Property. Each of the respective companies utilizes its own equipment to perform contracted work at the El Capitan Property. Currently our contract miner has various types of equipment located on the El Capitan Property site, which has been rented to perform mining activities.

Other Properties

As previously reported, the Company has a 20% joint venture interest in the COD Property, an underground property located in the Cerbat mountains in Mohave County, Arizona, approximately 11 miles north, northwest of Kingman, Arizona. The Company entered into a joint venture agreement related to this property in May 2004. Based upon the events and financial condition of the 80% joint venture partner, we have determined that this joint venture is not viable and, as a result, the Company does not consider the COD Property to be a material property of the Company at this time.

Executive Offices and Administrative Offices

The executive office is located at 5871 Honeysuckle Road, Prescott, Arizona 86305. The executive office premises are contributed free of charge by Mr. Stephen J. Antol, Chief Financial Officer for the Company. We believe that the offices are adequate to meet our current operational requirements. Other than our property as described above, we do not own any real property.

LEGAL PROCEEDINGS

We are not currently subject to any legal proceedings, and to the best of our knowledge, no such proceeding is threatened, the results of which would have a material impact on our properties, results of operation, or financial condition.  Nor, to the best of our knowledge, are any of our officers or directors involved in any legal proceedings in which we are an adverse party.

MARKET PRICE OF AND DIVIDENDS ON OUR COMMON EQUITY
AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock trades on the OTCQB Marketplace operated by the OTC Markets Group, Inc., or “OTCQB,” under the ticker symbol “ECPN.” The following table sets forth the range of high and low closing bid quotes of our common stock per quarter as reported by the OTCQB for the past two fiscal years ended September 30, 2016 and 2015, respectively, and subsequent fiscal quarter ended December 31, 2016. All quoted prices reflect inter-dealer prices without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

	Price Range
Quarter Ended	High	Low

December 31, 2016	$0.088	$0.040
September 30, 2016	$0.199	$0.035
June 30, 2016	$0.074	$0.030
March 31, 2016	$0.067	$0.034
December 31, 2015	$0.995	$0.045

September 30, 2015	$0.095	$0.060
June 30, 2015	$0.155	$0.056
March 31, 2015	$0.125	$0.075
December 31, 2014	$0.180	$0.090

Holders

As of February 24, 2017, we had approximately 1,421 holders of record of our common stock, one of which was Cede & Co., a nominee for Depository Trust Company, or DTC. Shares of common stock that are held by financial institutions as nominees for beneficial owners are deposited into participant accounts at DTC, and are considered to be held of record by Cede & Co. as one stockholder. As of February 24, 2017, we had approximately 8,254 beneficial holders of our common stock.

Dividends

To date, the Company has not declared or paid any cash dividends since its inception, and does not intend to declare any such dividends in the foreseeable future. Our ability to pay dividends is subject to limitations imposed by Nevada law. Under Nevada law, dividends may be paid to the extent that a corporation’s assets exceed its liabilities and it is able to pay its debts as they become due in the usual course of business.

Securities Authorized for Issuance Under Equity Compensation Plans

On October 8, 2015, the Board of Directors of the Company approved the El Capitan Precious Metals, Inc. 2015 Equity Incentive Plan (the “2015 Plan”). The 2015 Plan enables the Board of Directors to grant to employees, directors, and consultants of the Company and its subsidiaries a variety of forms of equity-based compensation, including grants of options to purchase shares of common stock, shares of restricted common stock, restricted stock units, stock appreciation rights, other stock-based awards and performance-based awards. At the time it was adopted, the maximum number of shares of common stock of the Company that could be issued or awarded under the 2015 Plan was 15,000,000 shares. On December 15, 2015, the Board of Directors of the Company adopted Amendment No. 1 to the 2015 Plan, pursuant to which the number of shares of common stock issuable under the 2015 Plan was increased from 15,000,000 to 23,000,000. Effective April 22, 2016, the Board of Directors of the Company adopted Amendment No. 2 to the 2015 Plan pursuant to which the number of shares of the common stock issuable under the 2015 Plan was increased from 23,000,000 to 28,000,000. Effective August 4, 2016, the Board of Directors of the Company adopted Amendment No. 3 to the 2015 Plan pursuant to which the number of shares of the common stock issuable under the 2015 Plan was increased from 28,000,000 to 50,000,000. On October 31, 2016, the Board of Directors of the Company adopted Amendment No. 4 to the 2015 Plan, pursuant to which the number of shares of the common stock issuable under the 2015 Plan was increased from 50,000,000 to 75,000,000.

We also maintain a 2005 Stock Incentive Plan (the “2005 Plan”) which authorized the granting of stock-based awards to purchase up to 30,000,000 shares of our common stock. The 2005 Plan expired during our 2015 fiscal year and prohibits the granting of incentives after such expiration. Nonetheless, the 2005 Plan will remain in effect until all outstanding incentives granted thereunder have either been satisfied or terminated.

The following table sets forth, as of September 30, 2016, (A) the number of securities to be issued upon the exercise of outstanding options, warrants and rights issued under our equity compensation plans, (B) the weighted-average exercise price of such options, warrants and rights, and (C) the number of securities remaining available for future issuance under our equity compensation plans (excluding those securities set forth in Item (A)).

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (A)	Weighted average price of outstanding options, warrants and rights (B)	Number of securities remaining available for future issuance under equity compensation plans (excluding (A)) (C)

Equity compensation plans approved by security holders:
2005 Stock Incentive Plan	8,387,500	$0.312	—

Equity compensation plans not approved by security holders:
2015 Equity Incentive Plan	750,000	0.051	6,536,561
Stock options issued outside the Plans	2,000,000	0.051	—

Total	11,137,500	$0.264	6,536,561

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Overview of Business

The Company is an exploration stage company as defined by SEC Industry Guide 7 as the Company has no established reserves as required under Industry Guide 7. We are principally engaged in the exploration of precious metals and other minerals on the El Capitan property located near Capitan, New Mexico (the “El Capitan Property”). We recorded nominal revenues in the fiscal year ended September 30, 2016 consisting of revenue for test loads of iron ore to a construction contractor.

We commenced planned mineral exploration activity in the quarter ended December 2015 under our modified mining permit. However, we have not yet demonstrated the existence of proven or probable reserves at our El Capitan Property.  As a result, and in accordance with accounting principles generally accepted in the United States for exploration stage companies, all expenditures for exploration and evaluation of our property are expensed as incurred.

For complete details regarding the business of the Company, see “Information with Respect to Our Company - Description of Business” and “El Capitan Property,” above.

Basis of Presentation and Going Concern

The Company's consolidated financial statements are prepared using the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America ("GAAP"), and have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities in the normal course of business. The Company currently has a minimum source of revenue to cover its costs. The Company has incurred a loss for the three months ended December, 2016 and has a working capital deficit as of December 31, 2016. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

To continue as a going concern, the Company is dependent on achievement of cash flow and future profits from entering the production stage of operations. The Company does not have adequate liquidity to fund its current operations, meet its obligations and continue as a going concern. The Company currently has an equity line of credit in place that it expects to utilize to finance its activities in the near term and, in the past, has secured working capital loans for such purpose. The Company may also pursue other financing alternatives from time to time, including short-term operational strategic financing or equity financing, to fund its activities until it can achieve cash flow and profits from its operations. The Company’s consolidated financial statements do not include any adjustment relating to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

Results of Operations - Fiscal year ended September 30, 2016 compared to fiscal year ended September 30, 2015.

We are an exploration stage company and have not yet realized any material revenue from operations through our fiscal year 2016. We realized a net increase in operating expenses of $895,423, from $$2,264,029 for the fiscal year ended September 30, 2015 to $3,159,452 for the fiscal year ended September 30, 2016. The increase is comprised mainly of increases in mine and exploration costs of $1,607,241. These increases were offset by decreases in legal and accounting of $125,639 and other general and administrative expenses of $568,355.

The increase in exploration costs is mainly associated with the start-up active mining operations at the El Capitan Property and includes a one-time non-cash contract cost of $589,000. Costs were incurred to clear vegetation, prepare pads to work on and for the operating equipment. Other major cost incurred was in conjunction with concentrating the ore to various specifications for testing by various refiners. We also made significant improvements to the road to the site as required by MSHA. Under SEC Guide 7, we are required to expense all incurred associated costs. The decrease in legal and accounting expenses occurred due to decreased legal fees related to the negotiation and preparation of contracts and agreements associated with the prior fiscal year. The decrease in other general and administrative expenses is attributable to decreased non-cash costs associated with options and warrants aggregating $494,497 and depreciation expensed against operations in the current fiscal year of $58,244.

Our net loss increased by $1,664,264 from $2,843,473 for the fiscal year ended September 30, 2015 to $4,507,737 for the current fiscal year ended September 30, 2016. The increase in net loss is mainly attributable to the net increase in operating expenses detailed above and an increase in a non-cash loss on derivative instruments aggregating $767,940.

Results of Operations - Three Months Ended December 31, 2016 and 2015

We are an exploration stage company and have not yet realized any material revenue from operations through our fiscal quarter ended December 31, 2016. We realized a net decrease in operating expenses of $59,384, from $370,558 for the three months ended December 31, 2015 to $311,174 for the three months ended December 31, 2016. The decrease is comprised mainly of increases in mine and exploration costs of $87,137 offset by decreases in professional fees of $46,513, legal and accounting fees of $54,225 and other general and administrative of $45,783.

The increase in mine and exploration costs is primarily due to increased activity associated with the concentration of mineralized ore to specifications required by various refiners, an increase in legal fees of $33,188 associated with the mine and a credit against mine costs of $71,567 in the comparable measurement period. The decrease in legal and accounting fees resulted from decreased legal fees related to the negotiation and preparation of financial contracts and agreements during the comparable prior year period. The decrease in other general and administrative is attributable to the retirement of the former CEO and president.

Our net loss decreased by $106,787 from $554,798 for the three months ended December 31, 2015 to $448,011 for the three months ended December 31, 2016. The decrease in net loss is mainly attributable to the net decrease in other income and expense consisting of mainly a decrease in interest expense of $88,575 which was offset by an increase in a non-cash loss on debt extinguishment of $37,840.

Liquidity and Capital Resources

           As of December 31, 2016, we had cash on hand of $64,060 and a working capital deficit of $770,049. Based upon our budgeted burn rate, we currently have operating capital for approximately one month. The Company has historically relied on equity or debt financings to finance its ongoing operations.

Our current financing arrangements are summarized below under the caption “Recent Financing Activities.” Our only current committed source of future financing is pursuant to the Equity Purchase Agreement with L2 Capital, which is described below (the “Equity Purchase Agreement”). Under the Equity Purchase Agreement, we may from time to time, in our discretion, sell shares of our common stock to L2 Capital for aggregate gross proceeds of up to $5,000,000.  This arrangement is also sometimes referred to herein as the “Equity Line.”  Unless terminated earlier, L2 Capital’s purchase commitment will automatically expire on February 21, 2020.  We also have a separate convertible note and warrant financing arrangement that was put in place on February 21, 2017.  Under this arrangement, we issued a convertible note to an accredited investor in the aggregate principal amount of $550,000, or such lesser amounts based on actual advances thereunder, and the investor has made cash advances of $100,000 thereunder.  However, the Company and the investor must mutually agree upon any future advances under the Note.  As result, the Company does not consider this arrangement to be a committed source of capital.

Currently, we intend to fund our ongoing operations using the proceeds from futures sales of stock under the Equity Line and, if available, additional advances under the February 2017 convertible note financing arrangement.  However, the holder of the February 2017 convertible note is not committed to providing future advances and our ability to obtain proceeds from the Equity Line is subject to the various conditions and restrictions set forth in the Purchase Agreement, which are described below.  Due to these restrictions and conditions, we may not be able to obtain financing proceeds at such times and in such amounts as needed to fund our ongoing operations. If we are required to raise additional capital, we do not know whether it will be available on terms favorable or acceptable to us when needed, if at all. To the extent that we raise additional capital by issuing equity securities, our stockholders may experience dilution. In addition, we may grant future investors rights superior to those of our existing stockholders. If we raise additional funds by incurring debt, we could incur additional interest expense and become subject to covenants in the related transaction documentation that could affect the manner in which we conduct our business. Currently the Company is negotiating short term financing facilities to bridge operations until such time as the Company can generate revenue from its mineral exploration and mining activities.

If adequate additional capital is not available when required, we may be forced to reduce or eliminate our exploration activities and our marketing efforts for the sale of the El Capitan Property, or suspend our operations entirely.

Recent Financing Activities

Agreements with Logistica U.S. Terminals, LLC

On January 5, 2016, we entered into our current agreement with Logistica U.S. Terminals, LLC (“Logistica”). Under the agreement we will provide to Logistica concentrated ore to their specifications at the mine site. Logistica will transport, process, and refine the precious metals concentrates to sell to precious metals buyers. The terms of the new agreement provide for the recovery of hard costs related to the concentrates by both parties prior to the distribution of profits. The agreement also provides for the future issuance of 10,000,000 shares of our restricted common stock and the elimination of a $100,000 accrued liability to Logistica for prior services rendered. When certain terms and conditions are met, the Agreement calls for Logistica to arrange for a letter of credit for working capital for the mining, processing and sale activities under the Agreement. The shares were issued in August 2016. The new agreement supersedes previous agreements with Logistica entered into in March 2014. See “Information with Respect to Our Company - Description of Business – Business Operations - Arrangements with Glencore AG and Logistica”, above.

October 17, 2014 Note and Warrant Purchase Agreement

On October 17, 2014, we entered into a private Note and Warrant Purchase Agreement with an accredited investor pursuant to which we borrowed $500,000 against delivery of a promissory note (the “2014 Note”) in such amount and issued warrants to purchase 882,352 shares of our common stock pursuant to the Note and Warrant Purchase Agreement. The promissory note carries an interest rate of 8% per annum, was initially due on July 17, 2015 and is secured by a first priority security interest in all right, title and interest of the Company in and to the net proceeds received by the Company from its sale of tailings separated from iron recovered by the Company at the El Capitan Property. On August 24, 2015, the 2014 Note was mutually extended from July 17, 2015 to January 17, 2016. In consideration of the extension, the Company amended the common stock purchase warrant to purchase 4,714,286 shares (subject to adjustment) of our common stock at an exercise price of $0.07 per share. The warrant dated October 17, 2014 was cancelled. On January 19, 2016, the amended 2014 Note was extended from January 17, 2016 to September 19, 2016. The note is currently in default. In consideration of the extension, we issued to the investor a fully vested three year common stock purchase warrant to purchase 471,429 shares (subject to adjustment) of common stock of the Company at an exercise price of $0.051 per share, the closing price on the date of the agreed extension agreement. The fair value of the warrants was determined to be $16,775 using Black-Scholes option price model and was expensed during the three months ended March 31, 2016. The issuance of the new warrant was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof because such issuance did not involve a public offering. As of September 30, 2016, the outstanding balance under the amended 2014 Note was $400,000 and accrued interest was $1,140. During the quarter ended December 31, 2016, the outstanding principal balance of the amended 2014 Note was reduced by an additional $150,000 and related accrued interest payments have been made.  As of December 31, 2016, the outstanding balance under this note payable was $250,000 and accrued interest on the note was $1,205.

February 4, 2015 Unsecured Promissory Notes

 On February 4, 2015, we issued unsecured promissory notes in the aggregate principal amount of $63,000, of which $30,000 is issued to MRI, a company controlled by John F. Stapleton, who served as the Chief Financial Officer and a director of the Company at that time and who currently serves as President and Chief Executive Officer and a director of the Company. Outstanding amounts under these notes accrue interest at 18% per year, with all principal and accrued interest being due and payable on February 4, 2016. As additional consideration for the loan, we issued 200,000 shares of our restricted common stock for each note for a total of 400,000 shares. The relative fair value of the common stock was determined to be $21,211 and was recorded as discounts to the promissory notes was amortized to interest expense over the life of the notes. On February 4, 2016, one of the promissory notes was amended to extend the maturity date from February 4, 2016 to February 4, 2017 and reduced the interest rate to 10% per year. The Company also agreed to add the accrued interest on the note at February 4, 2016 of $5,940 to the principal of the note. In consideration of the amendment, the Company agreed to issue an aggregate 150,000 shares of restricted common stock of the Company to the lenders and the Board of Directors approved the issuance on April 22, 2016. One of the lenders is affiliated with the Company and provided $30,000 of the original $63,000 loaned funds and has agreed to extend the note to February 4, 2017 at the same rate of interest and the issuance of 200,000 shares of our restricted common stock. Our obligations under both notes are personally guaranteed by the Company’s director and Chief Executive Officer at the time of the original notes.

During the fiscal year ended September 30, 2016, aggregate amortization expense of $12,065 was recognized. As of December 31, 2016, the aggregate outstanding balance under these notes was $68,940, accrued interest was $13,828 and the unamortized discount on the notes payable was $507.

March 16, 2016 Equity Purchase Agreement and Registration Rights Agreement; December 9, 2016 Amendment

On March 16, 2016, we entered into an Equity Purchase Agreement with River North Equity, LLC (“River North”), which was subsequently amended on December 9, 2016 by Amendment No. 1 thereto (the “Amendment”)(as so amended, the “River North Purchase Agreement”). Pursuant to the River North Purchase Agreement we could from time to time, in our discretion, sell shares of our common stock to River North for aggregate gross proceeds of up to $5,000,000. We had no obligation to sell any shares under the River North Purchase Agreement.  River North’s obligation to purchase shares under the River North Purchase Agreement was subject to customary closing conditions, including without limitation a requirement that a registration statement remain effective registering the resale by River North of the shares to be issued pursuant to the River North Purchase Agreement. The River North Purchase Agreement contained covenants, representations and warranties of the Company and River North that are typical for transactions of this type. In addition, the Company and River North granted each other customary indemnification rights in connection with the River North Purchase Agreement.

Also on March 16, 2016, in connection with the River North Purchase Agreement, we entered into a Registration Rights Agreement with River North requiring the Company to prepare and file a registration statement registering the resale by River North of the shares to be issued under the River North Purchase Agreement, and to use commercially reasonable efforts to cause such registration statement to become effective, and to keep such registration statement effective until (i) three months after the last closing of a sale of shares under the Purchase Agreement, (ii) the date when River North may sell all the shares under Rule 144 without volume limitations, or (iii) the date on which River North no longer owns any of the shares. On April 11, 2016, we filed a Registration Statement on Form S-1 (SEC File No. 333-210686) with the SEC registering the resale of up to 25,000,000 shares of the Company’s common stock that may be issued and sold to River North pursuant to the River North Purchase Agreement, which was declared effective by the SEC on April 20, 2016.

As partial consideration for the above-mentioned agreements, on March 16, 2016, we issued to River North a “commitment” convertible promissory note (the “Commitment Note”) in the principal amount of $35,000. The Commitment Note accrued interest at a rate of 10% per annum and was scheduled to mature on March 16, 2017. Upon the registration statement contemplated by the Registration Rights Agreement being declared effective, $10,000 of the principle balance of the Commitment Note and accrued interest thereon was extinguished and deemed to have been repaid.  After 180 days following the date of the Commitment Note, or earlier upon the occurrence of an event of default that remained uncured, the Commitment Note could be converted into shares of the Company’s common stock at the election of River North at a conversion price per share equal 60% of the Current Market Price, which is defined as the lowest closing bid price for the common stock as reported by Bloomberg, LP for the 10 trading days ending on the trading day immediately before the conversion. The loan principal and accrued interest were paid in full prior to the note conversion date.

On March 16, 2016, we entered into a Securities Purchase Agreement with River North pursuant to which the Company issued a convertible promissory note (the “Bridge Note”) to River North, in the original principal amount of $90,000, in consideration of the payment by River North of a purchase price equal to $73,800, with $9,000 retained by River North as original issue discount and $7,200 for related legal and due diligence costs and these costs were recorded as discount to the note. The Company issued the Bridge Note on March 16, 2016. The Bridge Note accrued interest at a rate of 10% per annum and matured on March 16, 2017. The Bridge Note provided for conversion rights and events of default on substantially the same terms and conditions as the Commitment Note; provided however that an event of default under the Bridge Note would also be triggered if the Company failed to use at least 15% of the proceeds from each sale of shares under the River North Purchase Agreement to prepay a portion of the Bridge Note after it becomes convertible. The loan principal and accrued interest were paid in full prior to the note conversion date and for the fiscal year ended we recorded a discount expense of $16,200.

During the fiscal year ended September 30, 2016, we issued a total of 13,574,439 shares of common stock to River North under the Equity Purchase Agreement for aggregate proceeds of $891,541.  On February 21, 2017, the Company and River North formally terminated the Equity Purchase Agreement and a related registration rights agreement. Throughout the term of the Equity Purchase Agreement, as amended, the Company issued an aggregate of 20,757,307 shares of common stock to River North Equity, LLC for aggregate proceeds of $1,216,265.

February 21, 2017 Equity Purchase Agreement and Registration Rights Agreement with L2 Capital, LLC

On February 21, 2017, the Company entered into a new Equity Purchase Agreement (the “Equity Purchase Agreement”) with L2 Capital, LLC (“L2 Capital”).  Under the Equity Purchase Agreement, the Company may from time to time, in its discretion, sell shares of its common stock to L2 Capital for aggregate gross proceeds of up to $5,000,000. Unless terminated earlier, L2 Capital’s purchase commitment will automatically terminate on the earlier of the date on which L2 Capital shall have purchased Company shares pursuant to the Equity Purchase Agreement for an aggregate purchase price of $5,000,000 or February 21, 2020. The Company has no obligation to sell any shares under the Equity Purchase Agreement.

As provided in the Equity Purchase Agreement, the Company may require L2 Capital to purchase shares of common stock from time to time by delivering a put notice to L2 Capital specifying the total number of shares to be purchased (such number of shares multiplied by the purchase price described below, the “Investment Amount”); provided there must be a minimum of ten trading days between delivery of each put notice. The Company may determine the Investment Amount, provided that such amount may not be more than the average daily trading volume in dollar amount for the Company’s common stock during the 10 trading days preceding the date on which the Company delivers the applicable put notice. Additionally, such amount may not be lower than $5,000 or higher than $150,000. L2 Capital will have no obligation to purchase shares under the Equity Purchase Agreement to the extent that such purchase would cause L2 Capital to own more than 9.99% of the Company’s common stock.

 For each share of common stock purchased under the Equity Line, L2 Capital will pay a purchase price equal to 85% of the “Market Price,” which is defined as the average of the two lowest closing bid prices on the OTCQB Marketplace, as reported by Bloomberg Finance L.P., during the five consecutive trading days including and immediately prior to the settlement date of the sale, which in most circumstances will be the trading day immediately following the “Put Date,” or the date on which a put notice is delivered to L2 Capital (the “Pricing Period”). The purchase price will be adjusted as follows: (i) an additional 10% discount to the Market Price will be applied if either (A) the closing price of our common stock on the Put Date is less than $0.10 per share, or (B) the average daily trading volume in dollar amount for our common stock during the ten trading days including and immediately preceding the Put Date is less than $50,000; (ii) an additional 5% discount to the Market Price will be applied if we are not deposit/withdrawal at custodian (“DWAC”) eligible; and (iii) an additional 10% discount to the Market Price will be applied if we are under DTC “chill” status.  On the settlement date, L2 Capital will purchase the applicable number of shares subject to customary closing conditions, including without limitation a requirement that a registration statement remain effective registering the resale by L2 Capital of the shares to be issued under the Equity Purchase Agreement as contemplated by the Registration Rights Agreement described below.  The Equity Purchase Agreement is not transferable and any benefits attached thereto may not be assigned.  The Equity Purchase Agreement contains covenants, representations and warranties of the Company and L2 Capital that are typical for transactions of this type. In addition, the Company and L2 Capital have granted each other customary indemnification rights in connection with the Equity Purchase Agreement. The Equity Purchase Agreement may be terminated by the Company at any time.

In connection with the Equity Purchase Agreement, we also entered into Registration Rights Agreement with L2 Capital requiring the Company to prepare and file, within 45 days, a registration statement registering the resale by L2 Capital of shares to be issued under the Equity Purchase Agreement, to use commercially reasonable efforts to cause such registration statement to become effective, and to keep such registration statement effective until (i) three months after the last closing of a sale of shares under the Equity Purchase Agreement, (ii) the date when L2 Capital may sell all the shares under Rule 144 without volume limitations, or (iii) the date L2 Capital no longer owns any of the shares.

February 21, 2017 Convertible Note and Warrant Financing

On February 21, 2017, we entered into a Securities Purchase Agreement under which the Company issued a convertible note (the “Note”) to an accredited investor in the aggregate principal amount of $550,000, or such lesser amounts based on actual advances thereunder. In order to reflect an agreed upon original issue discount, the outstanding principal amount of the Note attributable to each advance is 110% of the amount of the corresponding advance (i.e., a $100,000 advance results in outstanding principal attributable to the advance of $110,000). Upon issuance of the Note, the investor made a $100,000 initial advance. The Company and the investor must mutually agree upon any future advances under the Note.  Amounts advanced under the Note will accrue interest at seven percent per annum.  Except to the extent converted into common stock of the Company, as discussed below, outstanding principal and interest will become due and payable on August 21, 2017.  Amounts outstanding under the Note are convertible at the election of the investor into common stock of the Company at a conversion price equal to $0.0913 (the volume weighted average price of the Company’s common stock on the day prior to the issuance date).  The Note provides for various events of default upon which amounts outstanding under the Note will immediately increase by 140% and the conversion price will be permanently redefined to equal 60% of the average of the three lowest traded prices during the 14 consecutive trading days preceding the applicable conversion date. As additional consideration for the initial advance, the Company issued the investor a three year warrant to purchase up to 602,406 shares of the Company’s common stock at an exercise price equal to $0.3652 per share (which price is subject to anti-dilution adjustment in the event the Company issues additional convertible securities with lower conversion prices).  In conjunction with any future advances under the Note, the Company will issue additional three year warrants to purchase a number of shares equal to 50% of the conversion shares issuable upon conversion of the amount advanced.  The Securities Purchase Agreement contains covenants, representations and warranties of the Company and the investor that are typical for transactions of this type.

Financing of Insurance Premiums

On August 15, 2016, we entered into an agreement to finance a portion of our liability insurance premiums in the amount of $28,384 at an interest rate of 7.25% with equal payments of $2,934, including interest, due monthly beginning July 14, 2016 and continuing through April 14, 2017. As of December 31, 2016, the outstanding balance under this note payable was $11,559.

On November 14, 2016, we entered into an agreement to finance director and officer insurance premiums in the amount of $25,224 at an interest rate of 5.00% with equal payments of $2,581, including interest, due monthly beginning December 21, 2016 and continuing through September 21, 2017. As of December 31, the outstanding balance under this note payable was $22,748.

Factors Affecting Future Mineral Exploration Results

We have generated no revenues, other than interest income and miscellaneous revenue from the sale of two dore’ bars, and loads of iron ore to a contractor since inception. As a result, we have only a limited history upon which to evaluate our future potential performance. Our potential must be considered by evaluation of all risks and difficulties encountered by exploration companies which have not yet established business operations and anticipated results and situations of entering active exploration activities.

The price of gold and silver has experienced an increases and decreases in value over the past five years.  A historical chart of their respective prices is contained under the caption “Information with Respect to Our Company - Description of Business,” above.  Beginning in April 2013, the price of gold and silver has experienced a downward swing. A significant permanent drop in the price of gold, silver or other precious metals may have a materially adverse effect on the future results of potential exploration activities and the opportunity to market the sale of the El Capitan Property and the potential future revenue derived from the sale of concentrates. The El Capitan Property is an open pit mine with lower production costs and a material increase in costs associated with the recovery of precious metals may also cause a material adverse effect on the financial success of the Company and our ability to market the sale of the El Capitan Property.

Time delays in obtaining any necessary future approvals from the various governmental agencies, both federal and state, may also cause delays, all of which are not under our control, in achieving our strategic business plan and current plan of operation.

Off-Balance Sheet Arrangements

During each of the fiscal year ended September 30, 2016 and the three months ended December 31, 2016, we did not engage in any off-balance sheet arrangements as set forth in Item 303(a)(4) of the Regulation S-K.

Critical Accounting Policies

Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, which require us to make estimates and judgments that significantly affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Note 1, “Business, Basis of Presentation and Significant Accounting Policies” in the Notes to the Consolidated Financial Statements for the fiscal year ended September 30, 2016, describes our significant accounting policies which are reviewed by management on a regular basis.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no changes in our accountants during the last two fiscal years, and we have not had any material disagreements with our existing accountants during that time.

DIRECTORS AND EXECUTIVE OFFICERS

Identification of Directors and Executive Officers

The following table sets forth the name, age, position and office term of each executive officer and directors of the Company as of February 22, 2017.

Name	Age	Position	Director Since

John F. Stapleton	73	President, Chief Executive Officer, Director,	April 21, 2009
		Chairman of the Board, Secretary
Charles C. Mottley	81	Director, President Emeritus	April 21, 2009
Stephen J. Antol	74	Chief Financial Officer	—
Clyde L. Smith	79	Director	November 23, 2015
Timothy J. Gay	72	Director	December 4, 2015
Daniel G. Martinez	71	Director	July 7, 2016

John F. Stapleton – Mr. Stapleton has been a Company director and Chairman of the Company’s Board of Directors since April 2009, and served as Chief Financial Officer from February 2012 to January 2016. On August 4, 2016, the Board of Directors of the Company appointed Mr. Stapleton to replace Mr. Mottley as President and Chief Executive Officer of the Company. Mr. Stapleton has extensive experience with early-stage development companies and contributes a unique set of skills needed to achieve a focused strategy, early-stage funding, basic infrastructure and business model, all of which are central to creating a solid business platform to launch and scale a successful venture. Mr. Stapleton has a history of founding and supporting more than 25 emerging technology companies. As a senior officer and investor, Mr. Stapleton has been instrumental in the development and financing of several companies. Mr. Stapleton is the sole owner of Management Resource Initiatives, Inc., a corporation that, since January 2012, has been managing and overseeing the process of operating and marketing the El Capitan Property and performing other services aimed at furthering the Company's strategic goals.

Charles C. Mottley – Mr. Mottley was Chairman of the Board of Gold and Minerals Company, Inc. from February 2009 until the merger into the Company in 2011; and was on the Board of Trustees at Hampden-Sydney College from 2007 to May 2011. Mr. Mottley was President and a Director of the Company from July 2002 to April 2007, when he resigned as President, but continued to serve as a Director until September 2007. He also provided consulting services to our Company from June 2007 to June 2008. On April 21, 2009, Mr. Mottley was reappointed as a Director of the Company and on April 30, 2009, Mr. Mottley was reappointed as President and as Chief Executive Officer. At the request of Mr. Mottley, on August 4, 2016, the Board of Directors of the Company appointed Mr. Stapleton to replace Mr. Mottley as President and Chief Executive Officer of the Company. Mr. Mottley continues to serve as a member of the Company’s Board of Directors and as President Emeritus. Mr. Mottley also served as Chairman and Chief Executive Officer of Gold and Minerals Company, Inc., from 1978 until July 2005, at which time he resigned those positions. He was on the Board of the National Mining Association from 2005 to 2007 and has been employed in the mining industry in various capacities from equipment sales and services to active mining operations for over 36 years. Mr. Mottley is the author of five books and is the founder of the Fatherhood Foundation in Scottsdale, Arizona. Mr. Mottley received a Bachelor of Arts Degree from Hampden-Sydney College in 1958. On January 20, 2012, Mr. Mottley filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in the Unites States Bankruptcy Court in and for the District of Arizona (Case No. 10-01419 GBN). A plan of reorganization was approved by the Court in June 2013, and has been informally completed.

Stephen J. Antol – Mr. Mr. Antol, age 74, previously served as the Company’s Chief Financial Officer from November 2004 to May 2007 and from April 2009 until February 2012, and has since served the Company in a non-executive capacity. For the period May 2007 to May 2009, and from late 1992 through November 2004, Mr. Antol rendered services as a consultant chief financial officer for a number of small and medium-size businesses, public and private companies requiring technical expertise on a limited or recurring basis. From 1990 to 1992, Mr. Antol served as Chief Financial Officer of Lou Register Furniture, a fine furniture retailer located in Phoenix, Arizona. From 1987 to 1990, Mr. Antol served as Director of Finance for F.S. Inc. (dba Audio Express and Country House Furniture), a retailer of furniture and stereo equipment in four southwestern states. From 1975 to 1987, Mr. Antol worked for Giant Industries, Inc., an independent refiner and marketer of petroleum products, in such capacities as Corporate Controller and Corporate Treasurer. Mr. Antol also has five years audit and tax experience with two major certified public accounting firms in Phoenix, Arizona. Mr. Antol received a Bachelor of Arts degree from Michigan State University in 1968, and became a licensed Certified Public Accountant in 1970. He no longer practices as a licensed CPA.

Clyde L. Smith, PhD – A scientist with strong ties to academic research applied to ore-deposit exploration, Dr. Smith’s background includes eight years as an Industrial Associate to Stanford University School of Earth Sciences, work as an explorationist, and executive positions for the Toronto Stock Exchange- and Vancouver Stock Exchange-listed public companies with broad experience in prospect-generator business model, joint ventures, and exploration alliances with major companies such as Rio Tinto, Teck, and Mount Isa Mines. Dr. Smith’s recent project work has included work as Chief Geologist for Alexander Mining, a Singapore-based entity for which he wrote the NI 43-101 report and secured $5 million financing through UOB Bank, Singapore. He also planned and directed grassroots orogenic gold exploration and drilling on a large exploration license in Papua New Guinea, where he employed an ex-Chief Geochemist of Barrick Gold Corporation and an ex-Chief Geophysicist of Newmont Mining Corporation.

Timothy J. Gay, CPA, CVA – Mr. Gay has been involved for thirty-five years in management advisory with public companies for SEC-related services and specializes in mergers and acquisitions, bankruptcy reorganizations, expert testimony, and business valuations. He founded, organized, and continues to facilitate the M&A Roundtable and has extensive experience in providing guidance and services for financial institutions related to mergers, acquisitions, and financing alternatives. In addition, Mr. Gay has served on the boards and loan committees of financial institutions. As founder of Tim Gay & Associates, Mr. Gay organized the investment banking firms Cornelius & Gay and Cornelius, Gay & Korte (CG&K). He resigned his positions with CG&K in 2005 when he formed the Sierra Consulting Group, LLC. He has been appointed as an Examiner by the U.S. Department of Justice and as a Chapter 7 and Chapter 11 Trustee by the U.S. Bankruptcy Court and currently serves as a Principal of Semple, Marchal & Cooper, LLC, where he performs concurring partner reviews on SEC engagements. Mr. Gay also serves on various boards of non-profit organizations.

Daniel G. Martinez – Mr. Martinez, who joined the Company’s Board of Directors on July 7, 2016, graduated with a B.S. degree in Pharmacy from the University of Arizona in 1968. He worked as a pharmacist in San Diego, California before purchasing and operating a pharmacy clinic from 1970 until 1981. From 1981 until 1989, Mr. Martinez was a franchisee of McDonald’s Restaurants in California and New Mexico, after which he built low income housing for the Philippine government until 1990. Since 1990, Mr. Martinez has owned and operated a multi-family residential real estate rental and development business in Abilene, Texas and, currently in Las Vegas, Nevada. Mr. Martinez serves as a director of the Paragon Foundation and the Nevada Livestock Association.

Audit Committee; Financial Expert

The Company has a standing audit committee comprised of one director, John F. Stapleton. As set forth in the Company’s written audit committee charter, the audit committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and reporting practices of the Company, and such other duties as directed by the Board. The committee’s role includes a particular focus on the qualitative aspects of financial reporting to shareholders, on the Company’s processes to manage business and financial risk, and for compliance with significant applicable legal, ethical, and regulatory requirements. The committee is directly responsible for the appointment, compensation, and oversight of the public accounting firm engaged to prepare and issue an audit report on the financial statements of the Company. We have posted our audit committee charter on our website at www.elcapitanpmi.com.

Mr. Stapleton is not an “audit committee financial expert” as defined by the rules promulgated by the SEC. However, Mr. Stapleton has financial management experience and is able to read and understand fundamental financial statements, including our consolidated balance sheet, consolidated statement of expenses and consolidated statement of cash flows, and is generally knowledgeable in financial and auditing matters. Given the Company’s current lack of capital to engage an “expert,” and the knowledge of the current member of the audit committee, the Company has determined that its current member of the audit committee sufficiently operates and functions without an “audit committee financial expert.”

Code of Ethics for Senior Financial Management

We have adopted a Code of Ethics that applies to our principal executive, financial and accounting officers (or persons performing similar functions). A copy of the Code of Ethics is filed as Exhibit 14.1 to our Annual Report on Form 10-K for the fiscal year ended September 30, 2015.

Nominating Committee

There have been no material changes to the procedures by which security holders may recommend nominees to the Company’s Board of Directors.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires officers, directors and persons who beneficially own more than 10% of any class of equity securities registered pursuant to Section 12 of the Exchange Act to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. The Company does not have a class of equity securities registered pursuant to Section 12 of the Exchange Act.

Family Relationships

There are no family relationships between any director or executive officer.

Involvement in Certain Legal Proceedings

During the past ten years, none of our directors and executive officers has been involved in any of the events described in Item 401(f) of Regulation S-K.

EXECUTIVE COMPENSATION

This section contains a discussion of the material elements of compensation awarded to, earned by or paid to (i) all individuals serving as our principal executive officer during fiscal 2016, regardless of compensation level, and (ii) our two most highly compensated other executive officers who were serving as executive officers at the end of fiscal 2016 (or such lesser number then serving as an executive officers) and who received in excess of $100,000 in total compensation during such fiscal year. These individuals are referred to in this prospectus as the “named executive officers.” The named executive officers were the only individuals who served as executive officers of the Company during fiscal 2016.

The Company’s named executive officers include John F. Stapleton, who has served as President and Chief Executive Officer since August 4, 2016 and who also served as Chief Financial Officer until January 18, 2016, Charles C. Mottley, our current President Emeritus who also served as President and Chief Executive Officer until August 4, 2016, and Stephen J. Antol, who has served Chief Financial Officer since January 18, 2016. Messrs. Mottley and Stapleton also serve as members of the Company’s Board of Directors and Mr. Stapleton is Chairman of the Board.

The Board believes that equity incentive compensation in the form of stock option grants aligns the interests of the Company’s named executive officers with that of the Company’s stockholders, namely to maximize stockholder equity returns. In light of the Company’s current plan to market the El Capitan Property for sale to a major mining company, the Board believes that stock options provide a meaningful incentive for management to execute on this strategic goal.

During fiscal years 2015 and 2016, and prior to his ceasing to serve as President and Chief Executive Officer in August 2016, Mr. Mottley was entitled to receive a salary of $15,000 per month for his service as President and Chief Executive Officer. Due to limited cash availability, Mr. Mottley had accrued unpaid compensation of $145,000, which is recorded in accrued compensation - related parties at September 30, 2016. In addition, the Company granted 500,000 options to purchase shares of the Company’s common stock to Mr. Mottley on November 3, 2014, as compensation for his services as a director. See “Director Compensation” below.

Mr. Stapleton does not receive direct cash compensation for his service to the Company as President and Chief Executive Officer (current) or Chief Financial Officer (former). Instead, since 2012, the Company has retained the consulting services of Management Resource Initiatives, Inc. (“MRI”), a company controlled by Mr. Stapleton, to manage and oversee the process of operating and marketing the El Capitan Property and perform other services aimed at furthering the Company's strategic goals. The monthly consulting fee for such services is $15,000. Total consulting fees and compensation expensed to MRI for each of fiscal 2016 and 2015 was $180,000. At September 30, 2016 and 2015, MRI had accrued and unpaid compensation of $315,000 and $135,000, respectively, recorded in accrued compensation – related parties. The Company granted 500,000 options to purchase shares of the Company’s common stock to Mr. Stapleton on November 3, 2014, as compensation for his services as a director. See “Director Compensation” below.

Mr. Antol is entitled to annual compensation of $80,000 and has received no cash compensation since February 2014. In lieu of cash compensation, Mr. Antol had converted his accrued compensation at September 30, 2016 into shares of commons stock of the Company.

Messrs. Stapleton, Antol and Mottley are not parties to a written employment agreement.

Summary Compensation Table

The following table sets forth the compensation awarded to, earned by or paid to each named executive officer during each of the fiscal years ended September 30, 2016 or 2015.

Name and Principal Position	Fiscal Year	Salary	Total Compensation

John F. Stapleton (1)	2016	$—	$—
Chief Executive Officer, President	2015	$—	$—
Director, Chairman of the Board

Charles C. Mottley	2016	$160,000	$160,000
President Emeritus	2015	$180,000	$180,000
Director

Stephen J. Antol	2016	$60,000	$60,000
Chief Financial Officer	2015	$—	$—

(1)
Mr. Stapleton has served as Chairman of the Board since April 21, 2009, served as Chief Financial Officer from February 2012 until January 2016, and as Chief Executive Officer and President since August 4, 2016.  Mr. Stapleton currently has no written employment contract with the Company and receives compensation from the Company indirectly through the Company’s consulting arrangement with MRI.

Grants of Plan-Based Awards

There were no equity awards granted under our 2005 Stock Incentive Plan nor our 2015 Equity Incentive Plan to any named executive officer during the fiscal years ended September 30, 2016 and 2015 as compensation for services provided as executive officers. Equity awards granted as compensation for director services are discussed below under “Director Compensation.”

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding each unexercised options held by each of the Company’s named executive officers as of September 30, 2016:

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date

John F. Stapleton	500,000	—	$1.02	2/7/18
	500,000	—	$0.38	1/31/19
	500,000	—	$0.21	7/6/22
	500,000	—	$0.215	1/15/18
	500,000	—	$0.16	12/12/18
	500,000	—	$0.31	3/14/19
	500,000	—	$0.15	11/3/24

Charles C. Mottley	500,000	—	$1.02	2/7/18
	500,000	—	$0.21	7/6/22
	500,000	—	$0.215	1/15/18
	500,000	—	$0.16	12/12/18
	500,000	—	$0.31	3/14/19
	500,000	—	$0.15	11/3/24

Stephen J. Antol	100,000	—	$0.215	1/15/18
	250,000	—	$0.15	11/3/24

(1)	All option grants reflected in the table above were granted under to the Company’s 2005 Stock Incentive Plan, as amended, or the Company’s 2015 Equity Incentive Plan, as amended.

Severance and Change of Control Arrangements

The Company has no severance or change of control agreements in place with its executive officers. The Company’s Board of Directors, or a committee thereof, serving as plan administrator of its 2005 Stock Incentive Plan and 2015 Equity Incentive Plan, has the authority to provide for accelerated vesting of the options granted to its named executive officers and any other person in the event of an acquisition of the Company through the sale of substantially all of the Company's assets or through a merger, exchange, reorganization or liquidation of the Company or a similar event as determined by the Committee. This description constitutes only a summary of the relevant terms of the Company’s 2005 Stock Incentive Plan and 2015 Equity Incentive Plan.

Director Compensation

On July 21, 2005, based upon recommendations from the Company’s compensation committee, the Board of Directors approved a cash compensation plan for the Board of Directors pursuant to which non-employee directors are entitled to receive an annual retainer of $5,000, plus an additional $1,000 for each Board meeting attended by each such director in person and $500 for all Board meetings attended by such director remotely. In addition, non-employee directors serving as chairman of the audit and compensation committee shall receive an additional annual retainer of $4,000. Because Messrs. Mottley and Stapleton were employees of the Company throughout fiscal 2016, neither was eligible to receive cash director compensation. Dr. Clyde L. Smith became a Director on November 23, 2015, Mr. Timothy J. Gay became a Director on December 4, 2015 and Mr. Daniel G. Martinez became a Director on July 7, 2016.

The Board also approves grants of stock incentive awards to all directors from time to time, which are reflected in the table below, including the footnotes thereto.

The following table shows the compensation earned by each of the Company’s Directors for the fiscal year ended September 30, 2016:

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards (2)	Total

Charles C. Mottley (1)(3)	$—	$—	$—	$—
John F. Stapleton (1)(4)	$—	$—	$—	$—
Clyde L. Smith (1)(5)	$—	$—	$9,542	$9,542
Timothy J. Gay (1)(6)	$—	$—	$12,825	$12,825
Daniel G. Martinez (1)(7)	$—	$—	$8,839	$8,839

(1)
Mr. Mottley and Mr. Stapleton were appointed to the Board of Directors and Mr. Stapleton as Chairman of the Board on April 21, 2009; Dr. Clyde L. Smith was appointed to the Board of Directors on November 23, 2015; Mr. Timothy J. Gay was appointed to the Board of Directors on December 4, 2015 and Mr. Daniel G. Martinez was appointed to the Board of Directors on July 7, 2016.

(2)
Amounts shown reflect the grant date fair value, computed in accordance with FASB ASC 718, for stock based incentives granted during the fiscal 2016.   Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of the assumptions relating to our valuations of the option awards, see Note 1 to the financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2016 that was filed with the Securities and Exchange Commission on January 13, 2017. These amounts reflect our accounting expense for these stock options and do not correspond to the actual value that may be recognized by the director.

(3)	At September 30, 2016, Mr. Mottley held options to purchase 3,000,000 shares at a weighted average exercise price of approximately $0.34 per share, all of which were fully vested.

(4)	At September 30, 2016, Mr. Stapleton held options to purchase 3,500,000 shares at a weighted average exercise price of approximately $0.35 per share, all of which were fully vested.

(5)
During fiscal 2016, Mr. Smith was awarded an option to purchase 250,000 shares of our common stock at $0.05 per share, which had a grant date fair value of $9,542. At September 30, 2016, Mr. Smith held options to purchase 250,000 shares at a weighted average exercise price of $0.05 per share, all of which were fully vested.

(6)
During fiscal 2016, Mr. Gay was awarded an option to purchase 250,000 shares of our common stock at $0.062 per share, which had a grant date fair value of $12,825. At September 30, 2016, Mr. Gay held options to purchase 250,000 shares at a weighted average exercise price of $0.062 per share, all of which were fully vested.

(7)
During fiscal 2016, Mr. Martinez was awarded an option to purchase 250,000 shares of our common stock at $0.042 per share, which had a grant date fair value of $8,839. At September 30, 2016, Mr. Gay held options to purchase 250,000 shares at a weighted average exercise price of $0.042 per share, all of which were fully vested.

Compensation Committee

The Compensation Committee of the Company contemplates a minimum of one director. The purpose of the Committee is to carry out the Board of Directors’ overall responsibility relating to executive compensation. Members of the Committee are appointed by the Board of Directors and may be removed by the Board of Directors in its discretion. Members of the Compensation Committee are required to be independent directors, and shall satisfy the Company’s independence guidelines for members of the Compensation Committee. Since December 24, 2014, the Board as a whole has assumed the responsibilities of the Compensation Committee until such time as a new independent director or directors are appointed to the Compensation Committee. We have posted our Compensation Committee Charter on our website at www.elcapitanpmi.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 22, 2017, certain information regarding beneficial ownership of our capital stock according to the information supplied to us, that were beneficially owned by (i) each person known by the Company to be the beneficial owner of more than 5% of each class of the Company’s outstanding voting stock, (ii) each director, (iii) each named executive officer identified in the Summary Compensation Table, and (iv) all named executive officers and directors as a group. Except as otherwise indicated, the persons named in the table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable.

	Amount and Nature of Beneficial Ownership
	Common Stock			Series B Convertible Preferred Stock (1)
Name and Address of Beneficial Owner	Shares		% of Class (2)	Shares	% of Class (2)

Charles C. Mottley 5871 Honeysuckle Road Prescott, Arizona 86305	7,236,586	(3)	1.85%	—	—
John F. Stapleton 5871 Honeysuckle Road Prescott, Arizona 86305	8,196,031	(4)	2.10%	51	100.0%
Clyde L. Smith 5871 Honeysuckle Road Prescott, Arizona 86305	250,000	(5)	*	—	—
Timothy J. Gay 5871 Honeysuckle Road Prescott, Arizona 86305	304,990	(6)	*	—	—
Daniel G. Martinez 5871 Honeysuckle Road Prescott, Arizona 86305	250,000	(7)	*	—	—
Stephen J. Antol 5871 Honeysuckle Road Prescott, Arizona 86305	5,772,834	(8)	1.49%	—	—
All officers and directors as a group (6 persons)	22,010,441		5.57%	51	100.0%

*	Less than 1%

(1)
Each share of Series B Convertible Preferred Stock entitles the holder thereof to 7,903,253 votes solely in respect of matters that relate to Company capitalization (including, without limitation, increasing and/or decreasing the number of authorized shares of common stock and/or preferred stock, and implementing forward and/or reverse stock splits) and changes in the Company’s name.  Holders of Series B Convertible Preferred Stock do not otherwise have the right to vote such shares on matters brought before the Company’s stockholders.

(2)
Applicable percentage of ownership is based on 387,276,034 shares of common stock and 51 shares of Series B Convertible Preferred Stock outstanding as of February 22, 2017, together with securities exercisable or convertible into shares of common stock within 60 days of February 22, 2017, for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of February 22, 2017. are deemed to be beneficially owned by the person holding such options or warrants for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3)
Mr. Mottley is President Emeritus and a Director of the Company.  Includes (i) 3,000,000 shares issuable upon the exercise of outstanding stock options that are currently exercisable or will become exercisable within 60 days following February 22, 2017; and (ii) 10,000 shares of common stock held by Mr. Mottley’s spouse.

(4)
Mr. Stapleton is the Chairman of the Board, President and Chief Executive Officer of the Company. Includes (i) 3,500,000 shares issuable upon the exercise of outstanding stock options that are currently exercisable or will become exercisable within 60 days following February 22, 2017, (ii) 200,000 shares held indirectly by Management Resource Initiatives, Inc. a corporation wholly-owned by Mr. Stapleton, and (iii) 51 shares of common stock that are issuable upon conversion of Series B Convertible Preferred Stock held by Mr. Stapleton.

(5)
Mr. Smith is a Director of the Company as of November 23, 2015. Includes 250,000 shares issuable upon the exercise of outstanding stock options that are currently exercisable or will become exercisable within 60 days following February 22, 2017.

(6)
Mr. Gay is a Director of the Company as of December 4, 2015. Includes 250,000 shares issuable upon the exercise of outstanding stock options that are currently exercisable or will become exercisable within 60 days following February 22, 2017.

(7)
Mr. Martinez is a Director of the Company as of July 7, 2016. Includes 250,000 shares issuable upon the exercise of outstanding stock options that are currently exercisable or will become exercisable within 60 days following February 22, 2017.

(8)
Mr. Antol is Chief Financial Officer of the Company. Includes (i) 350,000 shares issuable upon the exercise of outstanding stock options that are currently exercisable or will become exercisable within 60 days following February 22, 2017 and (ii) 125,000 shares held indirectly by Mr. Antol’s spouse.

Changes in Control

We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change in control of our company.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS AND CORPORATE GOVERNANCE

In January 2012, the Company retained the consulting services of Management Resource Initiatives, Inc. (“MRI”), a company controlled by John F. Stapleton, our then Chief Financial Officer and Director and our current President and Chief Executive Officer and Director. The monthly consulting fee for such services is $15,000. Total consulting fees expensed to MRI for the fiscal year ended September 30, 2016 and 2015 was $180,000, respectively. At September 30, 2016 and 2015, MRI had accrued and unpaid compensation of $315,000 and $135,000, respectively, recorded in accrued compensation – related parties.

On August 1, 2014, Company issued fifty-one (51) shares of Series B Preferred Stock to John F. Stapleton for a purchase price equal to $1.00 per share. As a result of the voting rights of the Series B Preferred Stock, Mr. Stapleton holds in the aggregate approximately 51% of the total voting power of all issued and outstanding voting capital of the Company solely with respect to matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent and relate to Company capitalization (including, without limitation, increasing and/or decreasing the number of authorized shares of common stock and/or preferred stock, and implementing forward and/or reverse stock splits) and changes in the Company’s name. Mr. Stapleton does not otherwise have the right under the Certificate of Designation to vote the Series B Preferred Stock on matters brought before the Company’s stockholders. The Company’s Board of Directors believes that the issuance of the Series B Preferred Stock to Mr. Stapleton facilitates the Company’s ability to manage its affairs with respect to the limited matters on which the Series B Stockholder is entitled to vote.

On February 4, 2015, the Company signed a $30,000 promissory note payable to MRI, at 18% interest per annum, due and payable on February 4, 2016. As an inducement for the loan represented by the note, the Company issued 200,000 shares of restricted common stock of the Company to MRI. The Company approved amending the note to extend the maturity date from February 4, 2016 to February 4, 2017 under the original terms of the Agreement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the Securities and Exchange Commission. Such filings are available to the public over the Internet at the Securities and Exchange Commission’s website at http://www.sec.gov.

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits.

You may review a copy of the registration statement, and the reports and other information that we file with the Securities and Exchange Commission, at the Securities and Exchange Commission’s public reference room at 100 F Street, N.E. Washington, D.C. 20549 on official business days during the hours of 10 a.m. to 3 p.m. You may obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330. You may also read and copy any materials we file with the Securities and Exchange Commission at the Securities and Exchange Commission’s public reference room. Our filings and the registration statement can also be reviewed by accessing the Securities and Exchange Commission’s website at http://www.sec.gov.

Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the exhibits for a complete statement of their terms and conditions.

The representations, warranties and covenants made by us in any agreement that is filed as an exhibit to the registration statement of which this prospectus is a part were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were made as of an earlier date. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

DISCLOSURE OF COMMISSION POSITION ON
 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Pursuant to our articles of incorporation and bylaws, we may indemnify an officer or director who is made a party to any proceeding, because of his position as such, to the fullest extent authorized by the corporation laws of the State of Nevada, as the same exists or may hereafter be amended. In certain cases, we may advance expenses incurred in defending any such proceeding.

To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

El Capitan Precious Metals, Inc.

Prescott, Arizona

We have audited the accompanying consolidated balance sheets of El Capitan Precious Metals, Inc. and its subsidiaries (collectively, the “Company”) as of September 30, 2016 and 2015, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of El Capitan Precious Metals, Inc. and its subsidiaries as of September 30, 2016 and 2015, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has no source of revenue to cover its costs, incurred a net loss for the year ended September 30, 2016 and has a working capital deficit as of September 30, 2016. The Company requires additional funds to meet its obligations and the costs of its operations. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

January 13, 2017

EL CAPITAN PRECIOUS METALS, INC.

CONSOLIDATED BALANCE SHEETS

	September 30,
	2016	2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$296,619	$71,393
Prepaid expense and other current assets	135,196	61,654
Inventory	252,466	52,279
Total Current Assets	684,281	185,326

Property and equipment, net of accumulated depreciation of $128,748 and $63,470, respectively	577,883	588,067
Exploration property	1,864,608	1,864,608
Restricted cash	74,504	74,499
Deposits	22,440	22,440
Total Assets	$3,223,716	$2,734,940

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$224,079	$251,834
Notes payable, net of unamortized discounts of $1,769 and $77,157, respectively	857,219	1,168,187
Note payable, related party net of unamortized discounts of $0 and $4,438, respectively	30,000	25,562
Accrued compensation - related parties	500,000	228,975
Accrued liabilities	407,332	592,764
Total Current Liabilities	2,018,630	2,267,322

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; 51 and 51 shares issued and outstanding, respectively	—	—
Common stock, $0.001 par value; 400,000,000 shares authorized; 366,254,777 and 285,398,000 shares issued and outstanding, respectively	366,255	285,398
Additional paid-in capital	212,865,439	207,701,091
Accumulated deficit	(212,026,608)	(207,518,871)
Total Stockholders’ Equity	1,205,086	467,618
Total Liabilities and Stockholders’ Equity	$3,223,716	$2,734,940

The accompanying notes are an integral part of these consolidated financial statements.

EL CAPITAN PRECIOUS METALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended September 30,
	2016	2015

REVENUES	$2,950	$—

COSTS ASSOCIATED WITH REVENUES	3,300	—
Gross Loss	(350)	—

OPERATING EXPENSES:
Mine and exploration costs	2,232,191	624,950
Professional fees	210,896	208,720
Administrative consulting fees	240,000	260,000
Legal and accounting fees	216,028	341,667
Other general and administrative	260,337	828,692
Total Operating Expenses	3,159,452	2,264,029

LOSS FROM OPERATIONS	(3,159,802)	(2,264,029)

OTHER INCOME (EXPENSE):
Interest income	20	23
Loss on derivative instruments	(767,940)	—
Loss on debt extinguishment	(80,396)	(220,703)
Interest expense – related party	(4,438)	(3,521)
Interest expense	(495,181)	(355,243)
Total Other Income (Expense)	(1,347,935)	(579,444)

LOSS BEFORE PROVISION FOR INCOME TAXES	(4,507,737)	(2,843,473)

PROVISION FOR INCOME TAXES	—	—

NET LOSS	$(4,507,737)	$(2,843,473)

Basic and Diluted Per Share Data:
Net Loss Per Share - basic and diluted	$(0.01)	$(0.01)

Weighted Average Common Shares Outstanding:
Basic and diluted	318,237,726	280,599,695

The accompanying notes are an integral part of these consolidated financial statements.

EL CAPITAN PRECIOUS METALS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

YEARS ENDED SEPTEMBER 30, 2016 AND 2015

					Additional
	Common Stock		Preferred Stock		Paid-In	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balances at September 30, 2014	278,053,877	$278,054	51	$—	$206,411,222	$(204,675,398)	$2,013,878
Common stock issued for services	2,500,000	2,500	—	—	235,050	—	237,550
Options expense	—	—	—	—	525,703	—	525,703
Sales of common stock for cash	594,318	594	—	—	49,406	—	50,000
Common stock issued with notes payable	3,400,000	3,400	—	—	116,159	—	119,559
Stock issued for related party payables	849,805	850	—	—	52,684	—	53,534
Warrants issued with debt extinguishment	—	—	—	—	220,703	—	220,703
Warrants issued with notes payable	—	—	—	—	73,053	—	73,053
Warrants issued as deferred financing cost	—	—	—	—	17,111	—	17,111
Net loss	—	—	—	—	—	(2,843,473)	(2,843,473)
Balances at September 30, 2015	285,398,000	$285,398	51	$—	$207,701,091	$(207,518,871)	$467,618
Common stock issued for services and to contract miners	38,026,842	38,027	—	—	2,232,629	—	2,270,656
Options expense	—	—	—	—	31,206	—	31,206
Sales of common stock for cash	13,072,636	13,073	—	—	858,606	—	871,679
Stock placement fees	—	—	—	—	(25,000)	—	(25,000)
Common stock issued for conversion of notes payable and accrued interest	23,120,702	23,121	—	—	686,430	—	709,551
Common stock issued for accrued compensation and payable	4,339,324	4,339	—	—	219,497	—	223,836
Common stock issued for accrued liability	2,147,273	2,147	—	—	111,659	—	113,806
Warrants issued with debt extinguishment	—	—	—	—	16,775	—	16,775
Financial derivatives associated with convertible notes	—	—	—	—	1,027,838	—	1,027,838
Common stock issued as deferred financing cost	150,000	150	—	—	4,708	—	4,858
Net loss	—	—	—	—	—	(4,507,737)	(4,507,737)
Balances at September 30, 2016	366,254,777	$366,255	51	$—	$212,865,439	$(212,026,608)	$1,205,086

The accompanying notes are an integral part of these consolidated financial statements.

 EL CAPITAN PRECIOUS METALS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended September 30,
	2016	2015

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,507,737)	$(2,843,473)
Adjustments to reconcile net loss to net cash used in operating activities:
Warrant and option expense	31,206	525,703
Stock-based compensation	1,884,102	237,550
Amortization of debt discounts	407,182	269,576
Amortization of deferred financing cost	—	17,111
Depreciation	66,596	60,453
Loss on debt extinguishment	80,396	220,703
Loss on derivative instruments	767,940	—
Gain on disposition of fixed asset	(352)	—
Net change in operating assets and liabilities:
Prepaid expenses and other current assets	9,200	37,432
Inventory	—	(52,279)
Accounts payable	(14,305)	172,788
Accrued compensation - related parties	380,000	228,975
Accrued liabilities	106,801	405,127
Interest payable	23,467	38,323
Net Cash Used in Operating Activities	(765,504)	(682,011)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment	(2,385)	(80,954)
Proceeds from asset disposition	6,937	—
Restricted cash	(5)	(59,499)
Net Cash Used in Investing Activities	4,547	(140,453)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock	871,679	50,000
Proceeds from notes payable	—	583,000
Proceeds from convertible notes payable, net of original issue discounts	321,800	—
Proceeds from note payable – related party	—	30,000
Payments on notes payable	(215,000)	—
Increase in finance contracts	61,157	39,960
Payments on finance contracts	(53,453)	(27,616)
Net Cash Provided by Financing Activities	986,183	675,344

NET (DECREASE) IN CASH	225,226	(147,120)
CASH, BEGINNING OF YEAR	71,393	218,513
CASH, END OF YEAR	$296,619	$71,393

(Continued)

The accompanying notes are an integral part of these consolidated financial statements.

EL CAPITAN PRECIOUS METALS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Continued)

	Years Ended September 30,
	2016	2015

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$57,145	$33,435
Cash paid for income taxes	—	—

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Common stock issued with debt modification	$4,858	$—
Common stock issued with note payable	—	119,559
Common stock issued on settlement of debt and accrued interest	307,982	—
Warrants issued for deferred financing costs	—	17,111
Warrants issued with notes payable	—	73,053
Common stock issued for related party payables	151,161	53,534
Common stock issued for third party payables	321,178	—
Common stock issued for inventory	241,393	—
Common stock issued for prepayment of services	41,535	—
Common stock issued on conversion of notes payable and accrued interest	306,878	—
Debt discount from derivative liabilities	259,898	—
Derivative allocation between liability and equity	1,027,838	—
Reclassification of accrued interest to note principal balance outstanding	5,940	—
Convertible debt issued for stock issuance cost	25,000	—
Fixed assets purchased on accounts payable	60,612	—

The accompanying notes are an integral part of the consolidated financial statements.

EL CAPITAN PRECIOUS METALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – BUSINESS, BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Business, Operations and Organization

On July 26, 2002, El Capitan Precious Metals, Inc. was incorporated as a Delaware corporation to engage in the business of acquiring properties containing precious metals, principally gold, silver, and platinum (“El Capitan Delaware”). On March 18, 2003, El Capitan Delaware entered into a share exchange agreement with DML Services, Inc. (“DML”), a Nevada corporation, and became the wholly owned subsidiary of DML. On April 11, 2003, DML changed its name to El Capitan Precious Metals, Inc. The results of El Capitan Precious Metals, Inc., a Nevada corporation (formerly DML Services, Inc.), and its wholly owned Delaware subsidiary of the same name (collectively the “Company”) are presented on a consolidated basis.

The Company is an exploration stage company as defined by the SEC’s Industry Guide 7 as the Company has no established reserves as required under Industry Guide 7. We have owned interests in several properties located in the southwestern United States in the past. We are principally engaged in the exploration of precious metals and other minerals on the El Capitan property located near Capitan, New Mexico (the “El Capitan Property”). We have recorded nominal revenues for the year ended September 30, 2016 consisting of revenue for test loads of iron ore to a construction contractor.

We commenced planned mineral exploration activity in the quarter ended December 2015 under our modified mining permit. However, we have not yet demonstrated the existence of proven or probable reserves at our El Capitan Property.  As a result, and in accordance with accounting principles generally accepted in the United States for exploration stage companies, all expenditures for exploration and evaluation of our property are expensed as incurred.

El Capitan Precious Metals, Inc., a Nevada corporation, is based in Prescott, Arizona. Together with its consolidated subsidiaries (collectively referred to as the “Company,” “our” or “we”), the Company is an exploration stage company as defined by the Securities and Exchange Commission’s (“SEC”) Industry Guide 7, as the Company has no established reserves as required under the Industry Guide 7. We are principally engaged in the exploration of precious metals and other minerals. Our primary asset is the 100% equity interest in El Capitan, Ltd., an Arizona corporation (“ECL”), which holds an interest in the El Capitan property located near Capitan, New Mexico (the “El Capitan Property”). Our ultimate objective is to market and sell the El Capitan Property to a major mining company or enter into a joint venture arrangement with a major mining company to conduct mining operations. We have completed research and confirmation procedures on the recovery process for the El Capitan Property mineralized material and our evaluation as to the economic and legal feasibility of the property. We have not yet demonstrated the existence of proven or probable reserves at the El Capitan Property. To date, we have not had any material revenue producing operations.  There is no assurance that a commercially viable mineral deposit exists on our property.

EL CAPITAN PRECIOUS METALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company owns 100% of the outstanding common stock of El Capitan Delaware. Prior to January 19, 2011, El Capitan Delaware owned a 40% interest in El Capitan, Ltd., an Arizona corporation (“ECL”).  On January 19, 2011, we acquired the remaining 60% interest in ECL from Gold and Minerals Company, Inc. (“G&M”) by merging an acquisition subsidiary created by the Company with and into G&M. In connection with the merger, each share of G&M common and preferred stock outstanding was exchanged for approximately 1.414156 shares of the Company’s common stock, resulting in the issuance of an aggregate of 148,127,043 shares of the Company’s common stock to former G&M stockholders. Upon closing of the merger, G&M became a wholly-owned subsidiary of the Company and our consolidated Company acquired 100% of ECL. As a result, we now own 100% of the El Capitan Property site (described below).

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries El Capitan Precious Metals, Inc., a Delaware corporation; Gold and Minerals Company, Inc., a Nevada corporation; and El Capitan, Ltd., an Arizona corporation. All significant inter-company accounts and transactions have been eliminated in consolidation.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation.

Basis of Presentation and Going Concern

The Company's consolidated financial statements are prepared using the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America ("GAAP"), and have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities in the normal course of business. The Company currently has a minimum source of revenue to cover its costs. The Company has incurred a loss for the year ended September 30, 2016 and has a working capital deficit as of September 30, 2016. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

To continue as a going concern, the Company is dependent on achievement of cash flow and future profits from entering the production stage of operations. The Company does not have adequate liquidity to fund its current operations, meet its obligations and continue as a going concern. The Company has secured working capital loans to assist in financing its activities in the near term. The Company is also pursuing other financing alternatives, including short-term operational strategic financing or equity financing, to fund its activities until it can achieve cash flow and profits from its operations. The Company’s consolidated financial statements do not include any adjustment relating to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

Fair Value of Financial Instruments

The fair values of the Company’s financial instruments, which include cash, investments, accounts payable, accrued expenses and notes payable, approximate their carrying amounts because of the short maturities of these instruments or because of restrictions.

Management Estimates and Assumptions

The preparation of the Company’s consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made; however, actual results could differ materially from these estimates.

EL CAPITAN PRECIOUS METALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Cash and Cash Equivalents

The Company considers those short-term, highly liquid investments with maturities of three months or less as cash and cash equivalents. At times, cash in banks may be in excess of the FDIC limits. The Company has no cash equivalents.

Inventory

Inventories include mineralized material stockpile, concentrate, iron ore inventories and road base, as described below. Inventories are carried at the lower of average cost or net realizable value, in the case of mineralized material stockpile and concentrate inventories and minimal cost is attributable to the iron ore inventories. The net realizable value of mineralized material stockpile inventories represents the estimated future sales price of the product based on current and long-term metals prices, less the estimated costs to complete production and bring the product to sale. Concentrate inventories are carried at the lower of full cost of production or net realizable value based on current metals prices. Write-downs of inventory will be reported as a component of production costs applicable to sales.

Mineralized Material Stockpile Inventories

Mineralized material stockpile inventories represent mineralized materials that have been mined and are available for further processing. Costs are allocated to mineralized material stockpile inventories based on relative values of material stockpiled and processed using current mining costs incurred up to the point of stockpiling the mineralized material.

Concentrates

Concentrates inventory include metal concentrates located either at the Company’s El Capitan Property mine site or in transit to a customer’s port. Inventories consist of mineralized material that contains gold and silver mineralization.

Iron Ore

Iron ore material is inventoried until the market prices are reestablished at a higher market demand and are valued at approximately $20 a ton. Any proceeds from the sale of iron ore will offset the cost of mining the mineralized ore.

Property and Equipment

Property and equipment are recorded at cost less accumulated depreciation. Upon retirement or sale, the cost of the assets disposed of and the related accumulated depreciation are removed from the accounts, with any resultant gain or loss being recognized as a component of operating income or expense. Depreciation is computed over the estimated useful lives of the assets using the straight-line method. Maintenance and repairs are charged to operations as incurred.

Restricted Cash

Restricted cash consists of two certificates of deposits in favor of the New Mexico Minerals and Mining Division for a total of $74,504. The amount was increased $59,495 during the fiscal year ended September 30, 2015 with the issuance of the Company’s expanded mining permit and is posted as a financial assurance for required reclamation work to be completed on mined acreage.

EL CAPITAN PRECIOUS METALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Exploration Property Costs

Exploration property costs are expensed as incurred until such time as economic reserves are quantified. To date the Company has not established any proven or probable reserves on the El Capitan Property. The Company has capitalized $1,864,608 of exploration property acquisition costs reflecting its investment in the El Capitan Property.

Net Income (Loss) Per Share

The Company calculates net income (loss) per share as required by Accounting Standards Codification subtopic 260-10, Earnings per Share (ASC 260-10”). Basic earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted earnings per share is calculated by dividing net income (loss) by the weighted average number of common shares and dilutive common stock equivalents outstanding. During the periods when they are anti-dilutive, common stock equivalents, if any, are not considered in the computation. For the fiscal years ended September 30, 2016 and 2015, the impact of outstanding stock equivalents has not been included as they would be anti-dilutive. 11,137,500 and 10,387,500 options and 5,332,773 and 4,861,344 warrants were excluded during the fiscal years ended September 30, 2016 and 2015, respectively.

Stock-Based Compensation

FASB ASC 718 requires companies to measure all stock compensation awards using a fair value method and recognize the related compensation cost in its financial statements. Beginning with the Company’s quarterly period that began on October 1, 2006, the Company adopted the provisions of FASB ASC 718 and expenses the fair value of employee stock options and similar awards in the financial statements. The Company accounts for share based payments in accordance with ASC 718, Compensation - Stock Compensation, which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on the grant date fair value of the award. In accordance with ASC 718-10-30-9, Measurement Objective – Fair Value at Grant Date, the Company estimates the fair value of the award using the Black-Scholes option pricing model for valuation of the share-based payments. The Company believes this model provides the best estimate of fair value due to its ability to incorporate inputs that change over time, such as volatility and interest rates, and to allow for actual exercise behavior of option holders. The simplified method is used to determine compensation expense since historical option exercise experience is limited relative to the number of options issued. The compensation cost is recognized ratably using the straight-line method over the expected vesting period.

The Company accounts for stock-based compensation to other than employees in accordance with FASB ASC 505-50. Equity instruments issued to other than employees are valued at the earlier of a commitment date or upon completion of the services, based on the fair value of the equity instruments and is recognized as expense over the service period.

The Company recognized stock-based administrative compensation aggregating $31,206 and $525,703 for common stock options issued to administrative personnel, directors and consultants during the fiscal years ended September 30, 2016 and 2015, respectively. Also during the fiscal years ended September 30, 2016 and 2015, the Company paid stock-based compensation consisting of common stock issued to non-employees aggregating $1,884,102 and $237,550, respectively.

Impairment of Long-Lived Assets

The Company reviews and evaluates long-lived assets for impairment when events or changes in circumstances indicate the related carrying amounts may not be recoverable. The assets are subject to impairment consideration under ASC 360-10-35-17, Measurement of an Impairment Loss, if events or circumstances indicate that their carrying amount might not be recoverable. As of September 30, 2016, precious metals recovery process for precious metals is on target with the Company’s updated report from our independent geologist in January 2012 and no events or circumstances have happened to indicate the related carrying values of the properties may not be recoverable. When the Company determines that an impairment analysis should be done, the analysis will be performed using the rules of ASC 930-360-35, Asset Impairment, and 360-10-15-3 through 15-5, Impairment or Disposal of Long-Lived Assets.

EL CAPITAN PRECIOUS METALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

An impairment loss is recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. When impairment is identified, the carrying amount of the asset is reduced to its estimated fair value. Assets to be disposed of are recorded at the lower of net book value or fair market value less cost to sell at the date management commits to a plan of disposal. There were no impairments to long-lived assets for the Company’s fiscal years ended September 30, 2016 and 2015.

Income Taxes

The Company computes deferred income taxes under the asset and liability method prescribed by FASB ASC 740. Under this method, deferred tax assets and liabilities are recognized for temporary differences between the financial statement amounts and the tax basis of certain assets and liabilities by applying statutory rates in effect when the temporary differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized.

Revenue Recognition

When revenue is generated from operations, it will be recognized in accordance with FASB ASC 605. In general, the Company will recognize revenue when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the fee is fixed or determinable, and (iv) collectability is reasonably assured. Revenue generated and costs incurred under this agreement will be reported on a net basis in accordance with FASB ASC 605-45. There was minimal revenue generated for the Company’s fiscal year ended September 30, 2016 and none in 2015.

Gain on Settlement of Accounts Payable

During the fiscal years ended September 30, 2016 and 2015, the Company recorded a gain on settlement of accounts payable of $-0- and $53,252, respectively.

Comprehensive Income (Loss)

FASC Topic No. 220, “Comprehensive Income,” establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. As at September 30, 2015 and 2014, the Company had no items of other comprehensive income.

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to cash flow or, market risks. The Company reviews the terms of convertible debt, equity instruments and other financing arrangements to determine whether there are embedded derivative instruments, including embedded conversion options that are required to be bifurcated and accounted for separately as a derivative financial instrument. Also, in connection with the issuance of financing instruments, the Company may issue freestanding options or warrants that may, depending on their terms, be accounted for as derivative instrument liabilities, rather than as equity. The Company may also issue options or warrants to non-employees in connection with consulting or other services.

Derivative financial instruments are initially measured at their fair value. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported as charges or credits to income. For warrant-based derivative financial instruments, the Company uses the Black-Scholes Option Pricing Model to value the derivative instruments. To the extent that the initial fair values of the freestanding and/or bifurcated derivative instrument liabilities exceed the total proceeds received, an immediate charge to income is recognized, in order to initially record the derivative instrument liabilities at their fair value.

EL CAPITAN PRECIOUS METALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The discount from the face value of the convertible debt or equity instruments resulting from allocating some or all of the proceeds to the derivative instruments, together with the stated interest on the instrument, is amortized over the life of the instrument through periodic charges to income, using the effective interest method.

The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is reassessed at the end of each reporting period. If reclassification is required, the fair value of the derivative instrument, as of the determination date, is reclassified. Any previous charges or credits to income for changes in the fair value of the derivative instrument are not reversed. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within twelve months of the balance sheet date.

Recently Issued Accounting Pronouncements

Other than as set forth below, management does not believe that any recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

In April 2015, the FASB issued ASU No. 2015-03 “Interest – Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs.” ASU No. 2015-03 provides that an entity: (1) present debt issuance costs in the balance sheet as a direct deduction from the carrying value of the associated debt liability rather than as an asset; and (2) report amortization of debt issuance costs as interest expense. Company has adopted ASU No. 2015-03 as of December 31, 2015, which has no material impact on its consolidated financial statements.

In July 2015, the FASB has issued Accounting Standards Update (ASU) No. 2015-11, “Inventory (Topic 330): Simplifying the Measurement of Inventory.” Topic 330, “Inventory,” currently requires an entity to measure inventory at the lower of cost or market. Market could be replacement cost, net realizable value, or net realizable value less an approximately normal profit margin. The amendments do not apply to inventory that is measured using last-in, first-out (LIFO) or the retail inventory method. The amendments apply to all other inventory, which includes inventory that is measured using first-in, first-out (FIFO) or average cost. An entity should measure in scope inventory at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. Subsequent measurement is unchanged for inventory measured using LIFO or the retail inventory method. The amendments in this Update more closely align the measurement of inventory in GAAP with the measurement of inventory in International Financial Reporting Standards. For public business entities, the amendments are effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2016, and interim periods within fiscal years beginning after December 15, 2017. The Company adopted of ASU 2015-11 as of December 31, 2015, which has no material impact on its consolidated financial statements.

In November 2015 the FASB issued Accounting Standards Update (ASU) 2015-17, Income Taxes (Topic 740) Related to the Balance Sheet Classification of Deferred Taxes which will require entities to present deferred tax assets (DTAs) and deferred tax liabilities (DTLs) as noncurrent in a classified balance sheet.  The ASU simplifies the current guidance (ASC 740-10-45-4), which requires entities to separately present DTAs and DTLs as current and noncurrent in a classified balance sheet.  The ASU is effective for annual reporting periods beginning on or after December 15, 2016, and interim periods within those annual periods.  The Board decided to allow all entities to early adopt the ASU for financial statements that had not been issued.  The Company has adopted ASU 2015-17 as of December 31, 2015, which has no material impact on its consolidated financial statements.

EL CAPITAN PRECIOUS METALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In January 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”)  2016-01, “Financial Instruments - Recognition and Measurement of Financial Assets and Financial Liabilities (Subtopic 825-10).” The amendments require all equity investments to be measured at fair value with changes in the fair value recognized through net income (other than those accounted for under the equity method of accounting or those that result in consolidation of the investee). The amendments also require an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments. In addition, the amendments eliminate the requirement to disclose the fair value of financial instruments measured at amortized cost for entities that are not public business entities and the requirement to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet for public business entities. This guidance is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company does not expect to early adopt this guidance and does not believe that the adoption of this guidance will have a material impact on its consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-09, "Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting." ASU 2016-09 amends several aspects of the accounting for share-based payment transactions including the income tax consequences, classification of awards as either equity or liabilities and classification on the statement of cash flows. ASU 2016-09 is effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. Early adoption is permitted any interim or annual period. If early adopted, an entity must adopt all of the amendments in the same period. The Company is currently evaluating the potential impact of the adoption of ASU 2016-09 on the Company's consolidated financial statements.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC during the current reporting period did not, or are not believed by management to have a material impact on the Company’s present or future consolidated financial statements.

NOTE 2 – RELATED PARTY TRANSACTIONS

Consulting Agreements

Effective May 1, 2009, the Company has informal arrangements with two individuals, both of whom are officers and one is also a director of the Company, pursuant to which such individuals serve as support staff for the functioning of the home office and all related corporate activities and projects. The aggregate monthly payments under the informal arrangements are $21,667. There are no written agreements with these individuals. Total administrative consulting fees expensed under these informal arrangements for the fiscal year ended September 30, 2016 and 2015 was $250,000 and $260,000 respectively. Accrued and unpaid compensation under these arrangements of $185,000 and $93,975, respectively, was recorded in accrued compensation – related parties at September 30, 2016 and 2015. The individual who was an officer and a director and retired effective in August 2016 remains a director.

During the fiscal year ended September 30, 2015, the Company issued 849,805 common shares to the controller of the Company as payment of accrued compensation of $53,534. The fair value of the stock was $53,534.

During the fiscal year ended September 30, 2016, the Company issued 1,663,186 common shares to a director of the Company as payment of accrued compensation of $108,975. The fair value of the stock was $102,849 and the Company recorded an additional paid-in capital of $6,126.

During the fiscal year ended September 30, 2016, the Company issued 831,591 common shares to the Chief Financial Officer of the Company as payment of accrued compensation of $42,186. The fair value of the stock was $32,765 and the Company recorded an additional paid in capital of $9,421.

EL CAPITAN PRECIOUS METALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In January 2012, the Company retained the consulting services of Management Resource Initiatives, Inc. (“MRI”), a company controlled by John F. Stapleton who served as the Chief Financial Officer and a director of the Company at that time and who currently serves as President and Chief Executive Officer and a director of the Company. The current monthly consulting fee for such services is $15,000. Total consulting fees expensed to MRI for the fiscal year ended September 30, 2016 and 2015 was $180,000, respectively. At September 30, 2016 and 2015, MRI had accrued and unpaid compensation of $315,000 and $135,000, respectively, recorded in accrued compensation – related parties.

On January 18, 2016, the Board of Directors of the Company appointed Stephan J. Antol as the Company’s Chief Financial Officer, replacing Mr. Stapleton in such capacity. Mr. Stapleton continued to serve as a director of the Company and as Chairman of the Board. Effective August 4, 2016, the Board of Directors of the Company appointed Mr. Stapleton to replace Charles C. Mottley as President and Chief Executive Officer of the Company. The change in senior management was proposed by Mr. Mottley, who continues to serve as a member of the Company’s Board of Directors and as President Emeritus.

On February 4, 2015, the Company signed a $30,000 promissory note payable to MRI, at 18% interest per annum, due and payable on February 4, 2016. As an inducement for the loan represented by the note, the Company issued 200,000 shares of restricted common stock of the Company to MRI. The Company approved amending the note to extend the maturity date from February 4, 2016 to February 4, 2017 under the original terms of the Agreement. See Note 6.

NOTE 3 – INVENTORY

The following table provides the components of inventory as of September 30, 2016 and 2015:

	September 30,
	2016	2015

Mineralized material stockpile	$87,840	$52,279
Concentrate	146,738	—
Iron ore	17,888	—
Total	$252,466	$52,279

NOTE 4 – PROPERTY AND EQUIPMENT

Major classes of property and equipment together with their estimated useful lives, consisted of the following at September 30, 2016 and 2015:

	Useful	September 30,
	Lives	2016	2015

Computers and office equipment	3 years	$8,486	$8,486
Automotive equipment	5 years	15,042	15,042
Mine equipment	3-10 years	532,285	537,803
Equipment structures and other	7-10 years	73,979	73,979
Lab and equipment	5 years	60,612	—
Permits	15 years	16,227	16,227
		706,631	651,537
Less: accumulated depreciation		(128,748)	(63,470)

Net property and equipment		$577,883	$588,067

EL CAPITAN PRECIOUS METALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Depreciation expense during the fiscal years ended September 30, 2016 and 2015 totaled $66,596 and $60,453, respectively.

NOTE 5 – ACCRUED LIABILITIES

Accrued liabilities consisted of the following at September 30, 2016 and 2015:

	September 30,
	2016	2015

Compensation and consulting	$—	$62,000
Mining costs	60,613	203,626
Accounting and legal	285,025	277,000
Interest	61,694	50,138
	$407,332	$592,764

NOTE 6 – NOTES PAYABLE

Agreements with Logistica U.S. Terminals, LLC

Under an agreement with Logistica U.S. Terminals, LLC (“Logistica”) dated February 28, 2014, Logistica agreed to remit a $400,000 payment on the Company’s behalf that represented the remaining balance of the Company’s purchase price for a heavy ore trailing separation line to be used for processing of mineralized material at the El Capitan Property mine site. The Company previously remitted $100,000 toward the purchase of such equipment. In consideration for Logistica remitting such payment, the Company agreed to deliver a $400,000 promissory note to Logistica and issued 2,500,000 shares of common stock to a designee of Logistica under the Company’s 2005 Stock Incentive Plan. The promissory note accrues interest at 4.5%, with principal and accrued interest payments to be made out of the Company’s proceeds from sale of iron extracted from mineralized material as part of the Company’s exploration activities. The relative fair value of the common stock was determined to be $222,222 and was recorded as a discount to the promissory note that was amortized to interest expense over the expected life of the note through August 31, 2015. During the fiscal year ended September 30, 2015, amortization expense of $158,559 was recognized. As of September 30, 2016, the outstanding balance under this note payable was $400,000 and accrued interest on the note was $46,603.

On January 5, 2016, we entered into our current agreement with Logistica U.S. Terminals, LLC (“Logistica”). Under the agreement we will provide to Logistica concentrated ore to their specifications at the mine site. Logistica will transport, process, and refine the precious metals concentrates to sell to precious metals buyers. The terms of the new agreement provide for the recovery of hard costs related to the concentrates by both parties prior to the distribution of profits. The agreement also provides for the future issuance of 10,000,000 shares of our restricted common stock and the elimination of a $100,000 accrued liability to Logistica for prior services rendered. When certain terms and conditions are met, the Agreement calls for Logistica to arrange for a letter of credit for working capital for the mining, processing and sale activities under the Agreement. The shares were issued in August 2016. The new agreement supersedes the previous agreements with Logistica.

EL CAPITAN PRECIOUS METALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

October 17, 2014 Note and Warrant Purchase Agreement

On October 17, 2014, we entered into a private Note and Warrant Purchase Agreement with an accredited investor pursuant to which we borrowed $500,000 against delivery of a promissory note (the “2014 Note”) in such amount and issued warrants to purchase 882,352 shares of our common stock pursuant to the Note and Warrant Purchase Agreement. The promissory note carries an interest rate of 8% per annum, was initially due on July 17, 2015 and is secured by a first priority security interest in all right, title and interest of the Company in and to the net proceeds received by the Company from its sale of tailings separated from iron recovered by the Company at the El Capitan Property. On August 24, 2015, the 2014 Note was mutually extended from July 17, 2015 to January 17, 2016. In consideration of the extension, the Company amended the common stock purchase warrant to purchase 4,714,286 shares (subject to adjustment) of our common stock at an exercise price of $0.07 per share. The warrant dated October 17, 2014 was cancelled. On January 19, 2016, the amended 2014 Note was extended from January 17, 2016 to September 19, 2016. In consideration of the extension, we issued to the investor a fully vested three year common stock purchase warrant to purchase 471,429 shares (subject to adjustment) of common stock of the Company at an exercise price of $0.051 per share, the closing price on the date of the agreed extension agreement. The fair value of the warrants was determined to be $16,775 using Black-Scholes option price model and was expensed during the three months ended March 31, 2016. The Note is currently due and principal are being made on the Note, As of September 30, 2016, the outstanding balance under the amended 2014 Note was $400,000 and accrued interest was $1,140. Subsequent to our fiscal year end, the outstanding principal balance of the amended 2014 Note was reduced by an additional $150,000 and related accrued interest payments have been made.

February 4, 2015 Unsecured Promissory Notes

On February 4, 2015, we issued unsecured promissory notes in the aggregate principal amount of $63,000, of which $30,000 is issued to MRI, a company controlled by John F. Stapleton, who served as the Chief Financial Officer and a director of the Company at that time and who currently serves as President and Chief Executive Officer and a director of the Company. Outstanding amounts under these notes accrue interest at 18% per year, with all principal and accrued interest being due and payable on February 4, 2016. As additional consideration for the loan, we issued 200,000 shares of our restricted common stock for each note for a total of 400,000 shares. The relative fair value of the common stock was determined to be $21,211 and was recorded as discounts to the promissory notes was amortized to interest expense over the life of the notes. On February 4, 2016, one of the promissory notes was amended to extend the maturity date from February 4, 2016 to February 4, 2017 and reduced the interest rate to 10% per year. The Company also agreed to add the accrued interest on the note at February 4, 2016 of $5,940 to the principle of the note. In consideration of the amendment, the Company agreed to issue an aggregate 150,000 shares of restricted common stock of the Company to the lenders and the Board of Directors approved the issuance on April 22, 2016. One of the lenders is affiliated with the Company and provided $30,000 of the original $63,000 loaned funds and has agreed to extend the note to February 4, 2017 at the same rate of interest and the issuance of 200,000 shares of our restricted common stock. Our obligations under both notes are personally guaranteed by the Company’s director and Chief Executive Officer at the time of the original notes.

During the fiscal year ended September 30, 2016, aggregate amortization expense of $12,065 was recognized, the aggregate outstanding balance under these notes at September 30, 2016 was $68,940, accrued interest was $11,486 and the unamortized discounts on the notes payable was $1,769.

EL CAPITAN PRECIOUS METALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

April 16, 2015 Installment Loan

On April 16, 2015, we entered into an agreement with a third party financing source pursuant to which the lender committed to loan the Company a total of $200,000 in installments. Installments on this loan have been advanced as follows:

Installment Date	Amount

April 17, 2015	$50,000
May 15, 2015	$50,000
June 16, 2015	$25,000
July 20, 2015	$25,000
August 18, 2015	$25,000
September 18, 2015	$25,000

The loan accrued interest at 10% per year, with all principal and accrued interest being due and payable on April 17, 2016. To secure the loan, we granted the lender a security interest in the AuraSource heavy metals separation system located on the El Capitan Property. As additional consideration for the loan, the Company issued 3,000,000 shares of our restricted common stock to the note holder. The note, including a portion of accrued interest of $7,500, was satisfied in its entirety in December 2015 in exchange for 3,772,728 restricted shares of our restricted common stock. The note and accrued interest retired aggregated $207,500 and the fair value of the stock was $215,423. The Company recorded a loss on the debt conversion of $7,923. At September 30, 2016, unpaid accrued interest remained of $2,466. During the fiscal year ended September 30, 2016, aggregate amortization expense of $72,619 was recognized.

August 31, 2015 Working Capital Loan

On August 31, 2015, we entered into an agreement with a third party financing source pursuant to which the lender committed to loan the Company $100,000 for working capital. As an incentive for the financing, we issued 2,000,000 shares of restricted common stock. The investor decided not to accept the shares because of income tax implications and they were returned to our transfer agent and returned to the treasury. The agreement had an annual interest rate of 2% and was due November 15, 2015. The agreement provided for payment of one-half (1/2) of the gross revenues that the Company may receive from its mining activities towards the principal and accrued interest. The note, including accrued interest, was satisfied in its entirety in December 2015 in exchange for 3,500,000 restricted shares of the Company’s common stock. The principal and accrued interest retired aggregated $100,482 and the fair value of the stock was $187,250. The Company recorded a loss on the debt conversion of $86,768.

Financing of Insurance Premiums

On July 14, 2015, we entered into an agreement to finance a portion of our liability insurance premiums in the amount of $15,116 at an interest rate of 8.76% with equal payments of $1,573, including interest, due monthly beginning July 14, 2015 and continuing through April 14, 2016. In August 2015, an increase in premium of $1,876 occurred due an increase in coverage and the remaining payments increased to $1,815. As of September 30, 2016, the outstanding balance under this note payable was $0.

On November 19, 2015, we entered into an agreement to finance director and officer insurance premiums in the amount of $26,031 at an interest rate of 7.05% with equal payments of $2,688, including interest, due monthly beginning December 21, 2015 and continuing through September 21, 2016. As of September 30, 2016, the outstanding balance under this note payable was $0.

On December 31, 2015, we entered into an agreement to finance additional liability insurance premiums in the amount of $6,742 at an interest rate of 8.752% with equal payments of $2,283, including interest, due monthly beginning February14, 2016 and continuing through April 14, 2016. As of September 30, 2016, the outstanding balance under this note payable was $0.

EL CAPITAN PRECIOUS METALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On August 15, 2016, we entered into an agreement to finance a portion of our liability insurance premiums in the amount of $28,384 at an interest rate of 7.25% with equal payments of $2,934, including interest, due monthly beginning July 14, 2016 and continuing through April 14, 2017. As of September 30, 2016, the outstanding balance under this note payable was $20,048.

The components of the notes payable, including the note payable to related party, at September 30, 2016 are as follows:

	Principal	Unamortized
	Amount	Discount	Net

Notes payable	$858,988	$(1,769)	$857,219
Notes payable – related party	30,000	—	30,000
	$888,988	$(1,769)	$887,219

The components of the notes payable at September 30, 2015 are as follows:

	Principal	Unamortized
	Amount	Discount	Net

Notes payable	$1,245,344	$(77,157)	$1,168,187
Notes payable – related party	30,000	(4,438)	25,562
	$1,275,344	$(81,595)	$1,193,749

NOTE 7 – CONVERTIBLE NOTES PAYABLE

December 2, 2015 Securities Purchase Agreement

On December 2, 2015, we entered into a Securities Purchase Agreement for two $114,400 convertible notes with an accredited investor for an aggregate principal amount of $228,800 with an annual interest rate of 9%. Each note contains an original issue discount (“OID”) of $10,400 and related legal and due diligence costs of $12,000. The Company received net proceeds of $92,000 from the first note received by the Company. The second note was cancelled. The maturity date on the first note is December 2, 2017. An amendment to the note on January 12, 2016, allows us to prepay in full the unpaid principal and interest on the note, upon notice, any time prior to June 3, 2016. Any prepayment is at 140% face amount outstanding and accrued interest. The redemption must be closed and paid for within three business days of the Company sending the redemption demand. The note may not be prepaid after June 2, 2016. The note is convertible into shares of the Company’s common stock at any time beginning on May 30, 2016. The conversion price is equal to 55% of the lowest trading price of our common stock as reported on the QTCQB for the 10 prior trading days (and may include the day of the Notice of Conversion under certain circumstances). We agreed to reserve an initial 5,033,000 shares of common stock for conversions under the note. We also agreed to adjust the share reserve to ensure that it equals at least four times the total number of shares of common stock issuable upon conversion of the note from time to time. We recognized the fair value of the embedded conversion feature as a derivative liability on June 9, 2016 of $136,276.

EL CAPITAN PRECIOUS METALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The note contained an embedded conversion option and was separated from the note and accounted for as a derivative instrument at fair value and discount to the note and is expensed over the life of the note under the effective interest method. The initial carrying value of the of the embedded conversion option exceeded the net proceeds received and created a derivative loss of $132,068. The Company recorded a loan discount of $114,400 and the discount included OID interest of $10,400 and related loan costs of $12,000. For the year ended September 30, 2016, the discount amortization was $114,400. During the period of conversion we issued 6,341,355 shares of restricted common stock in satisfaction of $114,400 principal and accrued interest of $5,816.

January 26, 2016 Securities Purchase Agreement

On January 26, 2016 (the “Effective Date”), we entered into a Securities Purchase Agreement (the “SPA”) for an $180,000 convertible note with an accredited investor, with an annual interest rate of 7%. The note contains an OID of $18,000 and related legal costs of $6,000. The net proceeds received by the Company were $156,000. The maturity date of the note is January 26, 2017. Interest is due on or before the maturity date. We may redeem the note by prepaying the unpaid principal and interest on the note, upon notice, any time prior to 180 days after the Effective Date. If redemption is (i) prior to the 30th day the note is in effect (including the 30th day), the redemption will be 105% of the unpaid principal amount and accrued interest; (ii) if the redemption is on the 31st day up to and including the 60th day the note is in effect, the redemption price will be 115% of the unpaid principle amount of the note along with any accrued interest; (iii) if the redemption is on the 61st day up to and including the 120th day the note is in effect, the redemption price will be 135% of the unpaid principle amount of the note along with any accrued interest; if the redemption is on the 121st day up to and including the 180th day the note is in effect, the redemption price will be 150% of the unpaid principle amount of the note along with any accrued interest. The redemption must be closed and paid for within three business days of the Company sending the redemption demand. The note may not be prepaid and redeemed after the 180th day. The note is convertible into shares of the Company’s common stock at any time beginning on the date which is 181 days following the Effective Date. The conversion price is equal to 55% of the lowest trading price of our common stock as reported on the QTCQB for the 10 prior trading days and may include the day of the Notice of Conversion under certain circumstances. The Company agreed to reserve an initial 10,800,000 shares of common stock for conversions under the note (the “Share Reserve”). We also agreed to adjust the Share Reserve to ensure that it always equals at least three times the total number of shares of common stock that is actually issuable if the entire note were to be converted. The OID interest of $18,000 and related loan costs of $6,000 was recorded as a discount to the note and was being amortized over the life of the loan as interest expense

The note contained an embedded conversion option which qualifies for derivative accounting and bifurcation under ASC 815-15 Derivatives and Hedging. Pursuant to ASC 815, the Company recognized the fair value of the embedded conversion feature as a derivative liability on July 25, 2016 of $238,479 with $167,898 recorded as a discount to the note and $70,581 recorded as a day one derivative loss. On August 8, 2016, the investor converted the principal balance of $180,000 and accrued interest of $6,662 into 9,506,619 shares of restricted common stock. For the year ended September 30, 2016, the discount amortization was $191,898.

NOTE 8 – FAIR VALUE MEASUREMENTS

U.S. accounting standards require disclosure of a fair-value hierarchy of inputs the Company uses to value an asset or a liability. In September 2006, the FASB issued new accounting guidance, which establishes a framework for measuring fair value under generally accepted accounting principles (“GAAP”) and expands disclosures about fair value measurements. The Company previously partially adopted this guidance for all instruments recorded at fair value on a recurring basis. In the second quarter of fiscal 2010, the Company adopted the remaining provisions of the guidance for all non-financial assets and liabilities that are not re-measured at fair value on a recurring basis. The adoption of these provisions did not have an impact on the Company’s consolidated financial statements.

Fair value standards define fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, the standards establish a three-level fair value hierarchy that prioritizes the inputs used to measure fair value. This hierarchy requires that the Company maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of the fair-value hierarchy are described as follows:

EL CAPITAN PRECIOUS METALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Level 1 – Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis. Level 1 primarily consists of financial instruments such as exchange-traded derivatives, marketable securities and listed equities.

Level 2 – Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reported date.

Level 3 – Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.

The following table sets forth by level with the fair value hierarchy the Company’s financial assets and liabilities measured at fair value on September 30, 2016 and 2015:

September 30, 2016:	Level 1	Level 2	Level 3	Total

Assets
Exploration property	$—	$—	$1,864,608	$1,864,608
Liabilities
None	$—	$—	$—	$4—

September 30, 2015:	Level 1	Level 2	Level 3	Total

Assets
Exploration property	$—	$—	$1,864,608	$1,864,608
Liabilities
None	$—	$—	$—	$—

The exploration property associated with the El Capitan Property, which the Company is intending to continue to market for sale to a major mining company, is classified as Level 3. The fair value of the exploration property is determined based upon the cost basis the of the Company’s investment in the exploration property under U.S. GAAP. There was no change in the carrying valuation of the exploration property during the fiscal years ended September 30, 2016 or 2015.

Derivative Liabilities

During December 2015, a total of 4,861,344 warrants were tainted due to the convertible note issued in December 2015 and were reclassified from equity to derivative liabilities with a fair value of $205,526. The note contained an embedded conversion option and was separated from the note and accounted for as a derivative instrument at fair value and discount to the note and is expensed over the life of the note under the effective interest method. The initial fair value of the of the embedded conversion option of $224,068 exceeded the net proceeds received and created a derivative loss of $132,068.

On January 12, 2016, an amendment to the convertible note was made and under GAAP, the derivative liability had to be revalued on this date and eliminated. The fair value of the warrants on January 12, 2016 of $142,803 was reclassified to equity.

On June 9, 2016, the convertible note issued in December 2015 became convertible and a total of 5,332,773 warrants were tainted due to the convertible note and were reclassified from equity to derivative liabilities with a fair value of $149,600. We recognized the fair value of the embedded conversion feature as a derivative liability and derivative loss on June 9, 2016 of $136,276.

EL CAPITAN PRECIOUS METALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On July 25, 2016, the convertible note issued in January 2016 became convertible and the Company recognized the fair value of the embedded conversion feature as a derivative liability of $238,479 with $167,898 recorded as a discount to the note and $70,581 recorded as a day one derivative loss.

During July and August 2016, the convertible notes were fully converted to common stock and the derivative liabilities associated with the embedded conversion options and the tainted warrants were reclassified to equity at their fair value of $1,240,161.

The following table summarizes the change in the fair value of derivative liabilities during the year ended September 30, 2016:

Change in Fair
Value for
Year Ended
September 30, 2016

Fair value as of September 30, 2015	$—
Additions recognized as note discounts at inception	259,898
Additions recognized as derivative loss at inception	338,925
Amount reclassified from equity at inception	355,126
Amount reclassified to equity upon resolution	(1,382,964)
Change in fair value	429,015
Fair value as of September 30, 2016	$—

NOTE 9 – COMMITMENTS AND CONTINGENCIES

Related Party

In January 2012, the Company retained the consulting services of Management Resource Initiatives, Inc. (“MRI”), a company controlled by John F. Stapleton who served as the Chief Financial Officer and a director of the Company at that time and who currently serves as President and Chief Executive Officer and a director of the Company. The current monthly consulting fee for such services is $15,000. Total consulting fees expensed to MRI for the fiscal year ended September 30, 2016 and 2015 was $180,000, respectively. At September 30, 2016 and 2015, MRI had accrued and unpaid compensation of $315,000 and $135,000, respectively, recorded in accrued compensation – related parties.

On January 18, 2016, the Board of Directors of the Company appointed Stephan J. Antol as the Company’s Chief Financial Officer, replacing Mr. Stapleton in such capacity. Mr. Stapleton continued to serve as a director of the Company and as Chairman of the Board. Effective August 4, 2016, the Board of Directors of the Company appointed Mr. Stapleton to replace Charles C. Mottley as President and Chief Executive Officer of the Company. The change in senior management was proposed by Mr. Mottley, who continues to serve as a member of the Company’s Board of Directors and as President Emeritus.

On February 4, 2015, the Company signed a $30,000 promissory note payable to MRI, at 18% interest per annum, due and payable on February 4, 2016. As an inducement for the loan represented by the note, the Company issued 200,000 shares of restricted common stock of the Company to MRI. The Company approved amending the note to extend the maturity date from February 4, 2016 to February 4, 2017 under the original terms of the Agreement. See Note 6.

EL CAPITAN PRECIOUS METALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Purchase Contract with Glencore AG

On March 10, 2014, the Company entered into a life-of-mine off take agreement with Glencore AG (“Glencore”) for the sale of iron extracted from mineralized material at the El Capitan Property (such agreement is referred to herein as the “Glencore Purchase Contract”). Under the terms of the Glencore Purchase Contract, the Company agreed to sell to Glencore, and Glencore agreed to purchase from the Company, iron that meets the applicable specifications from the El Capitan Property mine. Payment for the iron is to be made pursuant an irrevocable letter of credit in favor of the Company. The purchase price is based on an index price less an applicable discount. Either party may terminate the Glencore Purchase Contract following a breach by the other party that remains uncured for a specified period after receipt of written notice. Because of current market iron ore prices, the contract has not been implemented or terminated.

Agreements with Logistica U.S. Terminals, LLC

Under an agreement with Logistica U.S. Terminals, LLC (“Logistica”) dated February 28, 2014, Logistica agreed to remit a $400,000 payment on the Company’s behalf that represented the remaining balance of the Company’s purchase price for a heavy ore trailing separation line to be used for processing of mineralized material at the El Capitan Property mine site. The Company previously remitted $100,000 toward the purchase of such equipment. In consideration for Logistica remitting such payment, the Company agreed to deliver a $400,000 promissory note to Logistica and issued 2,500,000 shares of common stock to a designee of Logistica under the Company’s 2005 Stock Incentive Plan. The promissory note accrues interest at 4.5%, with principal and accrued interest payments to be made out of the Company’s proceeds from sale of iron extracted from mineralized material as part of the Company’s exploration activities. The relative fair value of the common stock was determined to be $222,222 and was recorded as a discount to the promissory note that was amortized to interest expense over the expected life of the note through August 31, 2015. During the fiscal year ended September 30, 2015, amortization expense of $158,559 was recognized. As of September 30,2016, the outstanding balance under this note payable was $400,000 and accrued interest on the note was $46,603.

On January 5, 2016, we entered into our current agreement with Logistica U.S. Terminals, LLC (“Logistica”). Under the agreement we will provide to Logistica concentrated ore to their specifications at the mine site. Logistica will transport, process, and refine the precious metals concentrates to sell to precious metals buyers. The terms of the new agreement provide for the recovery of hard costs related to the concentrates by both parties prior to the distribution of profits. The agreement also provides for the future issuance of 10,000,000 shares of our restricted common stock and the elimination of a $100,000 accrued liability to Logistica for prior services rendered. When certain terms and conditions are met, the Agreement calls for Logistica to arrange for a letter of credit for working capital for the mining, processing and sale activities under the Agreement. The shares were issued in August 2016. The new agreement supersedes the previous agreements with Logistica.

NOTE 10 – INCOME TAXES

The Company has incurred no income taxes during the period from July 26, 2002 (inception) through September 30, 2016. The calculated tax deferred benefit at September 30, 2016 and 2015 is based on the current Federal statutory income tax rate of 35% applied to the loss before provision for income taxes. The tax years open for Internal Revenue Service review are fiscal years ended September 30, 2012 to 2016.

EL CAPITAN PRECIOUS METALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table accounts for the differences between the actual income tax benefit and amounts computed for the fiscal years ended September 30, 2016 or 2015:

	Years Ended September 30,
	2016	2015

Tax benefit at the federal statutory rate	$984,773	$632,495
State tax benefit	196,110	125,957
Cumulative effect of Federal tax rate change	—	—
Expiration of state operating losses	(138,659)	(82,972)
Increase in valuation allowance	(1,042,224)	(675,480)
Income tax expense	$—	$—

The components of the deferred tax asset and deferred tax liability at September 30, 2016 or 2015 are as follows:

	September 30,
	2016	2015

Deferred tax assets	$9,693,456	$8,651,232
Valuation allowance	(9,693,456)	(8,651,232)
Net deferred tax asset after valuation allowance	$—	$—

A valuation allowance has been provided to reduce the net deferred tax asset, as management determined that it is more likely than not that the deferred tax assets will not be realized.

At September 30, 2016, the Company has net operating loss carry forwards for financial statement purposes for Federal income tax approximating $25,769,000. These losses expire in varying amounts between September 30, 2022 and September 30, 2036.

At September 30, 2016, the Company has net operating loss carry forwards for financial statement purposes for State income tax approximating $9,854,000. These losses expire in varying amounts between September 30, 2017 and September 30, 2021.

NOTE 11 – 2015 EQUITY INCENTIVE PLAN

On October 8, 2015, the Board of Directors of the Company approved the El Capitan Precious Metals, Inc. 2015 Equity Incentive Plan (the “2015 Plan”). The 2015 Plan enables the Board of Directors to grant to employees, directors, and consultants of the Company and its subsidiaries a variety of forms of equity-based compensation, including grants of options to purchase shares of common stock, shares of restricted common stock, restricted stock units, stock appreciation rights, other stock-based awards and performance-based awards. At the time it was adopted, the maximum number of shares of common stock of the Company that could be issued or awarded under the 2015 Plan was 15,000,000 shares. On October 14, 2015, the Company filed Form S-8 Registration Statement No. 333-207399 with the SEC registering the 15,000,000 shares of common stock authorized for issuance pursuant to the 2015 Plan. On December 15, 2015, the Board of Directors of the Company adopted Amendment No. 1 to the 2015 Plan, pursuant to which the number of shares of common stock issuable under the 2015 Plan was increased from 15,000,000 to 23,000,000. On January 14, 2016, the Company filed Form S-8 Registration Statement No. 333-208991 with the SEC registering the additional 8,000,000 shares of common stock authorized for issuance pursuant to the 2015 Plan. Effective April 22, 2016, the Board of Directors of the Company adopted Amendment No. 2 to the 2015 Plan pursuant to which the number of shares of the common stock issuable under the 2015 Plan was increased from 23,000,000 to 28,000,000. On April 27, 2016, the Company filed Form S-8 Registration Statement No. 333-210942 with the SEC registering the additional 5,000,000 shares of common stock authorized for issuance pursuant to the 2015 Plan. Effective August 4, 2016, the Board of Directors of the Company adopted Amendment No. 3 to the 2015 Plan pursuant to which the number of shares of the common stock issuable under the 2015 Plan was increased from 28,000,000 to 50,000,000. On August 8, 2016, the Company filed Form S-8 Registration Statement No. 333- 212972 with the SEC registering the additional 22,000,000 shares of common stock authorized for issuance pursuant to the 2015 Plan. See Note 13.

EL CAPITAN PRECIOUS METALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 – STOCKHOLDERS’ EQUITY

Authorized Common Shares

At the Company’s annual meeting of stockholders held September 28, 2016, the Company’s stockholders approved an amendment (the “Amendment”) to the Company’s Articles of Incorporation to increase the number of authorized shares of the Company’s common stock from 400,000,000 to 500,000,000 shares. The change in the authorized number of shares of common stock was effected pursuant to an Certificate of Amendment (the “Certificate of Amendment”) filed with the Secretary of State of the State of Nevada on October 4, 2016 and was effective as of such date.

Series B Preferred Stock

Pursuant to resolutions adopted by the Board, on August 1, 2014, the Company filed a Certificate of Designation (the “Certificate of Designation”) with the Nevada Secretary of State creating a series of Preferred Stock by and designating fifty-one (51) shares of previously undesignated preferred stock as Series B Convertible Preferred Stock (the “Series B Preferred Stock”).

Liquidation. The Series B Preferred Stock, with respect to rights on liquidation, dissolution and winding-up of the Corporation, ranks on parity with each other class or series of capital stock of the Company the terms of which do not expressly provide that such class or series shall rank senior or junior to the Series B Preferred Stock. Except for distributions in the event of a liquidation, dissolution or winding-up of the Company (whether voluntary or involuntary), or a merger or consolidation by the Corporation with another corporation or other entity (in each case, other than where the Company is the surviving entity) (a “Liquidation”), holders of Series B Preferred Stock are not be entitled to receive dividends on the Series B Preferred Stock. In the event of a Liquidation, the holders of Series B Preferred Stock are be entitled to receive out of the assets of the Company, an amount equal to the $1.00 per share of Series B Preferred Stock (subject to adjustment), after any distribution or payment with respect to such Liquidation is made to the holders of any senior securities and prior to any distribution or payment with respect to such Liquidation shall be made to the holders of any junior securities.

Voting Rights. Solely with respect to matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent and relate to Company capitalization (including, without limitation, increasing and/or decreasing the number of authorized shares of common stock and/or preferred stock, and implementing forward and/or reverse stock splits) and changes in the Company’s name, the holders of the outstanding shares of Series B Preferred Stock vote together with the holders of common stock without regard to class, except as to those matters on which separate class voting is required by applicable law or the Company’s articles of incorporation or bylaws. The holders of the outstanding shares of Series B Preferred Stock do not otherwise have the right to vote on matters brought before the Company’s stockholders. In matters on which holders of shares of Series B Preferred Stock are entitled to vote, each share of the Series B Preferred Stock has voting rights equal to (x) (i) 0.019607 multiplied by the total of (A) the issued and outstanding shares of Common Stock eligible to vote at the time of the respective vote, plus (B) the number of votes which all other series or classes of securities other than this Series B Preferred Stock are entitled to cast together with the holders of the Company’s common stock at the time of the relevant vote (the amount determined by this clause (i), the “Numerator”), divided by (ii) 0.49, minus (y) the Numerator.

Conversion. Shares of Series B Preferred Stock may, at the option of the holder, be converted into one share of common stock (subject to adjustment, the “Conversion Ratio”). In the event of any Transfer (as defined in the Certificate of Designation) of any share of Series B Preferred Stock, such share will automatically convert into common stock based upon the Conversion Ratio applicable at the time of such Transfer. If, at any time while any shares of Series B Preferred Stock remain outstanding, the Company effectuates a stock split or reverse stock split of its common stock or issues a dividend on its common stock consisting of shares of common stock, the Conversion Ratio and any other amounts calculated as contemplated by the Certificate of Designation shall be equitably adjusted to reflect such action.

EL CAPITAN PRECIOUS METALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Equity Purchase Agreement – July 20, 2014

On July 30, 2014, we entered into a new Equity Purchase Agreement (the “2014 Agreement”) with Southridge, pursuant to which the Company may from time to time, in its discretion, sell newly-issued shares of its common stock to Southridge for aggregate gross proceeds of up to $1,900,000. Southridge will have no obligation to purchase shares under the 2014 Agreement to the extent that such purchase would cause Southridge to own more than 9.99% of the Company’s common stock. Unless terminated earlier, the purchase commitment of Southridge will automatically terminate on the earlier of July 30, 2016, or the date on which aggregate purchases by Southridge under the 2014 Agreement total $1,900,000. The Company has no obligation to sell any shares under the 2014 Agreement.

As provided in the 2014 Agreement, the Company may require Southridge to purchase shares of our common stock from time to time by delivering a put notice to Southridge specifying the total purchase price for the shares to be purchased (the “Investment Amount”). The Company may determine the Investment Amount, provided that such amount may not be more than the lesser of (a) $500,000, or (b) 250% of the average daily trading dollar volume of the Company’s common stock for the 20 trading days preceeding the date on which the Company delivers the applicable put notice. For this purpose, the trading dollar volume for each day is determined by multiplying the closing bid price of the Company’s common stock on the Over-the-Counter Bulletin Board (or such other principal market on which the Company’s stock trades) on such date by the trading volume of the Company’s common stock on the Over-the-Counter Bulletin Board (or such other principal market on which the Company’s stock trades) on such date. The number of shares issuable in connection with each put notice will be computed by dividing the applicable Investment Amount by the purchase price for such common stock.

The offering of shares under the 2014 Agreement has been made pursuant to a registration statement on Form S-3 (Registration Statement No. 333-193208) previously filed by the Company with the Securities and Exchange Commission, and prospectus supplements thereto. The benefits and representations and warranties set forth in the 2014 Agreement are not intended to and do not constitute continuing representations and warranties of the Company or any other party to persons not a party thereto, including without limitation, any future or other investor.

As of September 30, 2015, we have sold shares of common stock to Southridge under 2014 Agreements for aggregate proceeds of $300,000. However, because the Company’s public float was less than $75 million upon the December 29, 2014 filing of its Annual Report on Form 10-K, the Company is no longer eligible to utilize Form S-3 registration statements on a primary basis.

Equity Purchase Agreement – March 16, 2016 Purchase Agreement and Registration Rights Agreement; December 9, 2016 Amendment

On March 16, 2016, we entered into a Purchase Agreement with River North, which was subsequently amended on December 9, 2016 by Amendment No. 1 thereto (the “Amendment”). Pursuant to the Purchase Agreement we may from time to time, in our discretion, sell shares of our common stock to River North for aggregate gross proceeds of up to $5,000,000. Unless terminated earlier, River North’s purchase commitment will automatically terminate on the earlier of the date on which River North shall have purchased Company shares pursuant to the Purchase Agreement for an aggregate purchase price of $5,000,000 or March 16, 2018. We have no obligation to sell any shares under the Purchase Agreement.

As provided in the Purchase Agreement, the Company may require River North to purchase shares of common stock from time to time by delivering a put notice to River North specifying the total purchase price for the shares to be purchased (the “Investment Amount”); provided there must be a minimum of 10 trading days between deliveries of each put notice. The minimum trading days between deliveries of put notices may be adjusted downward at the discretion of River North from time to time. Currently the minimum time between the put notices is five (5) days. This arrangement is also sometimes referred to herein as the “Equity Line.” We may determine the Investment Amount, provided that such amount may not be more than the average daily trading volume in dollar amount for the Company’s common stock during the 10 trading days preceding the date on which the Company delivers the applicable put notice. Additionally, such amount may not be lower than $5,000 or higher than $150,000 without prior approval of River North. The number of shares issuable in connection with each put notice will be computed by dividing the applicable Investment Amount by the purchase price for such common stock. River North will have no obligation to purchase shares under the Purchase Agreement to the extent that such purchase would cause River North to own more than 9.99% of the Company’s common stock.

EL CAPITAN PRECIOUS METALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Prior to the Amendment, for each share of our common stock purchased under the Purchase Agreement, River North paid a purchase price equal to 85% of the Market Price, which was defined as the average of the two lowest closing bid prices on the OTCQB Marketplace, as reported by Bloomberg Finance L.P., during the five consecutive Trading Days including and immediately prior to the date on which the applicable put notice is delivered to River North (the “Pricing Period”). If, at the time of a sale, we were not deposit/withdrawal at custodian (“DWAC”) eligible, or if we were under Depository Trust Company (“DTC”) “chill” status, an additional 5.0% and 10% discount to the Market Price, respectively, applied.

On December 9, 2016, the Company and River North entered into the Amendment in order to amend the formula pursuant to which the purchase price for the Company’s shares is calculated and to make certain other amendments to the terms of the Purchase Agreement. As amended, the Pricing Period now includes the five consecutive trading days including and immediately prior to the settlement date of the sale, which in most circumstances will be the trading day immediately following the date that a put notice is delivered to River North (a “Put Date”). In addition, the Amendment provides that if either (i) the closing bid price the common stock is less than $0.10 per share on the Put Date, or (ii) the average daily trading volume in dollar amount for the common stock during the ten trading days including and immediately preceding a Put Date is less than $50,000, then an additional 10% discount to the Market Price will be taken when calculating the purchase price for the shares. The prior discounts for DWAC ineligibility and DTC chill status remain.

River North’s obligation to purchase shares under the Purchase Agreement is subject to customary closing conditions, including without limitation a requirement that a registration statement remain effective registering the resale by River North of the shares to be issued pursuant to the Purchase Agreement as contemplated by the Registration Rights Agreement described below. The Purchase Agreement contains covenants, representations and warranties of the Company and River North that are typical for transactions of this type. In addition, the Company and River North have granted each other customary indemnification rights in connection with the Purchase Agreement. The Purchase Agreement may be terminated by the Company at any time. The Purchase Agreement is not transferable and any benefits attached thereto may not be assigned.

The foregoing description of the Purchase Agreement (including the Amendment) does not purport to be complete and is subject to and qualified in its entirety by reference to the Purchase Agreement itself (including the Amendment).

During the fiscal year ended September 30, 2016, we issued a total of 13,072,636 shares of common stock to River North under the Purchase Agreement for aggregate proceeds of $871,679.

Also on March 16, 2016, in connection with the Purchase Agreement, we entered into a Registration Rights Agreement with River North requiring the Company to prepare and file, within 45 days of the effective date of the Registration Rights Agreement, a registration statement registering the resale by River North of the shares to be issued under the Purchase Agreement, and to use commercially reasonable efforts to cause such registration statement to become effective, and to keep such registration statement effective until (i) three months after the last closing of a sale of shares under the Purchase Agreement, (ii) the date when River North may sell all the shares under Rule 144 without volume limitations, or (iii) the date on which River North no longer owns any of the shares. On April 11, 2016, we filed a Registration Statement on Form S-1 (SEC File No. 333-210686) with the SEC registering the resale of up to 25,000,000 shares of the Company’s common stock that may be issued and sold to River North pursuant to the Purchase Agreement. Such Registration Statement was declared effective by the SEC on April 20, 2016.

As partial consideration for the above-mentioned agreements, on March 16, 2016, we issued to River North a “commitment” convertible promissory note (the “Commitment Note”) in the principal amount of $35,000. The Commitment Note accrued interest at a rate of 10% per annum and was scheduled to mature on March 16, 2017. Upon the registration statement contemplated by the Registration Rights Agreement being declared effective, $10,000 of the principle balance of the Commitment Note and accrued interest thereon was extinguished and deemed to have been repaid.

EL CAPITAN PRECIOUS METALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

After 180 days following the date of the Commitment Note, or earlier upon the occurrence of an event of default that remains uncured, the Commitment Note may be converted into shares of the Company’s common stock at the election of River North at a conversion price per share equal 60% of the Current Market Price, which is defined as the lowest closing bid price for the common stock as reported by Bloomberg, LP for the 10 trading days ending on the trading day immediately before the conversion. The loan principal and accrued interest were paid in full prior to the note conversion date.

On March 16, 2016, we entered into a Securities Purchase Agreement with River North pursuant to which the Company issued a convertible promissory note (the “Bridge Note”) to River North, in the original principal amount of $90,000, in consideration of the payment by River North of a purchase price equal to $73,800, with $9,000 retained by River North as original issue discount and $7,200 for related legal and due diligence costs and these costs were recorded as discount to the note. The Company issued the Bridge Note on March 16, 2016. The Bridge Note accrues interest at a rate of 10% per annum and matures on March 16, 2017.The Bridge Note provides for conversion rights and events of default on substantially the same terms and conditions as the Commitment Note; provided however that an event of default under the Bridge Note will also be triggered if the Company fails to use at least 15% of the proceeds from each sale of shares under the Purchase Agreement to prepay a portion of the Bridge Note after it becomes convertible. The loan principal and accrued interest were paid in full prior to the note conversion date and for the fiscal year ended we recorded a discount expense of $16,200.

Likelihood of Accessing the Full Amount of the Equity Line

Notwithstanding that the Equity Line is in an amount of $5,000,000, we anticipate that the actual likelihood that we will be able access the full $5,000,000 may be low due to several factors, including that our ability to access the Equity Line is impacted by our average daily trading volume, the average computed sale price of of the shares for each put, which may limit the maximum dollar amount of each put we deliver to River North. Our use of the Equity Line will continue to be limited and restricted if our share trading volume or market price of our stock continue at their current levels or decrease further in the future from the volume and stock prices reported over the past year.

Further, our ability to issue shares in excess of the 25,000,000 shares covered by the registration statement will be subject to our filing a subsequent registration statement with the SEC and the SEC declaring it effective.

Preferred Stock Issuances

On August 1, 2014, the Company issued fifty-one (51) shares of Series B Preferred Stock to John F. Stapleton (the “Series B Stockholder”) for a purchase price equal to $1.00 per share. The offer and sale of such shares were not registered under the Securities Act of 1933, as amended (the “Securities Act”) at the time of sale, and therefore may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. For this issuance, the Company relied on the exemption from federal registration under Section 4(2) of the Securities Act and/or Rule 506 promulgated thereunder, based on the Company’s belief that the offer and sale of the shares has not and will not involve a public offering as the Series B Stockholder is an “accredited investor” as defined under Section 501 promulgated under the Securities Act and no general solicitation has been involved in the offering.

As a result of the voting rights of the Series B Preferred Stock, the Series B Stockholder holds in the aggregate approximately 51% of the total voting power of all issued and outstanding voting capital of the Company solely with respect to matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent and relate to the Company’s capitalization (including, without limitation, increasing and/or decreasing the number of authorized shares of common stock and/or preferred stock, and implementing forward and/or reverse stock splits) and changes in the Company’s name. The Series B Stockholder does not otherwise have the right under the Certificate of Designation to vote on matters brought before the Company’s stockholders. The Company’s Board of Directors believes that the issuance of the Series B Preferred Stock to the Series B Stockholder will facilitate the Company’s ability to manage its affairs with respect to the limited matters on which the Series B Stockholder is entitled to vote.

During the fiscal year ended September 30, 2016, the Company did not issue any shares of preferred stock.

EL CAPITAN PRECIOUS METALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Common Stock Issuances

During the fiscal year ended September 30, 2016, the Company:

(i)	Issued 7,272,728 shares of restricted common stock with a fair value of $402,673, in settlement of two notes payable and accrued interest valued of $307,982, resulting in a loss of $94,691;

(ii)	Issued an aggregate of 26,826,842 shares of restricted stock and S-8 common stock to our contract miners at a fair value of $1,508,556, recognized as a payment of $103,626 for accrued mining cost, $177,999 for services, $1,185,396 for the mining of inventory, and a prepayment of $41,534 for services and issued an aggregate of 700,00 shares of restricted stock and S-8 common stock for mining services valued at $37,100;

(iii)	Issued 15,847,974 shares of restricted common stock for the conversion of two convertible notes and accrued interest of $306,878;

(iv)	Issued to two lenders in connection with a loan extension, 75,000 shares each of restricted common stock with an aggregate value of $4,858 on the date of issuance;

(v)	Issued 10,000,000 shares of S-8 common stock pursuant to the terms of the January 5, 2016 agreement with Logistica and valued at $689,000;

(vi)	Issued 600,000 shares of restricted common stock and 3,391,820 shares of S-8 stock in connection with a value of $186,480 for the conversion accrued expenses of $217,550, resulting in a gain of $31,070;

(vii)	Issued 700,000 shares of restricted common stock and 1,794,777 shares of S-8 stock in connection with a value of $135,614 for the conversion of accrued compensation of $151,161 resulting in a gain of $15,547 that was recognized in equity;

(viii)	Issued 500,000 shares of restricted common stock to a creditor for carrying a significant balance. The market value of the shares issued was $36,000 and was classified as non-cash financing costs in the fiscal year ended September 30, 2016; and

(ix)	Issued 13,072,636 shares of common stock under the 2016 Purchase Agreement with River North for aggregate cash proceeds of $871,679.

The issuance of the restricted common shares during our fiscal year 2016, were exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) thereof because such issuance did not involve a public offering.

During the fiscal year ended September 30, 2015, the Company:

(i)	Issued 400,000 shares of restricted common stock, as provided for in two loan agreements entered into in February 2015. The relative fair value of the stock was determined to be $21,211 and was accounted for as a discount to the loans and will be amortized over the life of the loans;

(ii)	Issued 3,000,000 shares of restricted common stock, as provided for in a working capital loan entered into in April 2015. The relative fair value of the stock was determined to be $98,349 and was accounted for as a discount to the loans and will be amortized over the life of the loans;

(iii)	Issued 500,000 shares of restricted common stock to a creditor for carrying a significant balance. The market value of the shares issued was $67,550 and was classified as non-cash financing costs in the fiscal year ended September 30, 2015;

EL CAPITAN PRECIOUS METALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(iv)	Issued 2,000,000 shares of S-8 common stock as consideration for a commitment consulting fee to a six month mining agreement. The market value of the shares issued was $170,000;

(v)	Issued 849,805 shares of restricted common stock in connection with a conversion accrued compensation valued at $53,534; and

(vi)	Issued 594,318 shares of common stock under the 2014 Agreement with Southridge for cash proceeds of $50,000.

The issuance of the restricted common shares during our fiscal year 2015, were exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) thereof because such issuance did not involve a public offering.

Warrants

During the fiscal year ended September 30, 2016, the Company:

(i)	Issued to an investor in consideration of the extension of the 2014 note, the Company amended the common stock purchase warrant to purchase 4,714,286 shares (subject to adjustment) of our common stock at an exercise price of $0.07 per share. The warrant is a fully vested three-year warrant. The note was mutually extended from July 17, 2015 to January 17, 2016. The warrant dated October 17, 2014 was cancelled. On January 19, 2016, the amended 2014 Note was extended from January 17, 2016 to September 19, 2016. In consideration of the extension, we issued to the investor a fully vested three year common stock purchase warrant to purchase 471,429 shares (subject to adjustment) of common stock of the Company at an exercise price of $0.051 per share, the closing price on the date of the agreed extension agreement. . The fair value of the warrants was determined to be $16,775 using Black-Scholes option price model and was expensed during the three months ended March 31, 2016.

During the fiscal year ended September 30, 2015, the Company:

(i)	Issued to an investor 735,294 three-year fully vested warrants at an exercise price of $0.17 per share as related to the $500,000 2014 Note. The relative fair value of the warrants was determined to be $73,053 using the Black-Scholes option pricing model and was recorded as a discount to the 2014 Note and is being amortized to interest expense over the expected life of the note through July 17, 2015. During the fiscal year ended September 30, 2015, amortization expense of $73,053 was recognized and the unamortized discount was $0 as of September 30, 2015.

(ii)	Issued 147,058 three-year fully vested warrants at an exercise price of $0.17 per share as placement fees related to the $500,000 2014 Note. The fair value of the warrants was determined to be $17,111 using the Black-Scholes option pricing model and was recorded as deferred financing costs to be amortized over the expected life of the note through July 17, 2015. During the fiscal year ended September 30, 2015, amortization expense of $17,111 was recognized and the unamortized deferred financing costs balance was $0 as of September 30, 2015.

(iii)	Issued to an investor 4,714,286 three-year fully vested warrants at an exercise price of $0.07 per share as related to the amended $500,000 2014 Note on August 18, 2015. The prior issued warrants aggregating 735,294 were cancelled under the terms of the amendment. The relative fair value of the amended warrants was determined to be $220,703 using the Black-Scholes option pricing model and was recorded as loss on debt extinguishment.

EL CAPITAN PRECIOUS METALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Options

Aggregate options expense recognized was $31,206 and $525,703 for the fiscal years ended September 30, 2016 and 2015, respectively related to the option grants described below. As of September 30, 2016 there was no unamortized option expense.

During the fiscal year ended September 30, 2016, the Company:

(i)	The Company granted to three new directors, each 250,000 ten-year fully vested stock options. The aggregate relative fair value of the options was determined to be $31,206 using the Black-Scholes option pricing model on the dates of grant and was expensed in the current fiscal year.

During the fiscal year ended September 30, 2015, the Company:

(i)	Granted, pursuant to the 2005 Stock Incentive Plan, (a) to two directors of the Company each a ten-year stock option to purchase 500,000 shares of the Company’s common stock, (b) to two directors of the Company each a ten-year stock option to purchase 250,000 shares of the Company’s common stock, and (c) to the controller a ten-year stock option to purchase 250,000 shares of the Company’s common stock, all of which vested immediately, at an exercise price of $0.15 per share. The fair value of the options was determined to be $218,471 using the Black-Scholes option pricing model and was expensed as warrant and option costs during the fiscal year ended September 30, 2015.

(ii)	Granted to a consultant a ten-year stock option to purchase an aggregate of 500,000 shares of the Company’s common stock at an exercise price of $0.15 per share with the options vesting on the date of grant. The fair value of the options was determined to be $73,158 using the Black-Scholes option pricing model and was expensed as warrant and option costs during the fiscal year ended September 30, 2015.

(iii)	Granted to a consultant a ten-year stock option to purchase an aggregate of 1,500,000 shares of the Company’s common stock at an exercise price of $0.15 per share with the options vesting equally over a nine-month period from the date of the grant. The fair value of the options was determined to be $219,473 using the Black-Scholes option pricing model and $219,473 was expensed as warrant and option costs during the fiscal year ended September 30, 2015.

The Company utilizes the Black-Scholes option pricing model to estimate the fair value of its option awards and warrants. The following table summarizes the significant assumptions used in the model during the years ended September 30, 2016 and 2015:

Year Ended September 30, 2016:
Exercise prices	$0.02 - $0.17
Expected volatilities	105.11% - 139.77%
Risk free interest rates	10.51% - 1.68%
Expected terms	1.3 – 5.0 years
Expected dividends	—

Year Ended September 30, 2015:
Exercise prices	$0.07 - $0.17
Expected volatilities	115.01% - 139.28%
Risk free interest rates	0.79% - 2.36%
Expected terms	3.0 – 10.0 years
Expected dividends	—

EL CAPITAN PRECIOUS METALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Stock option activity, both within and outside the 2005 Stock Incentive Plan and warrant activity, for the fiscal years ended September 30, 2016 or 2015, are as follows:

	Stock Options		Stock Warrants
		Weighted		Weighted
		Average		Exercise
	Shares	Price	Shares	Price

Outstanding at September 30, 2014	7,900,000	$0.38	—	$0.09
Granted	3,750,000	0.15	5,596,638	0.17
Canceled	(312,500)	0.35	(735,294)	—
Expired	(950,000)	0.56	—	—
Exercised	—	—	—	—

Outstanding at September 30, 2015	10,387,500	$0.30	4,861,344	$0.07
Granted	750,000	0.051	471,429	0.051
Canceled	—	—	—	—
Expired	—	—	—	—
Exercised	—	—	—	—

Outstanding at September 30, 2016	11,137,500	$0.264	5,332,773	$0.071

Exercisable at September 30, 2016	11,137,500	$0.264	5,332,773	$0.071

The range of exercise prices and remaining weighted average life of the options outstanding at September 30, 2016 were $0.042 to $1.02 and 4.87 years, respectively. The aggregate intrinsic value of the outstanding options at September 30, 2016 was $28,175.

The range of exercise prices and remaining weighted average life of the warrants outstanding at September 30, 2016 were $0.051 to $0.17and 1.9 years, respectively. The aggregate intrinsic value of the outstanding warrants at September 30, 2016 was $106,967.

During the fiscal year 2015 our 2005 Plan expired. On October 8, 2015, the Board of Directors of the Company approved the El Capitan Precious Metals, Inc. 2015 Equity Incentive Plan (the “2015 Plan”). As of September 30, 2016, 50,000,000 shares of the Company’s Common Stock were authorized for issuance under the 2015 Plan. See Note 11.

NOTE 13 - SUBSEQUENT EVENTS

Amendment to Articles of Incorporation

At the Company’s annual meeting of stockholders held September 28, 2016, the Company’s stockholders approved an amendment (the “Amendment”) to the Company’s Articles of Incorporation to increase the number of authorized shares of the Company’s common stock from 400,000,000 to 500,000,000 shares. The change in the authorized number of shares of common stock was effected pursuant to an Certificate of Amendment (the “Certificate of Amendment”) filed with the Secretary of State of the State of Nevada on October 4, 2016 and was effective as of such date. The foregoing description of the Amendment is qualified in its entirety by the Certificate of Amendment, which is filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 4, 2016, and is incorporated herein by reference.

EL CAPITAN PRECIOUS METALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Amendment to 2015 Equity Incentive Plan

Effective October 31, 2016, the Board of Directors of the Company adopted Amendment No. 4 to the Company’s 2015 Equity Incentive Plan (the “2015 Plan”) pursuant to which the number of shares of the common stock issuable under the 2015 Plan was increased from 50,000,000 to 75,000,000. A copy of Amendment No. 4 to the 2015 Plan is attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 2, 2016, and is incorporated by reference herein. On November 4, 2016, the Company filed Form S-8 Registration Statement No. 333- 214442 with the SEC registering the additional 25,000,000 shares of common stock authorized for issuance pursuant to the 2015 Plan.

Subsequent Issuances of Common Stock

Subsequent to September 30, 2016, the Company issued 17,719,454 shares of Common Stock valued at the time of issuance as follows:

Accrued compensation	$199,110
Accrued liability for legal services	150,000
Compensation for mining services	327,000
River North under the Purchase Agreement	324,724
$1,000,834

EL CAPITAN PRECIOUS METALS, INC.

CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,	September 30,
	2016	2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$64,060	$296,619
Advances to vendor	335,616	—
Prepaid expense and other current assets	166,571	135,196
Inventory	256,250	252,466
Total Current Assets	822,497	684,281

Property and equipment, net of accumulated depreciation of $146,883 and $128,748, respectively	566,403	577,883
Exploration property	1,864,608	1,864,608
Restricted cash	74,506	74,504
Deposits	22,440	22,440
Total Assets	$3,350,454	$3,223,716

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$192,302	$224,079
Notes payable, net of unamortized discounts of $507 and $1,769, respectively	722,740	857,219
Note payable, related party	30,000	30,000
Accrued compensation - related parties	355,000	500,000
Accrued liabilities	292,504	407,332
Total Current Liabilities	1,592,546	2,018,630

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; 51 and 51 shares issued and outstanding, respectively	—	—
Common stock, $0.001 par value; 500,000,000 shares authorized; 383,974,231 and 366,254,777 shares issued and outstanding, respectively	383,974	366,255
Additional paid-in capital	213,848,553	212,865,439
Accumulated deficit	(212,474,619)	(212,026,608)
Total Stockholders’ Equity	1,757,908	1,205,086
Total Liabilities and Stockholders’ Equity	$3,350,454	$3,223,716

The accompanying notes are an integral part of these unaudited consolidated financial statements.

EL CAPITAN PRECIOUS METALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,
	2016	2015

REVENUES	$—	$2,950

COSTS ASSOCIATED WITH REVENUES	—	3,300
Gross Loss	—	(350)

OPERATING EXPENSES:
Mine and exploration costs	189,650	102,513
Professional fees	2,991	49,504
Administrative consulting fees	65,000	65,000
Legal and accounting fees	24,123	78,348
Other general and administrative	29,410	75,193
Total Operating Expenses	311,174	370,558

LOSS FROM OPERATIONS	(311,174)	(370,908)

OTHER INCOME (EXPENSE):
Interest income	13	2
Gain on derivative instruments	—	3,693
Loss on debt extinguishment	(122,110)	(84,270)
Interest expense – related party	(982)	(2,456)
Interest expense	(13,758)	(100,859)
Total Other Income (Expense)	(136,837)	(183,890)

LOSS BEFORE PROVISION FOR INCOME TAXES	(448,011)	(554,798)

PROVISION FOR INCOME TAXES	—	—

NET LOSS	$(448,011)	$(554,798)

Basic and Diluted Per Share Data:
Net Loss Per Share - basic and diluted	$(0.00)	$(0.00)

Weighted Average Common Shares Outstanding:
Basic and diluted	377,048,749	296,586,821

The accompanying notes are an integral part of these unaudited consolidated financial statements.

EL CAPITAN PRECIOUS METALS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended December 31,
	2016	2015

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(448,011)	$(554,798)
Adjustments to reconcile net loss to net cash used in operating activities:
Warrant and option expense	—	22,367
Stock-based compensation	—	102,207
Amortization of debt discounts	1,262	80,254
Depreciation	19,995	16,470
Loss on debt extinguishment	122,110	84,270
Gain on derivative instruments	—	(3,693)
Net change in operating assets and liabilities:
Prepaid expenses and other current assets	(31,375)	(30,016)
Inventory	—	(71,567)
Accounts payable	(31,777)	135,369
Accrued compensation – related parties	—	110,000
Accrued liabilities	46,257	(46,804)
Net Cash Used in Operating Activities	(321,539)	(155,941)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of furniture and equipment	—	(787)
Advance to vendor for pilot plant equipment purchases	(100,000)	—
Restricted cash	(2)	(1)
Net Cash Used in Investing Activities	(100,002)	(788)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock	324,723	—
Proceeds from notes payable	—	92,000
Payments on notes payable	(150,000)	—
Increase in finance contracts	25,224	32,773
Payments on finance contracts	(10,965)	(5,214)
Net Cash Provided by Financing Activities	188,982	119,559

NET DECREASE IN CASH AND CASH EQUIVALENTS	(232,559)	(37,170)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	296,619	71,393

CASH AND CASH EQUIVALENTS, END OF PERIOD	$64,060	$34,223
(Continued)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

EL CAPITAN PRECIOUS METALS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited) (Continued)

	Three Months Ended December 31,
	2016	2015

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$6,667	$10,315
Cash paid for income taxes	—	—

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Common stock issued for third party payables	82,000	217,431
Common stock issued for related party payables	145,000	102,849
Common stock issued on settlement of debt and accrued interest	—	307,982
Common stock issued for inventory	3,784	378,430
Common stock issued for prepayment of services and costs incurred	—	120,337
Common stock issued for accrued mining cost	79,085	—
Common stock issued for fixed assets	8,515	—
Common stock issued to vendor for pilot plant equipment purchases	235,616	—
Debt discount from derivative liabilities	—	92,000
Reclassification of warrants from equity to derivative liabilities	—	205,526

The accompanying notes are an integral part of these unaudited consolidated financial statements.

EL CAPITAN PRECIOUS METALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1 – BASIS OF PRESENTATION

Business, Operations and Organization

The accompanying unaudited interim financial statements of El Capitan Precious Metals, Inc. (“El Capitan” or the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States of America, pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) for interim financial information. Accordingly, the financial statements do not include all information and footnotes required by generally accepted accounting principles in the United States (“GAAP”) for complete annual financial statements. In the opinion of management, the accompanying unaudited interim financial statements reflect all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation. Interim operating results are not necessarily indicative of results that may be expected for the fiscal year ending September 30, 2017, or for any subsequent period. These interim financial statements should be read in conjunction with the Company’s audited financial statements and notes thereto for the fiscal year ended September 30, 2016, included in the Company’s Annual Report on Form 10-K, filed with the SEC on January 13, 2017 (the “2016 Form 10-K”). The consolidated balance sheet at September 30, 2016, has been derived from the audited financial statements included in the 2016 Form 10-K.

Notes to the financial statements which would substantially duplicate the disclosure contained in the audited financial statements for fiscal 2016 as reported in the 2016 Form 10-K have been omitted.

On July 26, 2002, El Capitan Precious Metals, Inc. was incorporated as a Delaware corporation to engage in the business of acquiring properties containing precious metals, principally gold, silver, and platinum (“El Capitan Delaware”). On March 18, 2003, El Capitan Delaware entered into a share exchange agreement with DML Services, Inc. (“DML”), a Nevada corporation, and became the wholly owned subsidiary of DML. On April 11, 2003, DML changed its name to El Capitan Precious Metals, Inc. The results of El Capitan Precious Metals, Inc., a Nevada corporation (formerly DML Services, Inc.), and its wholly owned Delaware subsidiary of the same name are presented on a consolidated basis.

El Capitan Precious Metals, Inc., a Nevada corporation, is based in Prescott, Arizona. Together with its consolidated subsidiaries (collectively referred to as the “Company,” “our” or “we”), the Company is an exploration stage company as defined by the Securities and Exchange Commission’s (“SEC”) Industry Guide 7, as the Company has no established reserves as required under the Industry Guide 7. We are principally engaged in the exploration of precious metals and other minerals. Our primary asset is the 100% equity interest in El Capitan, Ltd., an Arizona corporation (“ECL”), which holds an interest in the El Capitan property located near Capitan, New Mexico (the “El Capitan Property”). Our ultimate objective is to market and sell the El Capitan Property to a major mining company or enter into a joint venture arrangement with a major mining company to conduct mining operations. We have completed research and confirmation procedures on the recovery process for the El Capitan Property mineralized material and our evaluation as to the economic and legal feasibility of the property. We have not yet demonstrated the existence of proven or probable reserves at the El Capitan Property. To date, we have not had any material revenue producing operations.  There is no assurance that a commercially viable mineral deposit exists on our property.

We commenced planned mineral exploration activity in the quarter ended December 2015 under our modified mining permit. However, we have not yet demonstrated the existence of proven or probable reserves at our El Capitan Property.  As a result, and in accordance with accounting principles generally accepted in the United States for exploration stage companies, all expenditures for exploration and evaluation of our property are expensed as incurred.

The Company owns 100% of the outstanding common stock of El Capitan Delaware. Prior to January 19, 2011, El Capitan Delaware owned a 40% interest in El Capitan, Ltd., an Arizona corporation (“ECL”).  On January 19, 2011, we acquired the remaining 60% interest in ECL from Gold and Minerals Company, Inc. (“G&M”) by merging an acquisition subsidiary created by the Company with and into G&M. In connection with the merger, each share of G&M common and preferred stock outstanding was exchanged for approximately 1.414156 shares of the Company’s common stock, resulting in the issuance of an aggregate of 148,127,043 shares of the Company’s common stock to former G&M stockholders. Upon closing of the merger, G&M became a wholly-owned subsidiary of the Company and our consolidated Company acquired 100% of ECL. As a result, we now own 100% of the El Capitan Property site (described below).

EL CAPITAN PRECIOUS METALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries El Capitan Precious Metals, Inc., a Delaware corporation; Gold and Minerals Company, Inc., a Nevada corporation; and El Capitan, Ltd., an Arizona corporation. All significant inter-company accounts and transactions have been eliminated in consolidation.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation.

Basis of Presentation and Going Concern

The Company's consolidated financial statements are prepared using the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America ("GAAP"), and have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities in the normal course of business. The Company currently has a minimum source of revenue to cover its costs. The Company has incurred a loss for the year ended September 30, 2016 and for the three months ended December 31, 2016 and the Company has a working capital deficit as of December 31, 2016. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

To continue as a going concern, the Company is dependent on achievement of cash flow and future profits from entering the production stage of operations. The Company does not have adequate liquidity to fund its current operations, meet its obligations and continue as a going concern. The Company has an “equity line” financing arrangement under a Purchase Agreement with River North Equity, LLC, as amended.  In the past the Company has secured working capital loans to assist in financing its activities for the near term. The Company may also pursue other financing alternatives from time to time, including short-term operational strategic financing or equity financing, to fund its activities until it can achieve cash flow and profits from its operations. The Company’s consolidated financial statements do not include any adjustment relating to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

Fair Value of Financial Instruments

The fair values of the Company’s financial instruments, which include cash, investments, accounts payable, accrued expenses and notes payable, approximate their carrying amounts because of the short maturities of these instruments or because of restrictions.

Management Estimates and Assumptions

The preparation of the Company’s unaudited consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made; however, actual results could differ materially from these estimates.

Cash and Cash Equivalents

The Company considers those short-term, highly liquid investments with maturities of three months or less as cash and cash equivalents. At times, cash in banks may be in excess of the FDIC limits. The Company has no cash equivalents.

Advances to Vendor

The Company has made advances to the operator of the Pilot Plant currently being prepared for the equipment in transit. The advances are for upfront operating expenses site improvements and equipment. Based on current information, the equipment is estimated to arrive in the third week of February 2017 and anticipated to be operational in the fourth week of the month.

EL CAPITAN PRECIOUS METALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

The arrangements for repayment are included in the operating agreement with the vendor. From proceeds of precious metal concentrates sales, all operating expenses incurred by each party for the period are reimbursed to the parties to the Agreement. The remaining profit for the period is divided equally and the plant operator from their profits must reimburse the Company for any advances made for equipment purchases. The Pilot Plant operator owns the equipment per the terms in the Agreement.

Inventory

Inventories include mineralized material stockpile, concentrate, iron ore inventories and road base, as described below. Inventories are carried at the lower of average cost or net realizable value, in the case of mineralized material stockpile and concentrate inventories and minimal cost is attributable to the iron ore inventories. The net realizable value of mineralized material stockpile inventories represents the estimated future sales price of the product based on current and long-term metals prices, less the estimated costs to complete production and bring the product to sale. Concentrate inventories are carried at the lower of full cost of production or net realizable value based on current metals prices. Write-downs of inventory will be reported as a component of production costs applicable to sales.

Mineralized Material Stockpile Inventories

Mineralized material stockpile inventories represent mineralized materials that have been mined and are available for further processing. Costs are allocated to mineralized material stockpile inventories based on relative values of material stockpiled and processed using current mining costs incurred up to the point of stockpiling the mineralized material.

Concentrates

Concentrates inventory include metal concentrates located either at the Company’s El Capitan Property mine site or in transit to a customer’s port. Inventories consist of mineralized material that contains gold and silver mineralization.

Iron Ore

Iron ore material is inventoried until the market prices are reestablished at a higher market demand and are valued at approximately $20 a ton. Any proceeds from the sale of iron ore will offset the cost of mining the mineralized ore.

Property and Equipment

Property and equipment are recorded at cost less accumulated depreciation. Upon retirement or sale, the cost of the assets disposed of and the related accumulated depreciation are removed from the accounts, with any resultant gain or loss being recognized as a component of operating income or expense. Depreciation is computed over the estimated useful lives of the assets using the straight-line method. Maintenance and repairs are charged to operations as incurred.

Restricted Cash

Restricted cash consists of two certificates of deposits in favor of the New Mexico Minerals and Mining Division for a total of $74,506. The amount is posted as a financial assurance for required reclamation work to be completed on mined acreage.

Exploration Property Costs

Exploration property costs are expensed as incurred until such time as economic reserves are quantified. To date the Company has not established any proven or probable reserves on the El Capitan Property. The Company has capitalized $1,864,608 of exploration property acquisition costs reflecting its investment in the El Capitan Property.

EL CAPITAN PRECIOUS METALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to cash flow or, market risks. The Company reviews the terms of convertible debt, equity instruments and other financing arrangements to determine whether there are embedded derivative instruments, including embedded conversion options that are required to be bifurcated and accounted for separately as a derivative financial instrument. Also, in connection with the issuance of financing instruments, the Company may issue freestanding options or warrants that may, depending on their terms, be accounted for as derivative instrument liabilities, rather than as equity. The Company may also issue options or warrants to non-employees in connection with consulting or other services.

Derivative financial instruments are initially measured at their fair value. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported as charges or credits to income. For warrant-based derivative financial instruments, the Company uses the Black-Scholes Option Pricing Model to value the derivative instruments. To the extent that the initial fair values of the freestanding and/or bifurcated derivative instrument liabilities exceed the total proceeds received, an immediate charge to income is recognized, in order to initially record the derivative instrument liabilities at their fair value.

The discount from the face value of the convertible debt or equity instruments resulting from allocating some or all of the proceeds to the derivative instruments, together with the stated interest on the instrument, is amortized over the life of the instrument through periodic charges to income, using the effective interest method.

The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is reassessed at the end of each reporting period. If reclassification is required, the fair value of the derivative instrument, as of the determination date, is reclassified. Any previous charges or credits to income for changes in the fair value of the derivative instrument are not reversed. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within twelve months of the balance sheet date.

Stock-Based Compensation

FASB ASC 718 requires companies to measure all stock compensation awards using a fair value method and recognize the related compensation cost in its financial statements. Beginning with the Company’s quarterly period that began on October 1, 2006, the Company adopted the provisions of FASB ASC 718 and expenses the fair value of employee stock options and similar awards in the financial statements. The Company accounts for share based payments in accordance with ASC 718, Compensation - Stock Compensation, which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on the grant date fair value of the award. In accordance with ASC 718-10-30-9, Measurement Objective – Fair Value at Grant Date, the Company estimates the fair value of the award using the Black-Scholes option pricing model for valuation of the share-based payments. The Company believes this model provides the best estimate of fair value due to its ability to incorporate inputs that change over time, such as volatility and interest rates, and to allow for actual exercise behavior of option holders. The simplified method is used to determine compensation expense since historical option exercise experience is limited relative to the number of options issued. The compensation cost is recognized ratably using the straight-line method over the expected vesting period.

The Company accounts for stock-based compensation to other than employees in accordance with FASB ASC 505-50. Equity instruments issued to other than employees are valued at the earlier of a commitment date or upon completion of the services, based on the fair value of the equity instruments and is recognized as expense over the service period.

The Company recognized stock-based administrative compensation aggregating $0 and $22,367 for common stock options and common stock issued to administrative personnel, directors and consultants during the three months ended December 31, 2016 and 2015, respectively.

Also during the three months ended December 31, 2016 and 2015, the Company paid stock-based compensation consisting of common stock issued to non-employees aggregating $0 and $102,207, respectively.

EL CAPITAN PRECIOUS METALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Revenue Recognition

When revenue is generated from operations, it will be recognized in accordance with FASB ASC 605. In general, the Company will recognize revenue when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the fee is fixed or determinable, and (iv) collectability is reasonably assured. Revenue generated and costs incurred under this agreement will be reported on a net basis in accordance with FASB ASC 605-45. There was nominal revenue generated for the Company’s quarter ended December 31, 2015 and none for the quarter ended December 31, 2016.

Recently Issued Accounting Pronouncements

Other than as set forth below, management does not believe that any recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

In January 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”)  2016-01, “Financial Instruments - Recognition and Measurement of Financial Assets and Financial Liabilities (Subtopic 825-10).” The amendments require all equity investments to be measured at fair value with changes in the fair value recognized through net income (other than those accounted for under the equity method of accounting or those that result in consolidation of the investee). The amendments also require an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments. In addition, the amendments eliminate the requirement to disclose the fair value of financial instruments measured at amortized cost for entities that are not public business entities and the requirement to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet for public business entities. This guidance is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company does not expect to early adopt this guidance and does not believe that the adoption of this guidance will have a material impact on its consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-09, "Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting." ASU 2016-09 amends several aspects of the accounting for share-based payment transactions including the income tax consequences, classification of awards as either equity or liabilities and classification on the statement of cash flows. ASU 2016-09 is effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. Early adoption is permitted any interim or annual period. If early adopted, an entity must adopt all of the amendments in the same period. The Company is currently evaluating the potential impact of the adoption of ASU 2016-09 on the Company's consolidated financial statements.

In August, 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (a consensus of the Emerging Issues Task Force). Effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. An entity that elects early adoption must adopt all of the amendments in the same period.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC during the current reporting period did not, or are not believed by management to have a material impact on the Company’s present or future consolidated financial statements.

EL CAPITAN PRECIOUS METALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 2 – RELATED PARTY TRANSACTIONS

Consulting Agreements

Effective May 1, 2009, the Company has informal arrangements with an individual, currently whom is an officer, pursuant to which such individual serves as support staff for the functioning of the home office and all related corporate activities and projects. The aggregate monthly payments under the informal arrangements are $6,667. There is no written agreement with this individual. At December 31, 2016 and September 30, 2016, this individual had accrued and unpaid compensation of $40,000 respectively, recorded in accrued compensation – related parties.

During the three months ended December 31, 2016, the Company issued 1,768,293 of restricted common shares and 1,768,293 shares of S-8 to a former officer and currently a director of the Company as payment of accrued compensation of $145,000. The fair value of the stock was $199,110 and the Company recorded a loss on extinguishment of debt of $54,110.

In January 2012, the Company retained the consulting services of Management Resource Initiatives, Inc. (“MRI”), a company controlled by John F. Stapleton who served as the Chief Financial Officer and a director of the Company at that time and who currently serves as President and Chief Executive Officer and a director of the Company. The current monthly consulting fee for such services is $15,000. Total consulting fees expensed to MRI for both the three months ended December 31, 2016 and 2015 was $45,000, respectively. At December 31, 2016, MRI had accrued and unpaid compensation of $315,000 recorded in accrued compensation – related parties.

Total administrative consulting fees expensed under these informal arrangements for both the three months ended December 31, 2016 and 2015 was $65,000, respectively.

On February 4, 2015, the Company signed a $30,000 promissory note payable to MRI, at 18% interest per annum, due and payable on February 4, 2016. As an inducement for the loan represented by the note, the Company issued 200,000 shares of restricted common stock of the Company to MRI. The Company approved amending the note to extend the maturity date from February 4, 2016 to February 4, 2017 under the original terms of the Agreement. See Note 5.

NOTE 3 – INVENTORY

The following table provides the components of inventory as of December 31, 2016 and September 30, 2016:

	December 31,	September 30,
	2016	2016

Mineralized material stockpile	$84,153	$87,840
Concentrate	154,411	146,738
Iron ore	17,686	17,888
Total	$256,250	$252,466

NOTE 4 – ACCRUED LIABILITIES

Accrued liabilities consisted of the following as of December 31, 2016 and September 30, 2016:

	December 31,	September 30,
	2016	2016

Mining costs	$—	$60,613
Accounting and legal	223,865	285,025
Interest	68,639	61,694
	$292,504	$407,332

EL CAPITAN PRECIOUS METALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 5 – NOTES PAYABLE

Agreements with Logistica U.S. Terminals, LLC

Under an agreement with Logistica U.S. Terminals, LLC (“Logistica”) dated February 28, 2014, Logistica agreed to remit a $400,000 payment on the Company’s behalf that represented the remaining balance of the Company’s purchase price for a heavy ore trailing separation line to be used for processing of mineralized material at the El Capitan Property mine site. The Company previously remitted $100,000 toward the purchase of such equipment. In consideration for Logistica remitting such payment, the Company agreed to deliver a $400,000 promissory note to Logistica and issued 2,500,000 shares of common stock to a designee of Logistica under the Company’s 2005 Stock Incentive Plan. The promissory note accrues interest at 4.5%, with principal and accrued interest payments to be made out of the Company’s proceeds from sale of iron extracted from mineralized material as part of the Company’s exploration activities. As of December 31, 2016, the outstanding balance under this note payable was $400,000 and accrued interest on the note was $51,140.

On January 5, 2016, we entered into our current agreement with Logistica U.S. Terminals, LLC (“Logistica”). Under the agreement we will provide to Logistica concentrated ore to their specifications at the mine site. Logistica will transport, process, and refine the precious metals concentrates to sell to precious metals buyers. The terms of the new agreement provide for the recovery of hard costs related to the concentrates by both parties prior to the distribution of profits. The agreement also provided for the issuance of 10,000,000 shares of our restricted common stock and the elimination of a $100,000 accrued liability to Logistica for prior services rendered. When certain terms and conditions are met, the Agreement calls for Logistica to arrange for a letter of credit for working capital for the mining, processing and sale activities under the Agreement. The shares were issued in August 2016. The new agreement supersedes the previous agreements with Logistica.

October 17, 2014 Note and Warrant Purchase Agreement

On October 17, 2014, we entered into a private Note and Warrant Purchase Agreement with an accredited investor pursuant to which we borrowed $500,000 against delivery of a promissory note (the “2014 Note”) in such amount and issued warrants to purchase 882,352 shares of our common stock pursuant to the Note and Warrant Purchase Agreement. The promissory note carries an interest rate of 8% per annum, was initially due on July 17, 2015 and is secured by a first priority security interest in all right, title and interest of the Company in and to the net proceeds received by the Company from its sale of tailings separated from iron recovered by the Company at the El Capitan Property. On August 24, 2015, the 2014 Note was mutually extended from July 17, 2015 to January 17, 2016. In consideration of the extension, the Company amended the common stock purchase warrant to purchase 4,714,286 shares (subject to adjustment) of our common stock at an exercise price of $0.07 per share. The warrant dated October 17, 2014 was cancelled. On January 19, 2016, the amended 2014 Note was extended from January 17, 2016 to September 19, 2016. The note is currently in default. In consideration of the extension, we issued to the investor a fully vested three year common stock purchase warrant to purchase 471,429 shares (subject to adjustment) of common stock of the Company at an exercise price of $0.051 per share, the closing price on the date of the agreed extension agreement. The fair value of the warrants was determined to be $16,775 using Black-Scholes option price model and was expensed during the three months ended March 31, 2016. The Note is currently due and principal payments are being made on the Note. During the quarter ended December 31, 2016, the outstanding principal balance of the amended 2014 Note was reduced by an additional $150,000 and related accrued interest payments have been made.  As of December 31, 2016, the outstanding balance under this note payable was $250,000 and accrued interest on the note was $1,205.

EL CAPITAN PRECIOUS METALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

February 4, 2015 Unsecured Promissory Notes

On February 4, 2015, we issued unsecured promissory notes in the aggregate principal amount of $63,000, of which $30,000 is issued to MRI, a company controlled by John F. Stapleton, who served as the Chief Financial Officer and a director of the Company at that time and who currently serves as President and Chief Executive Officer and a director of the Company. Outstanding amounts under these notes accrue interest at 18% per year, with all principal and accrued interest being due and payable on February 4, 2016. As additional consideration for the loan, we issued 200,000 shares of our restricted common stock for each note for a total of 400,000 shares. The relative fair value of the common stock was determined to be $21,211 and was recorded as discounts to the promissory notes was amortized to interest expense over the life of the notes. On February 4, 2016, one of the promissory notes was amended to extend the maturity date from February 4, 2016 to February 4, 2017 and reduced the interest rate to 10% per year. The Company also agreed to add the accrued interest on the note at February 4, 2016 of $5,940 to the principle of the note. In consideration of the amendment, the Company agreed to issue an aggregate 150,000 shares of restricted common stock of the Company to the lenders and the Board of Directors approved the issuance on April 22, 2016. One of the lenders is affiliated with the Company and provided $30,000 of the original $63,000 loaned funds and has agreed to extend the note to February 4, 2017 at the same rate of interest and the issuance of 200,000 shares of our restricted common stock. Our obligations under both notes are personally guaranteed by the Company’s director and Chief Executive Officer at the time of the original notes.

As of December 31, 2016, the aggregate outstanding balance under these notes was $68,940, accrued interest was $13,828 and the unamortized discount on the notes payable was $507. During the three months ended December 31, 2016 and 2015, amortization expense of $1,262 and $6,253, respectively was recognized.

Financing of Insurance Premiums

On August 15, 2016, we entered into an agreement to finance a portion of our liability insurance premiums in the amount of $28,384 at an interest rate of 7.25% with equal payments of $2,934, including interest, due monthly beginning July 14, 2016 and continuing through April 14, 2017. As of December 31, 2016, the outstanding balance under this note payable was $11,559.

On November 14, 2016, we entered into an agreement to finance director and officer insurance premiums in the amount of $25,224 at an interest rate of 5.00% with equal payments of $2,581, including interest, due monthly beginning December 21, 2016 and continuing through September 21, 2017. As of December 31, 2016, the outstanding balance under this note payable was $22,748.

The components of the notes payable, including the note payable to related party, at December 31, 2016 are as follows:

	Principal	Unamortized
	Amount	Discount	Net

Notes payable	$723,247	$(507)	$722,740
Notes payable – related party	30,000	—	30,000
	$753,247	$(507)	$752,740

The components of the notes payable at September 30, 2016 are as follows:

	Principal	Unamortized
	Amount	Discount	Net

Notes payable	$858,988	$(1,769)	$857,219
Notes payable – related party	30,000	—	30,000
	$888,988	$(1,769)	$887,219

EL CAPITAN PRECIOUS METALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 6 – FAIR VALUE MEASUREMENTS

U.S. accounting standards require disclosure of a fair-value hierarchy of inputs the Company uses to value an asset or a liability. In September 2006, the FASB issued new accounting guidance, which establishes a framework for measuring fair value under generally accepted accounting principles (“GAAP”) and expands disclosures about fair value measurements. The Company previously partially adopted this guidance for all instruments recorded at fair value on a recurring basis. In the second quarter of fiscal 2010, the Company adopted the remaining provisions of the guidance for all non-financial assets and liabilities that are not re-measured at fair value on a recurring basis. The adoption of these provisions did not have an impact on the Company’s consolidated financial statements.

Fair value standards define fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, the standards establish a three-level fair value hierarchy that prioritizes the inputs used to measure fair value. This hierarchy requires that the Company maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of the fair-value hierarchy are described as follows:

Level 1 – Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis. Level 1 primarily consists of financial instruments such as exchange-traded derivatives, marketable securities and listed equities.

Level 2 – Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reported date.

Level 3 – Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.

The following table sets forth by level with the fair value hierarchy the Company’s financial assets and liabilities measured at fair value on September 30, 2016 and 2015:

December 31, 2016:	Level 1	Level 2	Level 3	Total

Assets
Exploration property	$—	$—	$1,864,608	$1,864,608
Liabilities
None	$—	$—	$—	$—

September 30, 2016:	Level 1	Level 2	Level 3	Total

Assets
Exploration property	$—	$—	$1,864,608	$1,864,608
Liabilities
None	$—	$—	$—	$—

The exploration property associated with the El Capitan Property, which the Company is intending to continue to market for sale to a major mining company, is classified as Level 3. The fair value of the exploration property is determined based upon the cost basis the of the Company’s investment in the exploration property under U.S. GAAP. There was no change in the carrying valuation of the exploration property during the three months ended December 31, 2016.

EL CAPITAN PRECIOUS METALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 7 – COMMITMENTS AND CONTINGENCIES

Related Party

In January 2012, the Company retained the consulting services of Management Resource Initiatives, Inc. (“MRI”), a company controlled by John F. Stapleton who served as the Chief Financial Officer and a director of the Company at that time and who currently serves as President and Chief Executive Officer and a director of the Company. The current monthly consulting fee for such services is $15,000. Total consulting fees expensed to MRI for both the three months ended December 31, 2016 and 2015 was $45,000, respectively. At December 31, 2016, MRI had accrued and unpaid compensation of $315,000 recorded in accrued compensation – related parties.

On January 18, 2016, the Board of Directors of the Company appointed Stephan J. Antol as the Company’s Chief Financial Officer, replacing Mr. Stapleton in such capacity. Mr. Stapleton continued to serve as a director of the Company and as Chairman of the Board. Effective August 4, 2016, the Board of Directors of the Company appointed Mr. Stapleton to replace Charles C. Mottley as President and Chief Executive Officer of the Company. The change in senior management was proposed by Mr. Mottley, who continues to serve as a member of the Company’s Board of Directors and as President Emeritus. At December 31, 2016, Mr. Antol had accrued and unpaid compensation of $40,000 recorded in accrued compensation – related parties.

On February 4, 2015, the Company signed a $30,000 promissory note payable to MRI, at 18% interest per annum, due and payable on February 4, 2016. As an inducement for the loan represented by the note, the Company issued 200,000 shares of restricted common stock of the Company to MRI. The Company approved amending the note to extend the maturity date from February 4, 2016 to February 4, 2017 under the original terms of the Agreement. See Note 5, February 4, 2015 Unsecured Promissory Notes.

Purchase Contract with Glencore AG

On March 10, 2014, the Company entered into a life-of-mine off take agreement with Glencore AG (“Glencore”) for the sale of iron extracted from mineralized material at the El Capitan Property (such agreement is referred to herein as the “Glencore Purchase Contract”). Under the terms of the Glencore Purchase Contract, the Company agreed to sell to Glencore, and Glencore agreed to purchase from the Company, iron that meets the applicable specifications from the El Capitan Property mine. Payment for the iron is to be made pursuant an irrevocable letter of credit in favor of the Company. The purchase price is based on an index price less an applicable discount. Either party may terminate the Glencore Purchase Contract following a breach by the other party that remains uncured for a specified period after receipt of written notice. Because of current market iron ore prices, the contract has not been implemented or terminated.

Agreements with Logistica U.S. Terminals, LLC

Under an agreement with Logistica U.S. Terminals, LLC (“Logistica”) dated February 28, 2014, Logistica agreed to remit a $400,000 payment on the Company’s behalf that represented the remaining balance of the Company’s purchase price for a heavy ore trailing separation line to be used for processing of mineralized material at the El Capitan Property mine site. The Company previously remitted $100,000 toward the purchase of such equipment. In consideration for Logistica remitting such payment, the Company agreed to deliver a $400,000 promissory note to Logistica and issued 2,500,000 shares of common stock to a designee of Logistica under the Company’s 2005 Stock Incentive Plan. The promissory note accrues interest at 4.5%, with principal and accrued interest payments to be made out of the Company’s proceeds from sale of iron extracted from mineralized material as part of the Company’s exploration activities. As of December 31, 2016, the outstanding balance under this note payable was $400,000 and accrued interest on the note was $51,140.

On January 5, 2016, we entered into our current agreement with Logistica U.S. Terminals, LLC (“Logistica”). Under the agreement we will provide to Logistica concentrated ore to their specifications at the mine site. Logistica will transport, process, and refine the precious metals concentrates to sell to precious metals buyers. The terms of the new agreement provide for the recovery of hard costs related to the concentrates by both parties prior to the distribution of profits. The agreement also provides for the issuance of 10,000,000 shares of our restricted common stock and the elimination of a $100,000 accrued liability to Logistica for prior services rendered. When certain terms and conditions are met, the Agreement calls for Logistica to arrange for a letter of credit for working capital for the mining, processing and sale activities under the Agreement. The shares were issued in August 2016. The new agreement supersedes the previous agreements with Logistica.

EL CAPITAN PRECIOUS METALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 8 – 2015 EQUITY INCENTIVE PLAN

On October 8, 2015, the Board of Directors of the Company approved the El Capitan Precious Metals, Inc. 2015 Equity Incentive Plan (the “2015 Plan”). The 2015 Plan enables the Board of Directors to grant to employees, directors, and consultants of the Company and its subsidiaries a variety of forms of equity-based compensation, including grants of options to purchase shares of common stock, shares of restricted common stock, restricted stock units, stock appreciation rights, other stock-based awards and performance-based awards. At the time it was adopted, the maximum number of shares of common stock of the Company that could be issued or awarded under the 2015 Plan was 15,000,000 shares. On October 14, 2015, the Company filed Form S-8 Registration Statement No. 333-207399 with the SEC registering the 15,000,000 shares of common stock authorized for issuance pursuant to the 2015 Plan. On December 15, 2015, the Board of Directors of the Company adopted Amendment No. 1 to the 2015 Plan, pursuant to which the number of shares of common stock issuable under the 2015 Plan was increased from 15,000,000 to 23,000,000. On January 14, 2016, the Company filed Form S-8 Registration Statement No. 333-208991 with the SEC registering the additional 8,000,000 shares of common stock authorized for issuance pursuant to the 2015 Plan. Effective April 22, 2016, the Board of Directors of the Company adopted Amendment No. 2 to the 2015 Plan pursuant to which the number of shares of the common stock issuable under the 2015 Plan was increased from 23,000,000 to 28,000,000. On April 27, 2016, the Company filed Form S-8 Registration Statement No. 333-210942 with the SEC registering the additional 5,000,000 shares of common stock authorized for issuance pursuant to the 2015 Plan. Effective August 4, 2016, the Board of Directors of the Company adopted Amendment No. 3 to the 2015 Plan pursuant to which the number of shares of the common stock issuable under the 2015 Plan was increased from 28,000,000 to 50,000,000. On August 8, 2016, the Company filed Form S-8 Registration Statement No. 333- 212972 with the SEC registering the additional 22,000,000 shares of common stock authorized for issuance pursuant to the 2015 Plan. Effective October 31, 2016, the Board of Directors of the Company adopted Amendment No. 4 to the Company’s 2015 Plan pursuant to which the number of shares of the common stock issuable under the 2015 Plan was increased from 50,000,000 to 75,000,000. On November 4, 2016, the Company filed Form S-8 Registration Statement No. 333- 214442 with the SEC registering the additional 25,000,000 shares of common stock authorized for issuance pursuant to the 2015 Plan.

NOTE 9 – STOCKHOLDERS’ EQUITY

Authorized Common Shares

At the Company’s annual meeting of stockholders held September 28, 2016, the Company’s stockholders approved an amendment (the “Amendment”) to the Company’s Articles of Incorporation to increase the number of authorized shares of the Company’s common stock from 400,000,000 to 500,000,000 shares. The change in the authorized number of shares of common stock was effected pursuant to an Certificate of Amendment (the “Certificate of Amendment”) filed with the Secretary of State of the State of Nevada on October 4, 2016 and was effective as of such date.

Preferred Stock Issuances

During the three months ended December 31, 2016, the Company did not issue any shares of preferred stock.

Common Stock Issuances

During the three months ended December 31, 2016, the Company:

(i)
Issued 1,768,293 shares of restricted common stock and 1,768,293 shares of S-8 common stock for accrued compensation payable to an officer valued at $199,110 on the date of issuances and recorded a loss on debt extinguishment of $54,110;

(ii)	Issued 2,000,000 shares of S-8 common stock for accrued legal services at a market value of $150,000 and recorded a loss on debt extinguishment of $68,000;

EL CAPITAN PRECIOUS METALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

(iii)
Issued 5,000,000 shares of S-8 common stock to our contract miners at a market value of $327,000, including payment of $79,085 for accrued mining cost and services, payment of $3,784 for inventory, payment of $8,515 for lab equipment and an advance of $235,616 for pilot plant equipment costs;

(iv)	Issued 7,182,868 shares of common stock under the 2016 Purchase Agreement with River North for aggregate cash proceeds of $324,723.

Options

During the three months ended December 31 2016 the Company did not grant any options.

Warrants

During three months ended December 31, 2016, the Company did not issue any warrants.

The Company utilizes the Black-Scholes option pricing model to estimate the fair value of its warrant and option awards. No estimates were required during the current quarter.

Stock option activity, both within and outside the 2015 Plan, and warrant activity for the three months ended December 31, 2016, are as follows:

	Stock Options		Stock Warrants
		Weighted		Weighted
		Average		Exercise
	Shares	Price	Shares	Price

Outstanding at September 30, 2016	11,137,500	$0.265	5,332,773	$0.071
Granted	—		—
Canceled	—		—
Expired	—		—
Exercised	—		—

Outstanding at December 31, 2016	11,137,500	0.265	5,332,773	0.071

Exercisable at December 31, 2016	11,137,500	0.265	5,332,773	0.071

The range of exercise prices and remaining weighted average life of the options outstanding at December 31, 2016 were $0.042 to $1.02 and 4.62 years, respectively. The aggregate intrinsic value of the outstanding options at December 31, 2016 was $4,550.

The range of exercise prices and remaining weighted average life of the warrants outstanding at December 31, 2016 were $0.051 to $0.17 and 1.65 years, respectively. The aggregate intrinsic value of the outstanding warrants at December 31, 2016 was $1,933.

The Company maintains its 2015 Equity Incentive Plan, as amended (the “2015 Plan”), pursuant to which the Company has reserved and registered 75,000,000 shares for stock and option grants. As of December 31, 2016, there were 22,768,268 shares available for grant under the 2015 Plan, excluding the 11,137,500 options outstanding.

EL CAPITAN PRECIOUS METALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 10 – SUBSEQUENT EVENTS

Subsequent Issuances of Common Stock

Subsequent to December 31, 2016, the Company issued 501,803 shares of common stock under the 2016 Purchase Agreement with River North for aggregate cash proceeds of $19,351.

Subsequent to December 31, 2016, the Company issued 2,800,000 shares of S-8 common stock to a contract miner at a market value of $235,200 for mining cost and services to be incurred.

Board Approval of Stock Issuances Subsequent to December 31, 2016

On January 16, 2017, the Board authorized the issuance of up to 3,000,000 S-8 common shares to our contract miner to meet current obligations for services currently being provided to the Company.  As of the date of filing this 10-Q, no shares have been advanced under this authorization.

The Board on this date also authorized a grant of 500,000, two year, fully vested warrants at the closing market price of the Board meeting, for consideration of a note extension.

Convertible Note and Warrant Financing Transaction

On February 21, 2017, the Company entered into a Securities Purchase Agreement pursuant to which the Company issued a convertible note (the “Note”) to an accredited investor in the aggregate principal amount of $550,000, or such lesser amounts based on actual advances thereunder. In order to reflect an agreed upon original issue discount, the outstanding principal amount of the Note attributable to each advance is 110% of the amount of the corresponding advance (i.e., a $100,000 advance results in outstanding principal attributable to the advance of $110,000). Upon issuance of the Note, the investor made a $100,000 initial advance. The Company and the investor must mutually agree upon any future advances under the Note. Amounts advanced under the Note will accrue interest at seven percent per annum. Except to the extent converted into common stock, outstanding principal and interest will become due and payable on August 21, 2017. Amounts outstanding under the Note are convertible at the election of the investor into common stock of the Company at a conversion price equal to $0.0913. The Note provides for various events of default upon which amounts outstanding under the Note will immediately increase by 140% and the conversion price will be permanently redefined to equal 60% of the average of the three lowest traded prices during the 14 consecutive trading days preceding the conversion date. As additional consideration for the initial advance, the Company issued the investor a three year warrant to purchase up to 602,406 shares of the Company’s common stock at an exercise price equal to $0.3652 per share. In conjunction with any future advances under the Note, the Company will issue additional three year warrants to purchase a number of shares equal to 50% of the conversion shares issuable upon conversion of the amount advanced.

EL CAPITAN PRECIOUS METALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Termination of River North Purchase Agreement; Entry into L2 Purchase Agreement

The Company and River North Equity, LLC (“River North”) have been parties to an Equity Purchase Agreement dated March 16, 2016, as amended by Amendment No. 1 dated December 9, 2016 (as so amended, the “River North Purchase Agreement”). Under the River North Purchase Agreement, the Company had the right from time to time, in its discretion, to sell shares of its common stock to River North for aggregate gross proceeds of up to $5,000,000.

On February 21, 2017, the Company and River North terminated the Company’s 2016 Purchase Agreement with River North and a related registration rights agreement and the Company entered into a new Equity Purchase Agreement (the “L2 Purchase Agreement”) with L2 Capital, LLC (“L2 Capital”). Under the L2 Purchase Agreement, the Company may from time to time, in its discretion, sell shares of its common stock to L2 Capital for aggregate gross proceeds of up to $5,000,000. Unless terminated earlier, L2 Capital’s purchase commitment will automatically terminate on the earlier of the date on which L2 Capital shall have purchased Company shares pursuant to the L2 Purchase Agreement for an aggregate purchase price of $5,000,000, or February 21, 2020. The Company has no obligation to sell any shares under the L2 Purchase Agreement.

As provided in the L2 Purchase Agreement, the Company may require L2 Capital to purchase shares of common stock from time to time by delivering a put notice to L2 Capital specifying the total number of shares to be purchased (such number of shares multiplied by the purchase price described below, the “Investment Amount”); provided there must be a minimum of ten trading days between delivery of each put notice. The Company may determine the Investment Amount, provided that such amount may not be more than the average daily trading volume in dollar amount for the Company’s common stock during the 10 trading days preceding the date on which the Company delivers the applicable put notice. Additionally, such amount may not be lower than $5,000 or higher than $150,000. L2 Capital will have no obligation to purchase shares under the L2 Purchase Agreement to the extent that such purchase would cause L2 Capital to own more than 9.99% of the Company’s common stock.

For each share of the Company’s common stock purchased under the L2 Purchase Agreement, L2 Capital will pay a purchase price equal to 85% of the Market Price, which is defined as the average of the two lowest closing bid prices on the OTCQB Marketplace, as reported by Bloomberg Finance L.P., during the five consecutive trading days including and immediately prior to the settlement date of the sale, which in most circumstances will be the trading day immediately following the “Put Date,” or the date that a put notice is delivered to L2 Capital (the “Pricing Period”). The purchase price will be adjusted as follows: (i) an additional 10% discount to the Market Price will be applied if either (A) the closing price of the Common Stock on the Put Date is less than $0.10 per share, or (B) the average daily trading volume in dollar amount for the Company’s common stock during the ten trading days including and immediately preceding the Put Date is less than $50,000; (ii) an additional 5% discount to the Market Price will be applied if the Company is not deposit/withdrawal at custodian eligible; and (iii) an additional 10% discount to the Marker Price will be applied if the Company is under DTC “chill” status. L2 Capital’s obligation to purchase shares on any settlement date is subject to customary closing conditions, including without limitation a requirement that a registration statement remain effective registering the resale by L2 Capital of the shares to be issued. The L2 Purchase Agreement is not transferable and any benefits attached thereto may not be assigned.

EL CAPITAN PRECIOUS METALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

The L2 Purchase Agreement contains covenants, representations and warranties of the Company and L2 Capital that are typical for transactions of this type. In addition, the Company and L2 Capital have granted each other customary indemnification rights in connection with the L2 Purchase Agreement. The L2 Purchase Agreement may be terminated by the Company at any time.

In connection with the L2 Purchase Agreement, the Company also entered into Registration Rights Agreement with L2 Capital requiring the Company to prepare and file, within 45 days, a registration statement registering the resale by L2 Capital of shares to be issued under the L2 Purchase Agreement, to use commercially reasonable efforts to cause such registration statement to become effective, and to keep such registration statement effective until (i) three months after the last closing of a sale of shares under the L2 Purchase Agreement, (ii) the date when L2 Capital may sell all the shares under Rule 144 without volume limitations, or (iii) the date L2 Capital no longer owns any of the shares.

Prospectus
26,849,394 Shares

Common Stock

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March 10, 2017